EXHIBIT 10.1
MASTER REPURCHASE AGREEMENT
(for NVR Mortgage Finance, Inc.)
dated as of August 5, 2008
among
U.S. BANK NATIONAL ASSOCIATION,
as Agent and a Buyer,
THE OTHER BUYERS PARTY HERETO
and
NVR MORTGAGE FINANCE, INC., as Seller

TABLE OF CONTENTS

MASTER REPURCHASE AGREEMENT			1

1	APPLICABILITY AND DEFINED TERMS		1
	1.1.	Applicability	1
	1.2.	Defined Terms	2
	1.3.	Other Definitional Provisions	27

2	THE BUYERS’ COMMITMENTS		27
	2.1.	The Buyers' Commitments to Purchase	27
	2.2.	Expiration or Termination of the Commitments	28
	2.3.	Request for Increase in Maximum Aggregate Commitment	28
	2.4.	Swing Line Commitment	28
	2.5.	Swing Line Transactions	28
	2.6.	Optional Reduction or Termination of Buyers' Commitments	29

3	INITIATION; TERMINATION		30
	3.1.	Seller Request; Agent Confirmation	30
	3.2.	Syndication of Purchases	30
	3.3.	Request/Confirmation	31
	3.4.	Transaction Termination; Purchase Price Decrease	31
	3.5.	Place for Payments of Repurchase Prices	32
	3.6.	Withdrawals from and Credits to Operating Account	32
	3.7.	Transfer of Existing Mortgage Loan Portfolio	32
	3.8.	Special Terms Applicable to the Existing Mortgage Loan Portfolio	33
	3.9.	Delivery of Additional Mortgage Loans	34
	3.10.	Application of Repurchase Price Payments	34

4	TRANSACTION LIMITS AND SUBLIMITS		34
	4.1.	Transaction Limits	34
	4.2.	Transaction Sublimits	34

5	PRICE DIFFERENTIAL		35
	5.1.	Pricing Rate	35
	5.2.	Seller's Election of Pricing Rate	35
	5.3.	Seller's Re-election of the Pricing Rate	35
	5.4.	Balances Deficiency Fees	35
	5.5.	Monthly Conversion of Balance Funded Segments	36
	5.6.	Pricing Rate for Default Pricing Rate Purchased Loans	36
	5.7.	Price Differential Payment Due Dates	36

6	MARGIN MAINTENANCE		36
	6.1.	Margin Deficit	36
	6.2.	Margin Call Deadline	37
	6.3.	Application of Cash	37
	6.4.	Increased Cost	37

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	6.5.	Capital Adequacy	38
	6.6.	Agent’s Report	38
	6.7.	Provisions Relating to LIBOR Rate and Balance Funded Rate	38

7	TAXES		38
	7.1.	Payments to be Free of Taxes; Withholding	38
	7.2.	Other Taxes	39
	7.3.	Taxes Indemnity	39
	7.4.	Receipt	40
	7.5.	Non-Exempt Buyer	40
	7.6.	If Buyer Fails to Provide Form	41
	7.7.	Survival	42
	7.8.	Treatment of Certain Refunds	42
	7.9.	Mitigation Obligations	42
	7.10.	Delay in Requests	42

8	INCOME AND ESCROW PAYMENTS; CONTROL		43

9	FACILITY FEE; AGENT’S FEE		44
	9.1.	Facility Fee; Non-Use	44
	9.2.	Agent’s Fee	44

10	SECURITY INTEREST		44
	10.1.	Intent of the Parties	44

11	SUBSTITUTION		47
	11.1.	Seller May Substitute Other Mortgage Loans with Notice to and Approval of Agent	47
	11.2.	Payment to Accompany Substitution	47

12	PAYMENT AND TRANSFER		48
	12.1.	Immediately Available Funds; Notice to Custodian	48
	12.2.	Payments to the Agent	48
	12.3.	If Payment Not Made When Due	48
	12.4.	Payments Valid and Effective	48
	12.5.	Pro Rata Distribution of Payments	48

13	SEGREGATION OF DOCUMENTS RELATING TO PURCHASED LOANS		49

14	CONDITIONS PRECEDENT		49
	14.1.	Initial Purchase	49
	14.2.	Each Purchase	51

15	REPRESENTATIONS, WARRANTIES AND COVENANTS		53
	15.1.	Buyers, Agent and Seller Representations	53
	15.2.	Additional Seller Representations	53
	15.3.	Special Representations Relating to the Purchased Loans	58
	15.4.	Representations and Warranties Relating to Specific Transactions	58

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	15.5.	Survival	59

16	AFFIRMATIVE COVENANTS		59
	16.1.	Daily Forward Delivery Report	59
	16.2.	Office of Foreign Assets Control and USA Patriot Act	59
	16.3.	Financial Statements	60
	16.4.	Financial Statements Will Be Accurate	61
	16.5.	Other Reports	61
	16.6.	Maintain Existence and Statuses; Conduct of Business	62
	16.7.	Compliance with Applicable Laws	62
	16.8.	Inspection of Properties and Books; Protection of Seller’s Proprietary Information; Buyers’ Due Diligence of Seller	62
	16.9.	Privacy of Customer Information	64
	16.10.	Notice of Suits, Etc. and Notice	65
	16.11.	Payment of Taxes, Etc.	66
	16.12.	Insurance; fidelity bond	66
	16.13.	Maintain Lien on Mortgaged Premises	67
	16.14.	Subordination of Certain Indebtedness	67
	16.15.	Certain Debt to Remain Unsecured	67
	16.16.	Promptly Correct Escrow Imbalances	67
	16.17.	MERS Covenants	67
	16.18.	Special Affirmative Covenants Concerning Purchased Loans	68
	16.19.	Coordination with Other Lenders/Repo Purchasers and Their Custodians	69

17	NEGATIVE COVENANTS		69
	17.1.	No Merger	70
	17.2.	Limitation on Debt and Contingent Indebtedness	70
	17.3.	Business	70
	17.4.	Liquidations, Dispositions of Substantial Assets	70
	17.5.	Loans, Advances, and Investments	71
	17.6.	Use of Proceeds	71
	17.7.	Transactions with Affiliates	72
	17.8.	Liens	72
	17.9.	ERISA Plans	72
	17.10.	Change of Principal Office; Fiscal Year	72
	17.11.	Distributions	72
	17.12.	Tangible Net Worth	73
	17.13.	Tangible Net Worth Ratio	73
	17.14.	Net Income	73
	17.15.	Liquidity	73
	17.16.	Special Negative Covenants Concerning Purchased Loans	73
	17.17.	No Changes in Accounting Practices	73
	17.18.	Subordinated Debt	73
	17.19.	Tax Payments	73
	17.20.	Tax Allocation Agreement	73

18	EVENTS OF DEFAULT; EVENT OF TERMINATION		73

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	18.1.	Events of Default	73
	18.2.	Transaction Termination	75
	18.3.	Termination by the Agent	75
	18.4.	Remedies	76
	18.5.	Liability for Expenses and Damages	76
	18.6.	Liability for Interest	76
	18.7.	Other Rights	77
	18.8.	Seller’s Repurchase Rights	77
	18.9.	Sale of Purchased Loans	77

19	SERVICING OF THE PURCHASED LOANS		77
	19.1.	Servicing Released Basis	77
	19.2.	Servicing and Subservicing	77
	19.3.	Escrow Payments	78
	19.4.	Escrow and Income after Event of Default	78
	19.5.	Servicing Records	78
	19.6.	Subservicer Instruction Letter	78
	19.7.	Termination of Servicing	78
	19.8.	Notice from Seller	79
	19.9.	Seller Remains Liable	79
	19.10.	Backup Servicer	80
	19.11.	Successor Servicer	80

20	PAYMENT OF EXPENSES; INDEMNITY		81
	20.1.	Expenses	81
	20.2.	Indemnity	81

21	SINGLE AGREEMENT		82

22	RELATIONSHIPS AMONG THE AGENT AND THE BUYERS		82
	22.1.	Agent’s Duties	82
	22.2.	Limitation on Duty to Disclose	83
	22.3.	Actions Requiring All Buyers’ Consent	83
	22.4.	Actions Requiring Required Buyers’ Consent	84
	22.5.	Agent’s Discretionary Actions	84
	22.6.	Buyers’ Cooperation	85
	22.7.	Buyers’ Sharing Arrangement	85
	22.8.	Buyers’ Acknowledgment	85
	22.9.	Agent Market Value Determinations	86
	22.10.	Agent’s Representations to Buyers	86
	22.11.	Agent’s Duty of Care, Express Negligence Waiver and Release	87
	22.12.	Calculations of Shares of Principal and Other Sums	87
	22.13.	Resignation or Removal of the Agent	87
	22.14.	Effective Date of Resignation of the Agent	88
	22.15.	Successor Agent	88
	22.16.	Merger of the Agent	88
	22.17.	Participation; Assignment	88

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	22.18.	Replacement of Buyers	91
	22.19.	The Agent and the Buyers are the only Beneficiaries of this Section	91

23	NOTICES AND OTHER COMMUNICATIONS		91

24	MISCELLANEOUS		93
	24.1.	Further Assurances	93
	24.2.	Agent as Attorney in Fact	93
	24.3.	Wires to Seller	93
	24.4.	Wires to Agent	93
	24.5.	Receipt; Available Funds	93

25	ENTIRE AGREEMENT; SEVERABILITY		94

26	NON-ASSIGNABILITY; TERMINATION		94
	26.1.	Limited Assignment	94
	26.2.	Remedies Exception	94
	26.3.	Agreement Termination	94

27	COUNTERPARTS		94

28	GOVERNING LAW, JURISDICTION AND VENUE		94

29	WAIVER OF JURY TRIAL		95

30	RELATIONSHIP OF THE PARTIES		95

31	NO WAIVERS, ETC.		96

32	USE OF EMPLOYEE PLAN ASSETS		96
	32.1.	Prohibited Transactions	96
	32.2.	Audited Financial Statements Required	96
	32.3.	Representations	96

33	INTENT		97
	33.1.	Transactions are Repurchase Agreements and Securities Contracts	97
	33.2.	Contractual Rights, Etc.	97
	33.3.	FDIA	97
	33.4.	Master Netting Agreement	97

34	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS		98
	34.1.	Parties not Protected by SIPA or Insured by FDIC or NCUSIF	98
	34.2.	SIPA Does Not Protect Government Securities Broker or Dealer Counterparty	98
	34.3.	Transaction Funds Are Not Insured Deposits	98

35	USA PATRIOT ACT NOTIFICATION		98

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EXHIBITS AND SCHEDULES

Exhibit A	Form of Request/Confirmation
Exhibit B	Opinions Required for Opinion of Counsel to Seller
Exhibit C	Form of Officer’s Certificate with Computations to Show Compliance or Non-Compliance with Certain Financial Covenants
Exhibit D	List of Subsidiaries of the Seller as of the Effective Date
Exhibit E	Form of Corporation Tax Treatment Certificate
Exhibit F	Assignment and Assumption

Schedule AI	Approved Investors
Schedule AR	Authorized Seller Representatives List Effective as of March 27, 2008
Schedule BC	The Buyers’ Committed Sums
Schedule BP	List of Basic Papers
Schedule DQ	Disqualifiers
Schedule EL	Eligible Loans
Schedule 15.2(f)	Material Adverse Changes and Contingent Liabilities
Schedule 15.2(g)	Pending Litigation
Schedule 15.2(o)	Existing Liens
Schedule 15.2(t)	Affilate Transactions
Schedule 15.3	Special Representations and Warranties with Respect to each Purchased Loan
Schedule 16.1	Market Analysis Report
Schedule 17.2	Existing Debt
Schedule 23	Buyers’ Addresses for Notice as of August 5, 2008

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MASTER REPURCHASE AGREEMENT
     THIS MASTER REPURCHASE AGREEMENT is made and entered into as of August 5, 2008, between and among NVR Mortgage Finance, Inc., a Virginia corporation (the “Seller”), U.S. Bank National Association, as Agent and representative of itself as a Buyer and the other Buyers (the “Agent” and sometimes “U.S. Bank”), and the other Buyers, as defined in Section 1.2.
RECITALS
1 Applicability and Defined Terms.
     1.1. Applicability. From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Agent on behalf of the Buyers, Eligible Loans on a servicing released basis against the transfer of funds by Buyers, with a simultaneous agreement by the Buyers to transfer to Seller such Eligible Loans at a date certain or on demand in the event of termination pursuant to Section 18.2 hereof, or if no demand is sooner made, on the Termination Date, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement, as hereinafter defined.
     U.S. Bank has also agreed to provide a separate revolving swing line repurchase facility to initially and temporarily purchase Eligible Loans pending their purchase by all of the Buyers pursuant to this Agreement.
     The parties hereby specifically declare that it is their intention that this Master Repurchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”, which term includes the preamble above) and the purchases of Eligible Loans made pursuant to it (under both its regular and swing line provisions) are to be treated as repurchase transactions under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), including all rights that accrue to Buyers by virtue of sections 559, 561 and 562 of the Bankruptcy Code. This Agreement also contains lien provisions with respect to the Purchased Loans so that if, contrary to the intent of the parties, any court of competent jurisdiction characterizes any Transaction as a financing, rather than a purchase, under applicable law, including the applicable provisions of the Bankruptcy Code, the Agent is deemed to have a first priority perfected security interest in and to the Purchased Loans to secure the payment and performance of all of the Seller’s Obligations under this Agreement.
     The Buyers’ agreement to establish and continue the revolving repurchase facilities, and U.S. Bank’s agreement to establish and continue such revolving swing line repurchase facility, are each made upon and subject to the terms and conditions of this Agreement. If there is any conflict or inconsistency between any of the terms or provisions of this Agreement and any of the other Repurchase Documents, this Agreement shall govern and control. If there is any conflict between any provision of this Agreement and any later supplement, amendment, restatement or replacement of it, then the latter shall govern and control.

     1.2. Defined Terms. Except where otherwise specifically stated, capitalized terms used in this Agreement and the other Repurchase Documents have the meanings assigned to them below or elsewhere in this Agreement.
     “Accepted Servicing Practices” means, with respect to any Mortgage Loan, (i) those mortgage loan servicing standards and procedures in accordance with all applicable state, local and federal laws, rules and regulations and (ii)(y) the mortgage loan servicing standards and procedures prescribed by Fannie Mae and Freddie Mac, in each case as set forth in the Fannie Mae Servicing Guide or Freddie Mac Servicing Guide, as applicable, and in the directives or applicable publications of such agency, as such may be amended or supplemented from time to time, or (z) with respect to any Mortgage Loans and any matters or circumstances as to which no such standard or procedure applies, the servicing standards, procedures and practices Seller uses with respect to its own assets as of the date of this Agreement, subject to reasonable changes.
     “Additional Purchased Loans” means Eligible Loans transferred by Seller to Buyers pursuant to, and as defined in, Section 6.1.
     “Adjusted Tangible Net Worth” means, as of any date, the sum of (a) all assets of the Seller and the Subsidiaries on a Consolidated basis, minus (b) the sum of (i) all Debt and all Contingent Indebtedness of the Seller and the Subsidiaries, and (ii) all assets of the Seller and the Subsidiaries which would be classified as intangible assets under GAAP, including, but not limited to, Capitalized Servicing Rights, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises, deferred charges and intercompany receivables.
     Affiliate” means and includes, with respect to a specified Person, any other Person:
     (a) that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the specified Person (in this definition only, the term “Control” means having the power to set or direct management policies, directly or indirectly);
     (b) that is a director, trustee, partner, member or executive officer of the specified Person or serves in a similar capacity in respect of the specified Person;
     (c) of which the specified Person is a director, trustee, partner, member or executive officer or with respect to which the specified Person serves in a similar capacity and over whom the specified Person, either alone or together with one or more other Persons similarly situated, has Control;
     (d) that, directly or indirectly through one or more intermediaries, is the beneficial owner of ten percent (10%) or more of any class of equity securities — which does not include any MBS — of the specified Person; or
     (e) of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities of the specified Person.
     “Agency” means Ginnie Mae, Fannie Mae or Freddie Mac.

     “Agency-eligible Forty Year Loans” means fully documented amortizing Conforming Mortgage Loans which have original terms to stated maturity greater than thirty (30) year and up to forty (40) years, which are eligible for purchase by an Agency.
     “Agency-eligible Forty Year Loans Sublimit” is defined in the table in Section 4.2(c).
     “Agency MBS” means MBS issued or guaranteed as to timely payment of principal and interest by Ginnie Mae, Fannie Mae or Freddie Mac.
     “Agent” is defined above.
     “Agent’s Fee” is defined in Section 9.2.
     “Aggregate Outstanding Purchase Price” means as of any Determination Date, an amount equal to the sum of the Purchase Prices for all Purchased Loans included in all Open Transactions.
     “Agreement” is defined in the Recitals.
     “Approved Investor” means Ginnie Mae, Fannie Mae, Freddie Mac and any of the Persons listed on Schedule Al, as it may be supplemented or amended from time to time by agreement of the Seller and the Agent; provided, that (a) persons listed on Schedule A1 shall be Approved Investors only with respect to the type(s) of Mortgage Loans for which they are specified as an “Approved Investor” on Schedule A1, and (b) if the Agent shall give written notice to the Seller of the Agent’s disapproval of any Approved Investor(s) named in the notice, the Approved Investor(s) so named shall no longer be (an) Approved Investor(s) from and after the time when the Agent sends that notice to the Seller or such later date as may be specified by the Agent in its sole discretion.
     “Authorized Seller Representative” means a representative of the Seller duly designated by all requisite corporate action to execute any certificate, schedule or other document contemplated or required by this Agreement or the Custody Agreement on behalf of the Seller and as its act and deed. A list of Authorized Seller Representatives current as of the Effective Date is attached as Schedule AR. The Seller will provide an updated list of Authorized Seller Representatives to the Agent and the Custodian promptly following each addition to or subtraction from such list, and the Agent, the Buyers and the Custodian shall be entitled to rely on each such list until such an updated list is received by the Agent and the Custodian.
     “Backup Servicer” means U.S. Bank Home Mortgage, Inc. or any other Person designated by Agent, in its sole discretion, to act as a backup servicer of the Purchased Loans in accordance with Section 19.10.
     “Balance Funded Amount” means with respect to any Buyer for any calendar month, the average of the Qualifying Balances of such Buyer for such calendar month.
     “Balance Funded Rate” means a per annum rate equal to the LIBOR Margin plus 0.20%.

     “Balance Funded Segment” means a portion of the outstanding Purchase Price on Open Transactions on which the Pricing Rate is determined by reference to the Balance Funded Rate for the applicable type of Eligible Loan.
     “Bankruptcy Code” is defined in the Recitals.
     “Basic Papers” means all of the Loan Papers that must be delivered to the Custodian (in the case of Dry Loans, prior to the related Purchase Date and, in the case of Wet Loans, on or before the fourth (4th) Business Day after the related Purchase Date) in order for any particular Purchased Loan to continue to have Market Value. Schedule BP lists the Basic Papers.
     “Business Day” means any day when both (1) the Agent’s main branch in Minneapolis, Minnesota is open for regular commercial banking business and (2) federal funds wire transfers can be made.
     “Buyer” means U.S. Bank and each other Person from time to time party to this agreement as a “Buyer”. Persons who are currently Buyers on any day shall be listed as Buyers in Schedule BC in effect for that day.
     “Buyer Affiliate” means (a) with respect to any Buyer, (i) an Affiliate of such Buyer or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in securities and mortgage reverse repurchase agreements, bank loans and similar financial arrangements in the ordinary course of its business and is administered or managed by such Buyer or an Affiliate of such Buyer and (b) with respect to any Buyer that is a fund which invests in securities and mortgage reverse repurchase agreements, bank loans and similar financial arrangements, any other fund that invests in securities and mortgage reverse repurchase agreements, bank loans and similar financial arrangements and is managed by the same investment advisor as such Buyer or by an Affiliate of such investment advisor.
     “Buyers’ Margin Percentage” means:
     (i) for all Eligible Loans except Jumbo Loans, ninety-eight percent (98%); and
     (ii) for Jumbo Loans, ninety-five percent (95%).
     “Capitalized Servicing Rights” means for any Person, all rights to service Mortgage Loans which would be capitalized under GAAP (regardless of whether such rights result from asset securitizations, whole loan sales or originations of Mortgage Loans).
     “Cash Equivalents” means and includes, on any day:
     (i) any evidence of debt issued by the United States government or any agency thereof, or guaranteed as to the timely payment of principal and interest by the United States government, and maturing ninety (90) days or less after that day; and

     (ii) any certificate of deposit or banker’s acceptance issued by a commercial bank that is a member of the Federal Reserve System and has a combined unimpaired capital and surplus and unimpaired undivided profits of not less than Two Hundred Million Dollars ($200,000,000), and maturing not more than ninety (90) days after that day.
     “Central Elements” means and includes the value of a substantial part of the Purchased Loans; the prospects for payment of each portion of the Repurchase Price, both Purchase Price and Price Differential, when due; the validity or enforceability of this Agreement and the other Repurchase Documents and, as to any Person referred to in any reference to the Central Elements, such Person’s and its consolidated Subsidiaries’ property, business operations, financial condition and ability to fulfill and perform its obligations under this Agreement and the other Repurchase Documents to which it is a party, each taken as a whole.
     “Certified Copy” means a copy of an original Basic Paper or Supplemental Paper accompanied by (or on which there is stamped) a certification by an officer of either a title insurer or an agent of a title insurer (whether a title agency or a closing attorney) or, except where otherwise specified below, by an Authorized Seller Representative or an officer of the Servicer (if other than the Seller) or subservicer of the relevant Mortgage Loan, that such copy is a true copy of the original and (if applicable) that the original has been sent to the appropriate governmental filing office for recording in the jurisdiction where the related Mortgaged Premises are located. Each such certification shall be conclusively deemed to be a representation and warranty by the certifying officer, agent, Authorized Seller Representative or officer of the relevant Servicer or subservicer, as applicable, to the Agent, the Buyers and the Custodian upon which each may rely.
     “Change in Law” means (a) the adoption of any applicable Legal Requirement after the Effective Date, (b) any change in any applicable Legal Requirement or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) reasonable compliance by any Buyer (or by any applicable office of any Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.
     “Change of Control” in respect of the Seller means (a) the occurrence of Parent not owning directly, or indirectly, all of the issued and outstanding ownership interests of the Seller, or (b) any of the following circumstances: (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of equity interests of Parent representing 10% or more of the combined voting power of all equity interests of Parent entitled to vote in the election of directors; or (ii) during any period of up to twelve consecutive months, whether commencing before or after the Effective Date, individuals who at the beginning of such twelve-month period were directors of the Parent ceasing for any reason to constitute a majority of the Board of Directors of the Parent (other than by reason of death, disability or scheduled retirement); or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, control over equity interests of the

Parent representing 10% or more of the combined voting power of all equity interests of the Parent entitled to vote in the election of directors.
     “Commitment” means, for each Buyer, its commitment under Section 2.1, subject to reduction as described in Section 2.6, to fund its Funding Share of Transactions, limited to such Buyer’s Committed Sum. Such term also includes U.S. Bank’s commitment under Section 2.4 to fund Swing Line Transactions, limited to the Swing Line Limit, upon and subject to the terms of this Agreement.
     “Committed Sum” means, for any day, the maximum total amount a Buyer is committed on that day to fund for the purchase from the Seller of Eligible Loans on a revolving basis pursuant to this Agreement without giving effect to any Transaction, on its terms and subject to its conditions. From the Effective Date of this Agreement through the Termination Date or such other date (if any) when all or any of them is changed by operation of the provisions of any agreement, the Committed Sums for the Buyers are as set forth on Schedule BC, as it may be amended and restated from time to time.
     “Conforming Mortgage Loan” means a first priority Single-family residential Mortgage Loan that is (i) FHA insured, (ii) VA guaranteed or, (iii) a conventional mortgage loan that fully conforms to all Agency underwriting and other requirements, excluding expanded criteria loans as defined under any Agency program.
     “Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements refer to the consolidated financial statements of such Person and its properly consolidated subsidiaries.
     “Contingent Indebtedness” of any Person at a particular date means the sum (without duplication) at such date of (a) all obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person, (b) all obligations of such Person under any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any indebtedness or other obligations of any other Person in any matter, whether directly or indirectly, contingently or absolutely, in whole or in part and (c) all liabilities secured by any Lien on any property owned by such Person, whether or not such Person has assumed or otherwise become liable for the payment thereof, in each case excluding any such liabilities or obligations that constitute Debt.
     “Corporation Tax Treatment Certificate” is defined in Section 7.5(a).
     “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement for the purpose of hedging the currency risk associated with the Seller’s and its Subsidiaries’ operations and not for speculative purposes.
     “Custodian” means U.S. Bank, as Custodian under the Custody Agreement, or any successor custodian under the Custody Agreement acceptable to the Agent.

     “Custodian’s Fees” are the fees to be paid by the Seller to the Custodian for its services under the Custody Agreement, as provided for in the Custody Agreement or by a separate agreement. Such fees are separate from and in addition to other fees to be paid to the Buyers and the Agent provided for in this Agreement.
     “Custody Agreement” means the Custody Agreement dated concurrently herewith among the Agent, the Seller and U.S. Bank, as Custodian, as it may be supplemented, amended or restated from time to time.
     “Customer” means and includes each maker of a Mortgage Note and each cosigner, guarantor, endorser, surety and assumptor thereof, and each mortgagor or grantor under a Mortgage, whether or not such Person has personal liability for its payment of the Mortgage Loan evidenced or secured thereby, in whole or in part.
     “Debt” means, with respect to any Person, on any day, the sum of the following (without duplication):
     (1) all of that Person’s debt or other obligations which, in accordance with GAAP, should be included in determining total liabilities as shown on the liabilities side of that Person’s balance sheet for that day;
     (2) all of that Person’s debt or other obligations for borrowed money or for the deferred purchase price of property or services, except that non-recourse MBS Debt arising out of transactions structured to qualify for GAAP sale treatment shall be excluded;
     (3) all of any other Person’s debt or other obligations for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, to pay or advance money or property as guarantor, surety, endorser or otherwise (excluding such Person’s contingent liability as endorser of negotiable instruments for collection in the ordinary course of business), or which such Person has agreed to purchase or otherwise acquire;
     (4) obligations of that Person under repurchase agreements, reverse repurchase agreements, mortgage warehouse lines of credit, sale/buy-back agreements or like arrangements;
     (5) all debt for borrowed money or for the deferred purchase price of property or services secured by a Lien on any property owned or being purchased by that Person (even though that Person has not assumed or otherwise become liable for the payment of such debt); provided that the amount of Indebtedness attributable to non-recourse debt described in this clause (5) shall be the lesser of the market value of such property and the outstanding amount of the debt so secured;
     (6) obligations of that Person in respect of any exchange traded or over the counter derivative transaction, including any Hedge Agreement whether entered into for hedging or speculative purposes;

provided that, for purposes of this Agreement, there shall be excluded from the calculation of Debt for that day both (i) such Person’s obligations to pay to another Person any sums collected and held by the subject Person (as loan servicer, escrow agent or collection agent or in a similar capacity) for the account of such other Person, and (ii) Qualified Subordinated Debt.
     “Default” means the occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time or both, would constitute an Event of Default.
     “Default Pricing Rate” means, on any day and with respect to any Transaction, a rate per annum equal to the otherwise applicable Pricing Rate plus two percent (2.0%) per annum.
     “Determination Date” means the date as of, or for, which a specified characteristic of a Mortgage Loan or other subject matter is being determined for purposes of a provision of this Agreement or another Repurchase Document.
     “Disqualifier” means any of the circumstances or events affecting Purchased Loans that are described on Schedule DQ.
     “Dry Loan” means an Eligible Loan originated by the Seller that has been closed, funded and qualifies without exception as an Eligible Loan, including satisfying the requirement that all of its Basic Papers have been delivered to the Custodian.
     “Effective Date” means August 5, 2008.
     “Electronic Agent” means MERSCORP, Inc. or its successor in interest or assigns.
     “Electronic Tracking Agreement” means a written Electronic Tracking Agreement among the Seller, the Agent, MERS and the Electronic Agent, in form and substance acceptable to the Seller and the Agent, as it may be supplemented, amended, restated or replaced from time to time.
     “Eligible Loans” is defined on Schedule EL.
     “ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute, as amended from time to time, and all rules and regulations promulgated under it.
     “ERISA Affiliates” means all members of the group of corporations and trades or businesses (whether or not incorporated) which, together with the Seller, are treated as a single employer under Section 414 of the Code.
     “ERISA Plan” means any pension benefit plan subject to Title IV of ERISA or Section 412 of the Code maintained or contributed to by the Seller or any ERISA Affiliate with respect to which the Seller has a fixed or contingent liability.
     “Escrow Account” shall mean the Escrow Account established by the Seller with a bank satisfactory to the Agent under Section 8, into which amounts paid for escrow accumulation under Purchased Loans are paid for purposes of paying taxes, insurance and other appropriate escrow charges.
     “Event of Default” is defined in Section 18.1.
     “Event of Insolvency” means:
     (i) the Seller or a Subsidiary has commenced as debtor any case or proceeding under any bankruptcy, insolvency, reorganization, moratorium, delinquency, arrangement, readjustment of debt, liquidation, dissolution, or similar Law of any jurisdiction whether now or hereafter in effect, or consents to the filing of any petition against it under such Law, or petitions for, causes or consents to the appointment or election of a receiver, conservator, liquidator, trustee, sequestrator, custodian or similar official for the Seller or a Subsidiary or any substantial part of its property, or an order for relief is entered under the Bankruptcy Code; or any of Seller’s, or a Subsidiary’s property is sequestered by court or order; or the convening by the Seller or a Subsidiary of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election;
     (ii) the commencement of any such case or proceeding against the Seller or any Subsidiary, or another Person’s seeking an appointment or election of a receiver, conservator, liquidator, trustee, sequestrator, custodian or similar official for the Seller or a Subsidiary or any substantial part of its property, or the filing against the Seller or a Subsidiary of an application for a protective decree under the provisions of SIPA which, in each case, (1) is consented to or not timely contested by Seller or such Subsidiary, (2) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect or (3) is not dismissed within sixty (60) days;
     (iii) the making by the Seller or a Subsidiary of a general assignment for the benefit of creditors; or
     (iv) the admission by the Seller or a Subsidiary of its inability, or intention not, or the inability of the Seller or a Subsidiary, to pay its debts as they become due.
     “Excluded Taxes” is defined in Section 7.1.
     “Facility Fee” is defined in Section 9.1.
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of Minneapolis on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.
     “FHA” means the Federal Housing Administration and any successor.
     “FICA” means the Federal Insurance Contributions Act.
     “FICO” means Fair Isaac Corporation and, where used in this Agreement, refers to the credit scoring system developed by that company or to any other Customer credit scoring system whose use by the Seller (for purposes of this Agreement and the Transactions) has been specifically approved in writing by the Agent.
     “File” means a file in the possession of the Custodian or its designee (other than the Seller or an Affiliate of the Seller) containing all of the Loan Papers for the relevant type of Mortgage Loan.
     “Financial Statements” is defined in Section 15.2(f).
     “Funding Account” means the Seller’s non-interest bearing demand deposit account no. 104756234332 maintained with U.S. Bank into which Agent may transfer funds initially deposited in the Repurchase Settlement Account for Swing Line Transactions and funds otherwise deposited in the Repurchase Settlement Account for Regular Transactions (or any funds paid as Purchase Price for any Purchased Loans, regardless of whether such funds are first credited to the Repurchase Settlement Account) and from which the Agent is authorized to disburse funds to the Seller or its designee (such as its agents) for the funding of Transactions. The Funding Account shall be subject to setoff by the Agent for Pro Rata distribution to the Buyers and shall be subject to the control of the Agent.
     “Funding Share” means, for each Buyer, that proportion of the sum of the original Purchase Prices for the Eligible Loans to be purchased in a Transaction that bears the same ratio to the total amount of such sum as that Buyer’s Committed Sum bears to the Maximum Aggregate Commitment.
     “GAAP” means, for any day, generally accepted accounting principles, applied on a consistent basis, stated in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, or in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by another entity or entities as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances for that day. The requirement that such principles be applied on a consistent basis means that the accounting principles observed in a current period shall be comparable in all material respects to those applied in an earlier period, with the exception of changes in application to which the Seller’s independent certified public accountants have agreed and which changes and their effects are summarized in the subject company’s financial statements following such changes. If (a) during the term of this Agreement any change(s) in such principles occur(s) which materially changes the meaning or effect of any provision of this Agreement and (b) the Seller or the Required Buyers regard such change(s) as adverse to their respective interests, then upon written notice by the Seller to the Agent, or by the Agent or the Required Buyers to the Seller, the parties to this Agreement shall negotiate promptly and in good faith a supplement or amendment to this Agreement to achieve as nearly as possible preservation and continuity of the business substance of this Agreement in light of such change; provided that neither the Agent nor any of the Buyers shall be obligated to commence, continue or conclude any such negotiation or to execute any such supplement or amendment after any Default has occurred (other than a Default caused by such change) and before it has been cured or after any Event of Default has occurred (other than an Event of Default caused by such change) that the Agent has not declared in writing to have been cured or waived.
     “Ginnie Mae” means the Government National Mortgage Association and any successor.
     “Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal.
     “Hazard Insurance Policy” means, with respect to each Purchased Loan, the policy of fire and extended coverage insurance required by clause (bb) of the representations and warranties set forth on Schedule 15.3 to be maintained for the related Mortgaged Premises’ improvements (and, if the related Mortgaged Premises are located in a federally-designated special flood area, federal flood insurance issued in accordance with the Flood Disaster Protection Act of 1973, as amended from time to time, or, if repealed, any superseding legislation governing similar insurance coverage, or similar coverage against loss sustained by floods or similar hazards that conforms to the flood insurance requirements prescribed by Fannie Mae guidelines, which may be provided under a separate insurance policy), which insurance may be a blanket mortgage impairment policy maintained by such Purchased Loan’s Servicer.
     “Hedge Agreement” means an Interest Rate Protection Agreement, a Currency Agreement or a forward sales agreement entered into in the ordinary course of the Seller’s or any of its Subsidiaries’ businesses to protect the Seller against changes in interest rates or the market value of assets.
     “HUD” means the U.S. Department of Housing and Urban Development and any successor.
     “In Default” means that, as to any Mortgage Loan, any Mortgage Note payment or escrow payment is unpaid for thirty (30) days or more after its due date (whether or not the Seller has allowed any grace period or extended the due date thereof by any means) or another material default has occurred and is continuing, including the commencement of foreclosure proceedings or the commencement of a case in bankruptcy for any Customer in respect of such Mortgage Loan.
     “Income” means, with respect to any Eligible Loan on any day, all payments of principal, interest and other distributions thereon or proceeds thereof paid to the relevant party.
     “Income Account” means a demand deposit account established by the Seller with a bank satisfactory to the Agent under the provisions of Section 8.
     “Indemnified Liabilities” is defined in Section 20.2.

     “Indemnified Parties” is defined in Section 20.2.
     “Interest Rate Protection Agreement” means, with respect to any or all of the Purchased Loans, any short sale of any U.S. Treasury securities, futures contract, mortgage related security, Eurodollar futures contract, options related contract, interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, that is entered into by the Seller and a financial institution and is reasonably acceptable to the Agent.
     “Internal Revenue Code” means the Internal Revenue Code of 1986 or any subsequent federal income tax law or laws, as amended from time to time.
     “Investor Commitment” means an unexpired written commitment held by the Seller from an Approved Investor to buy Purchased Loans, and that specifies (a) the type or item(s) of Purchased Loan, (b) a purchase date or purchase deadline date and (c) a purchase price or the criteria by which the purchase price will be determined.
     “Jumbo Mortgage Loan” means a Mortgage Loan that would otherwise be a Conforming Mortgage Loan secured by a first Lien Mortgage except that the original principal amount is more than the maximum Agency loan amount but not more than One Million Dollars ($1,000,000).
     “Jumbo Mortgage Loans Sublimit” is defined in the table in Section 4.2.
     “Law” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other determination, direction or requirement (including any of the foregoing which relate to environmental standards or controls, energy regulations and occupational safety and health standards or controls) of any (domestic or foreign) arbitrator, court or other Governmental Authority.
     “Legal Requirement” means any law, statute, ordinance, decree, ruling, requirement, order, judgment, rule or regulation (or interpretation of any of them) of any Governmental Authority, and the terms of any license, permit, consent or approval issued by any Governmental Authority.
     “LIBOR Business Day” a Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank LIBOR market and a day on which banks are open for business in New York City.
     “LIBOR Margin” shall mean 1.55%.
     “LIBOR Rate” means the one-month LIBOR rate (rounded upward, if necessary, to the nearest 1/16 of 1%) quoted by the Agent from Reuters Screen LIBOR01 Page, or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each LIBOR Business Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulations, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates at which United States dollar deposits having a maturity of one month are offered to the Agent in the interbank LIBOR market at such time for delivery in immediately available funds on such date of determination in an amount equal to $1,000,000 (rounded upward, if necessary, to the nearest 1/16 of 1%).
     “LIBOR Segment” means a portion of the outstanding Purchase Price on Open Transactions on which the Pricing Rate is determined by reference to the LIBOR Rate plus the applicable LIBOR Margin.
     “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.)
     “Liquidity” means the Seller’s unencumbered and unrestricted cash and Cash Equivalents plus the sum of the unused revolving availability under this Agreement, calculated as the amount by which the aggregate Purchase Value of all Purchased Mortgage Loans at such time exceeds the aggregate Purchase Price outstanding for all Open Transactions at such time.
     “Loan Papers” means the Mortgage Note and all of the other papers related to the establishment of a Purchased Loan and the creation, perfection and maintenance of its lien and lien priority for such Purchased Loan, including its Basic Papers and its Supplemental Papers and including any papers securing, guaranteeing or otherwise related to or delivered in connection with any Purchased Loan, in a form acceptable to the Agent (including any guaranties, lien priority agreements, security agreements, mortgages, deeds of trust, collateral assignments of the Seller’s interest in underlying obligations or security, subordination agreements, negative pledge agreements, loan agreements and title, mortgage, pool and casualty insurance policies), as any such Loan Paper may be supplemented, amended, restated or replaced from time to time.
     “Loan Records” means books, records, ledger cards, files, papers, documents, instruments, certificates, appraisal reports, journals, reports, correspondence, customer lists, information and data that describes, catalogs or lists such information or data, computer printouts, media (tapes, discs, cards, drives, flash memory or any other kind of physical, electronic or virtual data or information storage media or systems) and related data processing software (subject to any licensing restrictions) and similar items that at any time evidence or contain information relating to any of the Purchased Loans, and other information and data that is used or useful for managing and administering the Purchased Loans, together with the nonexclusive right to use (in common with the Seller and any repurchase agreement counterparty or secured party that has a valid and enforceable interest therein and that agrees that its interest is similarly nonexclusive) the Seller’s operating systems to manage and administer any of the Purchased Loans and any of the related data and information described above, or that otherwise relates to the Purchased Loans, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Purchased Loans (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems), and the Seller’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by the Seller’s permittees, and any computer programs that are owned by the Seller (or licensed to the Seller under licenses that may lawfully be transferred or used by the Seller’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data.
     “Margin Call” is defined in Section 6.1(a).
     “Margin Deficit” is defined in Section 6.1(a).
     “Margin Excess” is defined in Section 6.1(b)
     “Margin Stock” has the meaning assigned to that term in Regulation U as in effect from time to time.
     “Market Value” means what the Agent determines as the market value of any Purchased Loan, using a commercially reasonable methodology that is, in the Agent’s sole discretion, in accordance with standards customarily applicable in the financial industry to third party service providers providing values on comparable assets to be used in connection with the financing of such assets, without reference to Hedge Agreements or takeout commitments. The Agent’s determination of Market Value hereunder shall be conclusive and binding upon the parties, absent manifest error.
     “Maximum Aggregate Commitment” means the maximum Aggregate Outstanding Purchase Price that is allowed to be outstanding under this Agreement on any day, being the amount set forth in Schedule BC in effect for that day. The Maximum Aggregate Commitment on the Effective Date is One Hundred Ten Million Dollars ($110,000,000). If and when some or all of the Buyers then party to this Agreement agree in writing to increase their Committed Sums, or if a new Buyer or Buyers joins the syndicate of Buyers, or if there is both such an increase and a new Buyer’s joinder, the Agent shall execute an updated Schedule BC reflecting the new Maximum Aggregate Commitment and deliver it to the Seller and the Buyers, and that updated Schedule BC shall thereupon be substituted for and supersede the prior Schedule BC.
     “MBS” means a mortgage pass-through security, collateralized mortgage obligation, REMIC or other security that (i) is based on and backed by an underlying pool of Mortgage Loans and (ii) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for all prepayments to be passed through to the holder, whether issued in certificated or book-entry form and whether or not issued, guaranteed, insured or bonded by Ginnie Mae, Fannie Mae, Freddie Mac, an insurance company, a private issuer or any other investor.
     “MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or its successors or assigns.
     “MERS Designated Loan” means a Purchased Loan registered to the Seller on the MERS® System.
     “MERS Procedures Manual” means the MERS Procedures Manual, as it may be amended from time to time.

     “MERS® System” means the Electronic Agent’s mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.
     “Mortgage” means a mortgage, deed of trust, deed to secure debt, security deed or other mortgage instrument or similar evidence of lien legally effective in the U.S. jurisdiction where the relevant real property is located to create and constitute a valid and enforceable Lien, subject only to Permitted Encumbrances, on the fee simple or long term ground leasehold estate in improved real property.
     “Mortgage Assignment” means an assignment of a Mortgage, in form sufficient under the Laws of the U.S. jurisdiction where the real property covered by such Mortgage is located to give record notice of the assignment of such Mortgage, perfect the assignment and establish its priority relative to other transactions in respect of the Mortgage assigned (no Mortgage Assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System).
     “Mortgage Loan” means any loan evidenced by a Mortgage Note and includes all right, title and interest of the lender or mortgagee of such loan as a holder of both the beneficial and legal title to such loan, including (i) all Loan Papers or other loan documents, files and records of the lender or mortgagee for such loan, (ii) the monthly payments, any prepayments, insurance and other proceeds, (iii) all Servicing Rights related to such loan and (iv) all other rights, interests, benefits, security, proceeds, remedies and claims (including, without limitation, REO) in favor or for the benefit of the lender or mortgagee arising out of or in connection with such loan.
     “Mortgage Loan Transmission File” means a file containing all information concerning each Mortgage Loan required by the “Record Layout”, as defined and provided for in (and attached as an exhibit to) the Custody Agreement, one of which shall be delivered by the Seller to each of the Custodian and the Agent for each Purchased Loan on its Purchase Date, both by electronic, computer readable transmission in accordance with such Record Layout and, in the event such electronic transmission is not possible, by faxing a hard copy thereof to each of the Custodian and the Agent.
     “Mortgage Note” means a promissory note secured by a Mortgage.
     “Mortgaged Premises” means the Property securing a Mortgage Loan.
     “Multiemployer Plan” means any “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, which is maintained for employees of the Seller or any of the Seller’s Subsidiaries.
     “Nonfunding Buyer” is defined in the definition of “Pro Rata”.
     “Non-excluded Taxes” is defined in Section 7.1.
     “Non-exempt Buyer” is defined in Section 7.5.
     “Non-Usage Fee” is defined in Section 9.1.

     “Notices” is defined in Section 23.
     “NVR Funding III Note” means the $150,000,000 subordinated note dated December 14, 2001, made by the Seller and payable to NVR Funding III, Inc.
     “NVR Funding III Subordination Agreement” means the Subordination Agreement dated as of August 5, 2008, by and between the Seller, NVR Funding III, Inc., the Agent and the Buyers, as the same may be amended from time to time in accordance with its terms.
     “Obligations” means all of the Seller’s present and future obligations and liabilities under this Agreement or any of the other Repurchase Documents, whether for Repurchase Price, Price Differential, Margin Call, premium, fees, costs, attorneys’ fees or other obligation or liability, and whether absolute or contingent, and all renewals, extensions, modifications and increases of any of them.
     “Officer’s Certificate” means a certificate executed on behalf of the Seller or another relevant Person by its (or if it is a partnership, its general partner’s) Board of Directors’ Chairman (or if it is a limited liability company, one of its managers), president, chief financial officer, treasurer, any of its executive vice presidents or senior vice presidents, its company secretary, its controller or such other officer as shall be acceptable to the Agent.
     “Open Transaction” means a Transaction in which the Buyers have purchased and paid for the related Purchased Loans but the Seller has not repurchased all of them, such that the remaining Purchased Loans not repurchased by the Seller of the subject Transaction would be an Open Transaction.
     “Operating Account” means the Seller’s non-interest bearing demand deposit account no. 104756234589 maintained with U.S. Bank, subject to a control agreement in favor of the Agent and from which the Agent is authorized pursuant to Section 3.6 to withdraw funds on any day in an amount equal to the aggregate Repurchase Prices of all Purchased Loans that are Past Due on that day. The Operating Account shall be subject to setoff by the Agent for Pro Rata distribution to the Buyers and, upon the occurrence and during the continuance of a Default or Event of Default described in Sections 18.1(a), 18.1(b), 18.1(c), 18.1(d), 18.1(g), the Agent may also terminate Seller’s right to withdraw, or direct the payment of, funds except funds in excess of those necessary to pay the Obligations in full.
     “Operating Subsidiaries” means all Subsidiaries of the Seller other than Single-purpose Finance Subsidiaries.
     “Organizational Documents” means as to any Person other than a natural Person, its articles or certificate of incorporation, organization, limited partnership or other document filed with a Governmental Authority evidencing the organization of such entity and any bylaws, operating agreement or other governance document governing the rights of the holders of the ownership interests in such Person.
     “Other Taxes” is defined in Section 7.2.
     “Parent” means NVR, Inc., a Virginia corporation.

     “Parent Subordinated Note” means the “Subordinated Note” dated as of December 7, 2005, as amended by an Allonge dated as of the date hereof, given by the Seller to the Parent, in the principal amount of $200,000,000, in form and substance satisfactory to the Agent.
     “Participant” is defined in Section 22.17(a).
     “Past Due” means that the Seller has not repurchased the subject Purchased Loan on or before its Repurchase Date.
     “Permitted Encumbrances” means, in respect of the Mortgaged Premises securing a Purchased Loan, (i) tax Liens for real property taxes and government-improvement assessments that are not delinquent; (ii) easements and restrictions that do not materially and adversely affect the title to or marketability of such Mortgaged Premises or prohibit or interfere with the use of such Mortgaged Premises as a one-to-four family residential dwelling; (iii) reservations as to oil, gas or mineral rights, provided such rights do not include the right to remove buildings or other material improvements on or near the surface of such Mortgaged Premises or to mine or drill on the surface thereof or otherwise enter the surface for purposes of mining, drilling or exploring for, or producing, transporting or otherwise handling oil, gas or other minerals of any kind; (iv) agreements for the installation, maintenance or repair of public utilities, provided such agreements do not create or evidence Liens on such Mortgaged Premises or authorize or permit any Person to file or acquire claims of Liens against such Mortgaged Premises; and (v) such other exceptions (if any) as are acceptable under relevant Agency guidelines; provided that any encumbrance that is not permitted pursuant to the standards of any relevant Investor Commitment by which the subject Purchased Loan is covered shall not be a Permitted Encumbrance.
     “Permitted Intercompany Payables” means amounts due to Affiliates of Seller in respect of the Parent Subordinated Note, the NVR Funding III Note and Permitted Intercompany Transactions.
     “Permitted Intercompany Transactions” means transactions with Affiliates of Seller (i) which comply in all respects with Section 17.7 and are identified on Schedule 15.2(t), and (ii) with respect to which the aggregate consideration paid by Seller in any month does not exceed the amount of each type of transaction set forth on Schedule 15.2(t).
     “Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, registered limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions of them.
     “Plan Party” is defined in Section 32.1.
     “Pre-FAS 133 Net Income” means Seller’s after-tax consolidated income, calculated in accordance with GAAP but excluding the effect of FAS-133, on a tax adjustment basis.
     “Price Differential” means, with respect to any Transaction hereunder for any day, the aggregate amount obtained by multiplication of the Pricing Rate for each day by the Purchase

Price for such Transaction, based on a year of three hundred sixty (360) days for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Determination Date, reduced by any such amount previously paid by the Seller to the Agent (for Pro Rata distribution to the Buyers) with respect to such Transaction.
     “Pricing Rate” means the Balance Funded Rate, the LIBOR Rate plus the LIBOR Margin, or the Default Pricing Rate, as determined under this Agreement.
     “Prime Rate” means at any time of any determination thereof, the rate per annum which is most recently publicly announced by U.S. Bank as its “Prime Rate”, which may be a rate at, above or below the rate at which U.S. Bank lends to other Persons. The Prime Rate is a reference rate and is not necessarily the lowest rate. Any Pricing Rate based on the Prime Rate shall be adjusted as of the effective date of each change in the Prime Rate.
     “Principal Balance” means, for any day, the advanced and unpaid principal balance of a Purchased Loan on that day.
     “Privacy Requirements” means (a) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq., (b) federal regulations implementing such act codified at 12 CFR Parts 40, 216, 332 and 573, (c) the Interagency Guidelines Establishing Standards For Safeguarding Customer Information and codified at 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570 and (d) any other applicable federal, state and local laws, rules, regulations and orders relating to the privacy and security of Seller’s Customer Information, as such statutes, regulations, guidelines, laws, rules and orders may be amended from time to time.
     “Pro Rata” means in accordance with the Buyers’ respective ownership interests in the Purchased Loans. On any day, the Buyers will each own an undivided fractional ownership interest in and to each Purchased Loan:
     (i) if the Commitments of the Buyers are outstanding on that day, (x) whose numerator is that Buyer’s Committed Sum for that day and (y) whose denominator is the Maximum Aggregate Commitment for that day; or
     (ii) if the Commitments have expired or have been terminated and have not been reinstated, (x) whose numerator is the aggregate sum of the portions of the Purchase Prices paid by that Buyer in all Transactions outstanding on that day and (y) whose denominator is the aggregate sum of the Purchase Prices paid by all Buyers in all such Transactions outstanding on the day;
subject to the following adjustment:
if at any time or times when the Commitments are outstanding, any Buyer fails to fund any of its Funding Share(s) of any Transaction which satisfies the conditions precedent set forth herein (a “Nonfunding Buyer”) and one or more of the other Buyers funds it (electively in accordance with the provisions of Section 2.1), then:

     (a) the respective ownership interests of both (i) the Nonfunding Buyer and (ii) the Buyer (or Buyers) that funded such Funding Share(s), shall be proportionately decreased and increased, respectively, to the same extent as if their respective Committed Sums were changed in direct proportion to the unreimbursed balance outstanding from time to time thereafter of the amount so funded;
     (b) the Nonfunding Buyer’s share of all future distributions of Repurchase Prices or other realizations on the Purchased Loans received, pro rata among them in accordance with their respective unrecovered balances of such Nonfunding Buyer’s Funding Share(s), shall be distributed to the Buyer(s) that so funded such Nonfunding Buyer’s Funding Share(s) until all such funding Buyer(s) have been fully repaid the amount so funded; and
     (c) such adjustment shall remain in effect until such time as the Buyer(s) that funded such Funding Share(s) have been so fully repaid.
If no other Buyer funds any of the Nonfunding Buyer’s Funding Share, then the Pro Rata ownership interests of the Buyers in the Purchased Loans shall be changed, in that case so that each Buyer’s Pro Rata ownership interest in the Purchased Loans is equal to the ratio of (x) the sum of the portions of the Purchase Prices paid by that Buyer in all Open Transactions on that day to (y) the total of the Purchase Prices paid by all Buyers in all Open Transactions on that day, but the Nonfunding Buyer’s share of all subsequent distributions of any Repurchase and Margin payments shall be paid to the other Buyers, pro rata among them in the ratio that the Pro Rata ownership interest in the Purchased Loans owned by each bears to the aggregate Pro Rata ownership interests in the Purchased Loans of all such other Buyers, and the Buyers’ respective Pro Rata ownership interests in the Purchased Loans shall be readjusted after each such payment, until their Pro Rata ownership interests are restored to what they were before any Nonfunding Buyer failed to fund. Notwithstanding any such changes in the Buyers’ Pro Rata ownership interests in any Purchased Loan due to any Buyer’s failure to fund its Funding Share(s) of any Transaction, such failure to fund shall not diminish any Buyer’s Funding Share(s) for subsequent Transactions.
     “Property” means any interest of a Person in any kind of property, whether real, personal or mixed, tangible or intangible, including the Mortgage Loans.
     “Purchase Date” means, for any Transaction, the date on which the Seller is to convey the subject Purchased Loans to the Buyers.
     “Purchase Price” means (i) on the relevant Purchase Date, the price at which the Purchased Loans in a Transaction are sold by the Seller to the Buyers, such price being the Purchased Loans’ initial Purchase Value, and (ii) thereafter, except where the Agent and the Seller agree otherwise, such Purchased Loans’ Purchase Value decreased by the amount of any cash transferred in respect of such Purchased Loans (as determined by the Agent) by the Seller to the Agent pursuant to Sections 3.4 and 6.1 (absent manifest error, the Agent’s determination of for which Transaction(s) cash was transferred by the Seller to the Agent shall be conclusive and binding).

     “Purchase Price Decrease” means a reduction in the outstanding Purchase Price for Purchased Loans without a termination of a Transaction or portion thereof as described in Section 3.4(c).
     “Purchase Value” means the lesser of (a) (x) the Buyers’ Margin Percentage for a Purchased Loan multiplied by (y) the least of:
     (i) the face principal amount of the related Mortgage Note;
     (ii) the unpaid Principal Balance of such Purchased Loan; and
     (iii) the price to be paid for such Purchased Loan under an Investor Commitment or the weighted average price under unused Investor Commitments into which such Purchased Loan is eligible for delivery;
and, (b) at the discretion of the Agent, ninety-five (95%) of the Market Value of such Purchased Loan; provided, that (1) the Purchase Value for Purchased Loans in excess of the sublimits set forth in Section 4.2 shall be zero and, (2) the Purchase Value for any Purchased Loan which is not an Eligible Loan shall be zero.
     “Purchased Loans” means the Eligible Loans sold by the Seller to the Buyers in Transactions, and any Eligible Loans substituted therefor in accordance with Section 11. The term “Purchased Loans” with respect to any Transaction at any time shall also include Additional Purchased Loans delivered pursuant to Section 6.1.
     “Purchased Loans Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Purchased Loans and includes any security agreement or other agreement granting a lien or security interest in such real or personal property, including:
     (1) all Loan Papers, whether now owned or hereafter acquired, related to, and all private mortgage insurance on, any Purchased Loans, and all renewals, extensions, modifications and replacements of any of them;
     (2) all rights, liens, security interests, guarantees, insurance agreements and assignments accruing or to accrue to the benefit of the Seller in respect of any Purchased Loan;
     (3) all of the Seller’s rights, powers, privileges, benefits and remedies under each and every paper now or hereafter securing, insuring, guaranteeing or otherwise relating to or delivered in connection with any Purchased Loan, including all guarantees, lien priority agreements, security agreements, deeds of trust, Purchased Loans assignments, subordination agreements, intercreditor agreements, negative pledge agreements, loan agreements, management agreements, development agreements, design professional agreements, payment, performance or completion bonds, title and casualty insurance policies and mortgage guaranty or insurance contracts;
     (4) all of the Seller’s rights, to the extent assignable, in, to and under any and all commitments issued by (i) Ginnie Mae, Fannie Mae, Freddie Mac, another mortgage company or any other investor or any Buyer or securities issuer to guarantee, purchase or invest in any of the Purchased Loans or any MBS based on or backed by any of them or (ii) any broker or investor to purchase any MBS, whether evidenced by book entry or certificate, representing or secured by any interest in any of the Purchased Loans, together with the proceeds arising from or pursuant to any and all such commitments;
     (5) all rights under every Hazard Insurance Policy relating to real estate securing a Purchased Loan for the benefit of the creditor of such Purchased Loan, the proceeds of all errors and omissions insurance policies and all rights under any blanket hazard insurance policies to the extent they relate to any Purchased Loan or its security and all hazard insurance or condemnation proceeds paid or payable with respect to any of the Purchased Loans and/or any of the property securing payment of any of the Purchased Loans or covered by any related instrument;
     (6) all present and future claims and rights of the Seller to have, demand, receive, recover, obtain and retain payments from, and all proceeds of any nature paid or payable by, any governmental, quasi-governmental or private mortgage guarantor or insurer (including VA, FHA or any other Person) with respect to any of the Purchased Loans; and
     all tax, insurance, maintenance fee and other escrow deposits or payments made by the Customers under such Purchased Loans (the Agent and the Buyers acknowledge that the Seller’s rights in such deposits are limited to the rights of an escrow agent and such other rights, if any, in and to such deposits as are accorded by the Purchased Loans and related papers) and all monies, accounts, deposit accounts, payment intangibles and general intangibles, however designated or maintained, constituting or representing so-called “completion escrow” funds or “holdbacks”, and being Purchased Loans’ proceeds recorded as disbursed but that have not been paid over to the seller of the subject Mortgaged Premises (the purchase of which is financed by such Purchased Loan), but that are instead being held by the Seller or by a third party escrow agent pending completion of specified improvements or landscaping requirements for such Mortgaged Premises.
     “Qualified Subordinated Debt” means any other Debt of the Seller to any Person which has been approved by the Agent and the Required Buyers, (i) the papers evidencing, securing, governing or otherwise related to which Debt impose covenants and conditions on the debtor under them that are no more restrictive or onerous than the covenants and conditions imposed on the Seller by this Agreement, (ii) that is subordinated to the Obligations pursuant to a currently effective and irrevocable Subordination Agreement, including standstill and blockage provisions, approved by the Agent and the Required Buyers, (iii) the principal of which is not due and payable before ninety (90) days after the date specified in clause (i) of the definition of “Termination Date” and (iv) which does not permit funds to be reborrowed after repayment.
     “Qualifying Balances” shall mean, with respect to any Buyer, for any day, the lesser of (a) the amount of such Buyer’s outstanding Purchase Price on Open Transactions on such day, and (b) the sum of the collected balances in all identified non-interest bearing accounts of the Seller maintained with such Buyer less (i) amounts necessary to satisfy reserve and deposit requirements and (ii) amounts required to compensate such Buyer for services rendered in accordance with such Buyer’s system of charges for services to similar accounts.
     “Recourse Servicing” means Servicing Rights under a Servicing Agreement with respect to which the Servicer is obligated to repurchase or indemnify the holder of the related Mortgage Loans in respect of defaults on such Mortgage Loans at any time during the term of such Mortgage Loans.
     “Register” is defined in Section 22.17(c).
     “Regular Transaction” means a Transaction funded by all Buyers, rather than by U.S. Bank under the Swing Line.
     “Regulation T” means Regulation T promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 220, or any other regulation when promulgated to replace the prior Regulation T and having substantially the same function.
     “Regulation U” means Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any other regulation when promulgated to replace the prior Regulation U and having substantially the same function.
     “REO” means Single-family real property owned following judicial or nonjudicial foreclosure (or conveyance by deed in lieu of foreclosure) of a Mortgage securing a Single-family Loan.
     “Repurchase Date” means the date on which Seller is to repurchase Purchased Loans from the Buyers, being the earlier of (i) the date when the Approved Investor is to purchase such Purchased Loans, and (ii) any date determined by application of the provisions of Section 3.4 or 18.
     “Repurchase Documents” means and includes this Agreement, the Custody Agreement, any financing statements or other papers now or hereafter authorized, executed or issued pursuant to this Agreement, and any renewal, extension, rearrangement, increase, supplement, modification or restatement of any of them.
     “Repurchase Price” means the price at which Purchased Loans are to be resold by the Buyers to the Seller upon termination of a Transaction (including Transactions terminable upon demand), which will be determined in each case as the sum of (x) the Purchase Price and (y) the Price Differential as of the date of such determination.
     “Repurchase Settlement Account” means the Seller’s non-interest bearing demand deposit account no. 104756234357 to be maintained with U.S. Bank and to be used for (a) the Agent’s and the Buyers’ deposits of Purchase Price payments for Purchased Loans (including any Swingline Purchases); (b) any principal payments received by the Agent or the Custodian (other than regular principal and interest payments) on any Purchased Loans; (c) the Agent’s deposits of Repurchase Price payments received from the Seller or from an Approved Investor for the Seller’s account for distribution to the Buyers and (d) only if and when (i) no Default has occurred unless it has been either cured by the Seller or waived in writing by the Agent (acting with the requisite consent of the Buyers as provided in this Agreement) and (ii) no Event of Default has occurred unless the Agent has declared in writing that it has been cured or waived, the Agent’s transfer to the Funding Account of deposits received under clause (a) above for payment to the Seller or its designees such as its agents, or the transfer to the Operating Account of proceeds of sales or other dispositions of Purchased Loans to an Approved Investor in excess (if any) of the Repurchase Price of such Purchased Loan. The Repurchase Settlement Account is (and shall continuously) constitute collateral for the Obligations. The Repurchase Settlement Account shall be subject to setoff by the Agent for Pro Rata distribution to the Buyers. The Repurchase Settlement Account shall be a blocked account from which the Seller shall have no right to directly withdraw funds, but instead such funds may be withdrawn or paid out only against the order of an authorized officer of the Agent (acting with the requisite consent of the Buyers as provided herein), although under the circumstances described in clause (d) of the first sentence of this definition and subject to the conditions specified in that clause, the Agent shall use diligent and reasonable efforts to cause Purchase Price payment amounts and amounts in excess of the applicable Repurchase Prices that are received as therein described and that are deposited to the Repurchase Settlement Account before 3:00 PM on a Business Day to be transferred to the Operating Account on that same Business Day or on the Business Day thereafter when the Agent next determines the Buyers’ Pro Rata shares of such Purchase Price payment amounts or Repurchase Prices received.
     “Request/Confirmation” means letters substantially in the form of Exhibit A-1 and A-2, delivered pursuant to Section 3.1 and their related Mortgage Transmission Files.
     “Required Buyers” means, for any day, Buyers whose Commitments comprise at least sixty-six and two-thirds percent (66-2/3%) of (a) the Maximum Aggregate Commitment under this Agreement, or (b) who own at least sixty-six and two-thirds percent (66-2/3%) of the Purchased Loans owned by the Buyers on that day if on or before that day the Commitments have expired or have been terminated and have not been reinstated; provided that at any time when there are three or fewer Buyers party to this Agreement, “Required Buyers” shall mean two Buyers (or if there is only one Buyer, that Buyer).
     “Segment” means that portion of an Open Transaction designated as either a LIBOR Segment or a Balance Funded Segment.
     “Seller’s Customer” means any natural person who has applied to the Seller for a financial product or service, has obtained any financial product or service from the Seller or has a Mortgage Loan that is serviced or subserviced by the Seller.
     “Seller’s Customer Information” means any information or records in any form (written, electronic or otherwise) containing a Seller’s Customer’s personal information or identity, including such Seller’s Customer’s name, address, telephone number, loan number, loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information and the fact that such Seller’s Customer has a relationship with the Seller.
     “Serviced Loans” means all Mortgage Loans serviced or required to be serviced by the Seller under any Servicing Agreement, irrespective of whether the actual servicing is done by another Person (a subservicer) retained by the Seller for that purpose.

     “Servicer” means, initially the Seller, and upon termination of the Seller’s right to service the Purchase Loans pursuant to the provisions of Section 19.7, the Backup Servicer or such other Person (including the Agent) as the Agent may appoint as Servicer.
     “Servicing Agreement” means, with respect to any Person, the arrangement, whether or not in writing, pursuant to which that Person acts as servicer of Mortgage Loans, whether owned by that Person or by others.
     “Servicing Functions” means, with respect to the servicing of Mortgage Loans, the collection of payments for the reduction of principal and application of interest, collection of amounts held or to be held in escrow for payment of taxes, insurance and other escrow items and payment of such taxes and insurance from amounts so collected, foreclosure services, and all other actions required to conform with Accepted Servicing Practices.
     “Servicing Rights” means the rights and obligations to administer and service a Mortgage Loan, including, without limitation, the rights and obligations to: ensure the taxes and insurance are paid, provide foreclosure services, provide full escrow administration and perform any other obligations required by any owner of a Mortgage Loan, collect the payments for the reduction of principal and application of interest, and manage and remit collected payments..
     “Single-family Loan” means a Mortgage Loan that is secured by a Mortgage covering real property improved by a one-, two-, three- or four-family residence.
     “SIPA” means the Securities Investors Protection Act of 1970, 15 U.S.C. §78a et. seq., as amended.
     “Solvent” means, for any Person, that (a) the fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its debts as they mature, and (c) it does not have unreasonably small capital to conduct its business.
     “Statement Date” means December 31, 2007.
     “Statement Date Financial Statements” is defined in Section 15.2(f).
     “Sublimit” means one or more (as the context requires) of the sublimits described in Section 4.2.
     “Subordination Agreement” means a written subordination agreement in form and substance satisfactory to and approved by the Agent and the Required Buyers that subordinates (x) all present and future debts and obligations owing by the Seller to the Person signing such subordination agreement to (y) the Obligations, in both right of payment and lien priority, including standstill and blockage provisions approved by the Agent and the Required Buyers.
     “Subservicer” means any entity permitted by Agent to act as a subservicer of the Servicer who shall perform Servicing Functions under a Subservicer Instruction Letter.
     “Subservicer Instruction Letter” means an instruction letter to a Subservicer in form and substance agreed to by Seller and Agent.

     “Subsidiary” means any corporation, association or other business entity (including a trust) in which any Person (directly or through one or more other Subsidiaries or other types of intermediaries), owns or controls:
     (a) more than fifty percent (50%) of the total voting power or shares of stock entitled to vote in the election of its directors, managers or trustees; or
     (b) more than ninety percent (90%) of the total assets and more than ninety percent (90%) of the total equity through the ownership of capital stock (which may be non-voting) or a similar device or indicia of equity ownership.
     “Supplemental Papers” means the Loan Papers for a particular Loan other than its Basic Papers.
     “Swing Line” means the short term revolving Eligible Loans purchase facility provided for in Section 2.4 under which U.S. Bank will fund (as “Swing Line Purchases”) purchases of Eligible Loans to bridge the Seller’s daily Transactions.
     “Swing Line Limit” means, for any day, the lesser of (x) $50,000,000, and (y) the Maximum Aggregate Commitment minus the Aggregate Outstanding Purchase Price outstanding on that day, being the maximum amount that may be funded and outstanding on that day under the Swing Line.
     “Swing Line Refunding Due Date” for each Transaction funded under the Swing Line means the Business Day on which U.S. Bank shall elect to have such Swing Line Transaction funded by the Buyers pursuant to Section 2.5 (provided that U.S. Bank shall elect to have such Swing Line Transactions so funded no less than once per week) following the Business Day when U.S. Bank funds such Transaction under the Swing Line; provided that U.S. Bank agrees not to exercise such discretion to choose a due date in a manner that would materially affect the Seller’s ability to complete a Transaction under this Agreement unless a Default has occurred that has not been cured by the Seller or declared in writing by the Agent to have been waived or any Event of Default has occurred that the Agent has not declared in writing to have been cured or waived, in each case, as provided in Section 22.
     “Swing Line Transaction” means a Transaction funded by U.S. Bank under the Swing Line.
     “Tax Allocation Agreement” means that certain Second Amended and Restated Tax Allocation Agreement dated as of December 14, 1999, among the Parent, Seller and certain Affiliates of Seller, a true and correct copy of which has been furnished to the Agent.
     “Taxes” is defined in Section 7.1.
     “Termination Date” means the earlier of (i) August 4, 2009, or (ii) the date when the Buyers’ Commitments are terminated pursuant to this Agreement, by order of any Governmental Authority or by operation of law.

     “Total Liabilities” means all liabilities of the Seller and its Subsidiaries, including nonrecourse debt as, in accordance with GAAP, are reflected on the Seller’s consolidated balance sheet, and also including all contingent liabilities and obligations (including Recourse Servicing, recourse sale and other recourse obligations, and guarantee, indemnity and mortgage loan repurchase obligations), but excluding Qualified Subordinated Debt.
     “Transaction” is defined in the Recitals.
     “UCC” means the Uniform Commercial Code or similar Laws of the applicable jurisdiction, as amended from time to time.
     “VA” means the Department of Veterans Affairs and any successor.
     “Wet Loan” means a Purchased Loan originated and owned by the Seller immediately prior to being purchased by the Buyers:
     (a) that has been closed on or prior to the Business Day on which the Purchase Price is paid therefore, by a title agency or closing attorney, is fully funded and would qualify as an Eligible Loan except that some or all of its Basic Papers are in transit to, but have not yet been received by, the Custodian so as to satisfy all requirements to permit the Seller to sell it pursuant to this Agreement without restriction;
     (b) that the Seller reasonably expects to fully qualify as an Eligible Loan when the original Basic Papers have been received by the Custodian;
     (c) as to which the Seller actually and reasonably expects that such full qualification can and will be achieved on or before four (4) Business Days after the relevant Purchase Date; and
     (d) for which the Seller has delivered to the Custodian a Mortgage Loan Transmission File on or before the Purchase Date, submission of which to the Custodian shall constitute the Seller’s certification to the Custodian, the Buyers and the Agent that a complete File as to such Purchased Loan, including the Basic Papers, exists and that such File is in the possession of either the title agent or closing attorney that closed such Purchased Loan, the Seller or that such File has been or will be shipped to the Custodian.
Each Wet Loan that satisfies the foregoing requirements shall be an Eligible Loan subject to the condition subsequent of physical delivery of its Mortgage Note, Mortgage and all other Basic Papers, to the Custodian on or before four (4) Business Days after the relevant Purchase Date. Each Wet Loan sold by the Seller shall be irrevocably deemed purchased by the Buyers and shall automatically become a Purchased Loan effective on the date of the related Transaction, and the Seller shall take all steps necessary or appropriate to cause the sale to the Buyers and delivery to the Custodian of such Wet Loan and its Basic Papers to be completed, perfected and continued in all respects, including causing the original promissory note evidencing such Purchased Loan to be physically delivered to the Custodian within four (4) Business Days after the relevant Purchase Date, and, if requested by the Agent, to give written notice to any title agent, closing attorney or other Person in possession of the Basic Papers for such Purchased Loan of the

Buyers’ purchase of such Purchased Loan. Upon the Custodian’s receipt of the Basic Papers relative to a Wet Loan such Purchased Loan shall no longer be considered a Wet Loan.
     “Wet Loans Sublimit” is defined in Section 4.2.
     1.3. Other Definitional Provisions.Accounting terms not otherwise defined shall have the meanings given them under GAAP.
     (a) Defined terms may be used in the singular or the plural, as the context requires.
     (b) Except where otherwise specified, all times of day used in the Repurchase Documents are local (U.S. Central Time Zone) times in Minneapolis, Minnesota.
     (c) Unless the context plainly otherwise requires (e.g., if preceded by the word “not”), wherever the word “including” or a similar word is used in the Repurchase Documents, it shall be read as if it were written, “including by way of example but without in any way limiting the generality of the foregoing concept or description”.
     (d) Unless the context plainly otherwise requires, wherever the term “ Agent” is used in this Agreement (excluding Section 22), it shall be read as if it were written “the Agent (as agent and representative of the Buyers)”.
2 The Buyers’ Commitments.
     2.1. The Buyers’ Commitments to Purchase. Subject to the terms and conditions of this Agreement and provided no Default or Event of Default has occurred that the Agent has not declared in writing to have been cured or waived (or, if one has occurred and not been so declared cured or waived, if all of the Buyers, in their sole discretion and with or without waiving such Default or Event of Default, have elected in writing that Transactions under this Agreement shall continue nonetheless), the Buyers agree to make revolving purchases of Eligible Loans on a servicing released basis through the Termination Date, so long as the Aggregate Outstanding Purchase Price does not exceed the Maximum Aggregate Commitment and so long as each Buyer’s Committed Sum is not exceeded. The Buyers’ respective Committed Sums and the Maximum Aggregate Commitment are set forth on Schedule BC in effect at the relevant time, as it may have been amended or restated pursuant to this Agreement. Upon the joinder of additional Buyer(s), if any, the parties agree to approve in writing revised and updated versions of Schedule BC. The fractions to be applied to determine the respective Funding Shares of the Buyers for any day are their respective Committed Sums divided by the Maximum Aggregate Commitment for that day. Each Buyer shall be obligated to fund only that Buyer’s own Funding Share of any Transaction requested, and no Buyer shall be obligated to the Seller or any other Buyer to fund a greater share of any Transaction. No Buyer shall be excused from funding its applicable Funding Share of any Transaction merely because any other Buyer has failed or refused to fund its relevant Funding Share of that or any other Transaction. If any Buyer fails to fund its Funding Share of any Transaction, the Agent (in its sole and absolute discretion) may choose to fund the amount that such Nonfunding Buyer failed or refused to fund, or the Agent as a Buyer and the other Buyers who are willing to do so shall have the right (but no obligation) to do so in the proportion that the Committed Sum of each bears to the total Committed Sums of all

Buyers that have funded (or are funding) their own Funding Shares of that Transaction and that are willing to fund part of the Funding Share of such Nonfunding Buyer. Should the Agent and/or any other Buyer(s) fund any or all of the Nonfunding Buyer’s Funding Share of any Transaction, then the Nonfunding Buyer shall have the obligation to deliver such amount to the Agent (for distribution to the Buyer(s) who funded it) in immediately available funds on the next Business Day. Regardless of whether the other Buyers fund the Funding Share of the Nonfunding Buyer, the respective ownership interests of the Buyers in the Transaction shall be adjusted as provided in the definition of “Pro Rata”. The obligations of Buyers hereunder are several and not joint.
     2.2. Expiration or Termination of the Commitments. Unless extended in writing or terminated earlier in accordance with this Agreement, the Buyers’ Commitments (including U.S. Bank’s Swing Line Commitment) shall automatically expire at the close of business on the Termination Date, without any requirement for notice or any other action by the Agent, any of the Buyers or any other Person.
     2.3. Request for Increase in Maximum Aggregate Commitment. If the Seller shall request in writing to the Agent an increase in the Maximum Aggregate Commitment to a specified amount up to One Hundred Fifty Million Dollars ($150,000,000), the Agent shall use its best efforts to obtain increased Committed Sums from existing Buyers, new Commitments from prospective new Buyers or such combination thereof as the Agent shall elect, to achieve such requested increase; provided that (i) such written request by the Seller is delivered to the Agent at least ten (10) Business Days before the requested effective date of the increase and (ii) no Default has occurred that has not been cured before it has become an Event of Default, and no Event of Default has occurred that the Agent has not declared in writing to have been waived or cured. If an increase in the Maximum Aggregate Commitment is achieved, then (i) the Pro Rata ownership interest in the Purchased Loans of each Buyer (if any) that does not proportionately increase its Committed Sum shall, following funding by the new Buyers, automatically be reduced and adjusted proportionately and (ii) Schedule BC shall be updated and the update executed and delivered by the Agent to the Seller and each of the Buyers and, effective as of the date specified on such update, shall each automatically supersede and replace the then-existing corresponding schedule for all purposes.
     2.4. Swing Line Commitment. In addition to its Commitment under Section 2.1, U.S. Bank agrees to fund revolving Swing Line Transactions for aggregate Purchase Prices which do not on any day exceed the Swing Line Limit for the purpose of initially funding requested Transactions.
     2.5. Swing Line Transactions.
     (a) The Seller shall have the right to request and obtain a Swing Line Transaction:
     (1) only if such Swing Line Transaction fully qualifies in all respects for funding as a Regular Transaction under this Agreement except that it may have been requested later in the day;

     (2) provided that no Default has occurred that has not been cured before it has become an Event of Default, and no Event of Default has occurred that the Agent has not declared in writing to have been waived or cured and all conditions precedent in Section 14 have been satisfied;
     (3) so long as the Swing Line Limit is not exceeded;
     (4) provided that the Mortgage Loan Transmission File for the proposed Transaction is received by U.S. Bank by no later than 3:00 p.m. on the Business Day such Transaction is to be funded; and
     (5) provided that neither the Seller nor U.S. Bank is aware of any reason why the requested Transaction cannot or will not be fully funded by the Buyers on the first Swing Line Refunding Due Date following the Business Day on which the Swing Line Transaction is to be funded.
     (b) All Swing Line Transactions shall have a Price Differential from the date funded until the date repaid and the Repurchase Price therefor shall be due and payable to U.S. Bank at the same rate(s) as would be applicable if such Swing Line Transactions had been funded as Regular Transactions by all Buyers, instead of having been funded by U.S. Bank alone as Swing Line Transactions.
     (c) Each Swing Line Transaction shall be re-funded on its Swing Line Refunding Due Date by the Agent’s paying over to U.S. Bank out of the Repurchase Settlement Account, and U.S. Bank’s applying against such Swing Line Transaction, an amount equal to the Purchase Price of the Transaction funded by all of the Buyers in their Funding Shares of such Purchase Price on that day against the same Transaction that was initially funded as a Swing Line Transaction at which time such Transaction shall be deemed to be a Regular Transaction.
     (d) All accrued Price Differential on Swing Line Transactions shall be due and payable by the Seller to the Agent (for distribution to U.S. Bank) on the Price Differential payment due date (determined under Section 5) next following the date of the Swing Line Transaction.
     2.6. Optional Reduction or Termination of Buyers’ Commitments. The Seller may, at any time, without premium or penalty, upon not less than ten (10) Business Days prior written notice to the Agent, reduce or terminate the Maximum Aggregate Commitment, ratably, with any such reduction in a minimum aggregate amount for all the Buyers of $5,000,000, or, if more, in an integral multiple of $5,000,000; provided, however, that (i) the Seller may reduce the Maximum Aggregate Commitment no more than once each calendar quarter, (ii) at no time may the Aggregate Outstanding Purchase Price exceed the Maximum Aggregate Commitment after giving effect to any such reduction and, (iii) unless terminated in full, the Maximum Aggregate Commitment shall not be reduced to less than $100,000,000. Upon termination of the Buyers’ Commitments pursuant to this Section, the Seller shall pay to the Agent for the ratable benefit of the Buyers the full amount of all outstanding Obligations under the Repurchase Documents.

3 Initiation; Termination
     3.1. Seller Request; Agent Confirmation.
     (a) Any request to enter into a Transaction shall be made by notice to the Agent at the initiation of the Seller. To request a Transaction, the Seller shall deliver to the Agent and the Custodian the Mortgage Loan Transmission File for each of the Eligible Loans subject to the Transaction by electronic transmission.
     (b) If the Seller submits Mortgage Loan Transmission Files to the Agent and the Custodian and:
     (1) they are all received until before 3:00 p.m. on the proposed Purchase Date, the Transaction shall be funded as a Swing Line Transaction;
     (2) they are all received after 3:00 p.m. on the proposed Purchase Date, U.S. Bank shall either, at its election, (i) fund the requested Transaction as a Swing Line Transaction on that same day, or (ii) arrange for its funding on the next Business Day as a Swing Line Transaction.
U.S. Bank shall have no obligation to fund any Transaction unless all the conditions to funding set forth in Section 2.5, this Section 3 and Section 14 have been satisfied or waived at the time of such Transaction.
     (c) Seller shall deliver a Request/Confirmation substantially in the form of Exhibit A to the Agent no later than 4:00 p.m. on the day Seller submits each Mortgage Loan Transmission File.
     3.2. Syndication of Purchases. U.S. Bank shall notify each Buyer no later than 2:00 p.m. on each Swing Line Refunding Due Date of such Buyer’s Funding Share of the Swing Line Transactions that are to be converted to Regular Transactions on such date. If at the time each such Swing Line Transaction was funded, U.S. Bank reasonably believed that all of the conditions set forth in Section 2.5 were satisfied in all material respects, then the other Buyers shall be (subject to the provisions of this Agreement and the other Repurchase Documents) unconditionally and irrevocably obligated to timely fund their respective Funding Shares of such Transactions, irrespective of whether in the meantime any Default or Event of Default has occurred or been discovered, and irrespective of whether in the meantime some or all of the Buyers’ Commitments have lapsed, expired or been canceled, rescinded or terminated with or without cause, or have been waived, released or excused for any reason whatsoever, so that (i) the Swing Line is paid down by the required amount on each Swing Line Refunding Due Date and (ii) all Swing Line Transactions are converted to Regular Transactions with each Buyer having funded its Funding Share thereof. All Price Differential accrued on Swing Line Transactions to the applicable Swing Line Refunding Due Date shall be due and payable by the Seller to the Agent (for distribution to U.S. Bank) within two (2) Business Days after the Agent bills the Seller for such Price Differential, but in no event later than the Termination Date. All amounts due from the Buyers under this Section 3.2 shall be transmitted by federal funds wire transfer to the Repurchase Settlement Account. The Agent shall disburse to U.S. Bank from the Repurchase Settlement Account an amount equal to the sum of the Funding Shares funded by all of the other Buyers on that day against the same Transaction that was initially funded as a Swing Line Transaction (excluding U.S. Bank’s own Funding Share thereof); provided that if a Buyer other than U.S. Bank advises the Agent by telephone and confirms the advice by fax that such Buyer has placed all of its Funding Share on the federal funds wire to the Repurchase Settlement Account, the Agent shall continue to keep the Swing Line Transaction outstanding to the extent of that Buyer’s Funding Share so wired until such Buyer’s Funding Share is received in the Repurchase Settlement Account, and the Agent shall then repay U.S. Bank that still-outstanding portion of the Swing Line Transaction from the Repurchase Settlement Account, and the Price Differential accrued at the Pricing Rate(s) applicable to the Transaction on that Funding Share for the period from (and including) the relevant Swing Line Refunding Due Date to (but excluding) the date such Buyer’s Funding Share is received by the Agent shall belong to U.S. Bank; provided, further that in no event shall U.S. Bank have any obligation to continue such portion of any Swing Line Transaction outstanding if and to the extent, if any, that doing so would cause the total amount funded by U.S. Bank and outstanding to exceed the Swing Line Limit. If any Buyer fails to wire to the Repurchase Settlement Account so that such funds are received by 4:00 p.m. on the Swing Line Refunding Due Date, such Buyer’s Funding Share of any Regular Transaction that was initially funded as a Swing Line Transaction (i.e., excluding any such failure caused by a federal funds wire delay), then that Buyer shall also be obligated to pay to U.S. Bank Price Differential on the Funding Share so due from such Buyer to U.S. Bank at the Federal Funds Rate from (and including) such Swing Line Refunding Due Date to (but excluding) the date of payment of such Funding Share.
     3.3. Request/Confirmation. Each Request/Confirmation shall identify the Agent and the Seller and set forth:
     (a) the Purchase Date applicable to the relevant Transaction;
     (b) for each of the Eligible Loans to be sold, the Purchase Price ; and
     (c) any additional terms or conditions of the Transaction mutually agreeable to the Agent and the Seller.
Each Request/Confirmation shall be binding on the parties, unless written notice of objection is given by the objecting party to the other party within one (1) Business Day after the Agent has received the completed Request/Confirmation from the Seller. In the event of any conflict between the terms of a Request/Confirmation and this Agreement, this Agreement shall prevail.
     3.4. Transaction Termination; Purchase Price Decrease.
     (a) Automatic Termination. Each Transaction, or applicable portion thereof, will automatically terminate on the earlier of (x) the date or dates when the subject Purchased Loans are purchased by Approved Investor(s) and (y) the Termination Date.
     (b) Termination Upon Occurrence of Disqualifier. If any Disqualifier occurs in respect of a Purchased Loan, the Seller shall immediately repurchase such Purchased Loan in accordance with this Section 3.

     (c) How Terminations will be Effected. Termination of every Transaction will be effected by (x) the Buyers’ reconveyance to the Seller or its designee of the Purchased Loans, servicing released, and payment of any Income in respect thereof received by the Agent and not previously either paid to the Seller or applied as a credit to the Seller’s Obligations, against (y) payment of the Repurchase Price in immediately available funds to the account referred to in Section 3.5 by 1:00 p.m. on the Repurchase Date, so that the Agent receives the Repurchase Price (for Pro Rata distribution to the Buyers) in immediately available funds on that same Business Day; provided that the portion of the Repurchase Price attributable to accrued and unpaid Price Differential for the Repurchased Loan shall be not be due until two (2) Business Days after the Agent bills the Seller therefor; provided further that all accrued and unpaid Price Differential shall be due and payable on the Termination Date.
     (d) Purchase Price Decrease. The Seller may effectuate a Purchase Price Decrease on any Business Day by delivery to the Agent in immediately available funds of an amount specified by the Seller as a Purchase Price Decrease on that Business Day. No Purchased Loans shall be, or be deemed to be, repurchased in connection with a Purchase Price Decrease.
     3.5. Place for Payments of Repurchase Prices. All Repurchase Price payments shall be paid to the Repurchase Settlement Account.
     3.6. Withdrawals from and Credits to Operating Account. If the Seller fails for any reason to repurchase any one or more Purchased Loans on the relevant Repurchase Date, to pay any Price Differential or fees when due or to satisfy any Margin Call in the manner and by the time specified in Sections 3.4, 3.5, 5.7 and 6.1, the Agent is hereby specifically and irrevocably authorized to withdraw funds from the Operating Account in an amount equal to the sum of the Repurchase Prices of all Purchased Loans that are Past Due, plus accrued, unpaid Price Differential or fees, plus Margin Deficit (if applicable), on that day and cause application of such funds withdrawn to the payment of the Repurchase Prices of such Purchased Loans, Price Differential or fees, and Margin Deficit (if applicable) in such order and manner as the Agent may elect and if funds in the Operating Account are insufficient to pay the Repurchase Prices of all such Purchased Loans, the Seller shall pay the amount due hereunder on demand by wire to the Repurchase Settlement Account.
     3.7. Transfer of Existing Mortgage Loan Portfolio.
(a) The Agent, some of the Buyers and the Seller are also parties to a Loan Agreement dated as of September 7, 1999 (as amended, the “Warehousing Credit Agreement”), pursuant to which such Buyers (the “Existing Lenders”) and the Agent (acting as agent for the lenders party to the Warehousing Credit Agreement) have made Advances (defined in the Warehousing Credit Agreement) in the nature of loans to Seller. Repayment of these Advances and all interest accrued thereon, and payment and performance of the other obligations of Seller under the Warehousing Credit Agreement, are secured by a pledge and grant of a first priority security interest in certain Mortgage Loans and related collateral delivered by Seller to the Agent under the Warehousing Credit Agreement (collectively, the “Existing Mortgage Loan Portfolio”), all on the terms and conditions set forth therein and in the Security Agreement referred to therein. Seller has requested that it be permitted to sell the Existing Mortgage Loan Portfolio, on the terms and conditions set forth herein, to the Agent for the benefit of the Buyers on the Effective Date, and this Section 3.7 and Section 3.8 memorialize the parties’ further agreements on that subject.
(b) On the Effective Date and concurrently with the initial Transaction hereunder, the Agent (acting as agent for the Existing Buyers) shall disburse the proceeds of such Transaction and additional funds made available to it by the Seller, if required, to the Existing Lenders ratably in accordance with their advances against the Existing Mortgage Loan Portfolio. The Warehousing Credit Agreement shall thereupon be terminated (except for any provisions thereof that by their terms survive termination of said agreement). The Agent shall, as soon as practicable after the Effective Date, cancel and return all promissory notes evidencing the debt under the Warehousing Credit Agreement to the Seller, marked “paid in full”.
(c) On the Effective Date, subject to the terms and conditions of this Agreement, the Buyers shall purchase all Eligible Loans in the Existing Mortgage Loan Portfolio on the terms set forth in this Agreement.
     3.8. Special Terms Applicable to the Existing Mortgage Loan Portfolio. The following changes in the terms and conditions of this Agreement are applicable to the Existing Mortgage Loan Portfolio and the Mortgage Loans therein:
     (a) The Repurchase Date for each such Mortgage Loan under Section 3.4 (and as set forth in the Disqualifiers on Schedule DQ) shall be measured from the date on which the Mortgage Loan was first pledged by Seller pursuant to the Warehousing Credit Agreement. The requirement of Schedule EL (8) that each Eligible Loan be originated no more than 30 days prior to its Purchase Date shall be measured from the date on which the Mortgage Loan was first pledged by Seller pursuant to the Warehousing Credit Agreement (i.e. that it was originated no more than 30 days prior to the date it was first pledged by Seller pursuant to the Warehousing Credit Agreement). The prior pledge of an Eligible Loan that is a part of the Existing Mortgage Loan Portfolio pursuant to the Warehousing Credit Agreement shall not violate any covenant, representation or warranty under this Agreement regarding a prior pledge of any Eligible Loan.
     (b) Each such Mortgage Loan must be an Eligible Loan at the time of purchase under this Agreement unless otherwise agreed by all Buyers and the Seller.
     (c) Seller makes the following additional representations and warranties in connection with the sale and purchase of the Existing Mortgage Loan Portfolio: Seller has not filed a petition in any case, action or proceeding under the Bankruptcy Code or any similar state law; no petition in any case, action or proceeding under the Bankruptcy Code or any similar state laws have been filed against Seller that has not been dismissed or vacated; and Seller has not filed any answer or otherwise admitted in writing any insolvency or inability to pay its debts or has made an assignment for the benefit of creditors or consented to the appointment of a receiver or trustee of all or a material part of its property. Seller has no intention to make any such filing or admission in the next ninety (90) days. The sale and purchase of the Existing Mortgage Loan Portfolio will not be a preference, voidable transfer, fraudulent conveyance, or otherwise in violation of the Bankruptcy Code or any similar state or federal law.
     3.9. Delivery of Additional Mortgage Loans. Seller may from time to time deliver to the Agent Mortgage Loans that are also Eligible Loans without entering into a new Transaction by providing to the Agent the documents required under Section 3.1 with respect to such Mortgage Loans. The Seller and Buyers agree that such Mortgage Loans delivered pursuant to this Section 3.9 shall be treated as Purchased Loans subject to the existing Transactions hereunder from the date of such delivery.
     3.10. Application of Repurchase Price Payments. Upon receipt by the Agent of amounts paid or prepaid as Purchase Price Decreases or Repurchase Price (except upon the exercise of remedies provided in Section 18) the Agent shall apply amounts so received to the payment of all Obligations which are then due, and if the amount so received is insufficient to pay all such Obligations, (i) first to any reimbursement due under Section 20.1, (ii) second to payment of all Swing Line Transactions that have not been syndicated, and (iii) third to partial payment of Obligations then due or as otherwise agreed by the Buyers.
4 Transaction Limits and Sublimits.
     4.1. Transaction Limits. Each Transaction shall be subject to the limitation that no purchase will be made if at the time of or after such purchase, the Aggregate Outstanding Purchase Price exceeds or would exceed the Maximum Aggregate Commitment.
     4.2. Transaction Sublimits. The following sublimits shall also be applicable to the Transactions hereunder such that after giving effect to any proposed Transaction and after giving effect to any repurchase, addition or substitution of any Mortgage Loan hereunder, the following shall be true (subject, in each case, to the Agent’s discretionary authority under Section 22.5):
     (a) The Aggregate Outstanding Purchase Price of Conforming Mortgage Loans may be as much as one hundred percent (100%) of the Maximum Aggregate Commitment.
     (b) The Aggregate Outstanding Purchase Price of all Purchased Loans that are Wet Loans shall not exceed (x) seventy-five percent (75%) of the Maximum Aggregate Commitment on any of the first five and last five Business Days of any month or (y) forty percent (40%) of the Maximum Aggregate Commitment on any other day (the “Wet Loans Sublimit”).
     (c) The Aggregate Outstanding Purchase Price of all Purchased Loans that are of the type listed in the first column of the following table shall not exceed the percentage of the Maximum Aggregate Commitment listed in the second column of the table (the name of that Sublimit is set forth in the third column):

	Maximum percentage of
Type of Purchased	Maximum Aggregate
Loan	Commitment	Name of Sublimit
Jumbo Mortgage Loans	25%	“Jumbo Mortgage Loans Sublimit”
Agency-eligible Forty Year Loans	10%	“Agency-eligible Forty Year Loans Sublimit”
5 Price Differential.
     5.1. Pricing Rate. Except as otherwise specified in this Section, the Pricing Rate to be applied to the Purchase Prices of Purchased Loans to determine the Price Differential in all Open Transactions shall be the LIBOR Rate plus the LIBOR Margin applicable from time to time (in each case computed annually).
     5.2. Seller’s Election of Pricing Rate. The Seller may elect that the Pricing Rate to be applied to any Open Transaction, or Segment thereof, be the Balance Funded Rate from time to time by giving the Administrative Agent telephonic notice not later than 10:00 AM on the effective date of such election, specifying the Business Day when such election is to become effective and confirming the telephonic notice in writing by not later than the close of business on the same day. A Balance Funded Rate may only be selected where a Buyer is holding Qualifying Balances and shall only be applicable to such Buyer. Such election shall not change the calculation of Price Differential for any period prior to the specified effective date.
     5.3. Seller’s Re-election of the Pricing Rate. If the Seller has elected the Balance Funded Rate for any Open Transaction or Segment thereof, the Seller may thereafter elect that the Pricing Rate to be applied to such Open Transaction or Segment instead be calculated by reference to the LIBOR Rate plus the LIBOR Margin by giving the Administrative Agent telephonic notice not later than 10:00 AM on the effective date of such election, specifying the Business Day when such election is to become effective and confirming the telephonic notice in writing by not later than the close of business on the same day. Such election shall not change the calculation of Price Differential for any period prior to the specified effective date.
     5.4. Balances Deficiency Fees. If for any calendar month the Balance Funded Amount maintained by the Seller with any Buyer is less than an amount equal to the average daily aggregate unpaid principal balance of the Balance Funded Segments owed to such Buyer during such calendar month (such deficiency being herein referred to as the “Balances Deficiency”), a fee (the “Balances Deficiency Fee”) shall accrue for said calendar month on the Balances Deficiency at a per annum rate equal to the average daily LIBOR Rate plus LIBOR Margin in effect during said calendar month; and provided further, that if the Balance Funded Amount maintained by the Seller with any Buyer for any calendar month exceeds the weighted average daily aggregate unpaid principal balance of the Balance Funded Segments held by such Buyer during such calendar month (such excess being defined herein as the “Balances Surplus”), then such Balances Surplus may be carried forward and applied to reduce the Balances Deficiency Fee in any succeeding calendar months (but not to any calendar month occurring in any subsequent calendar year), and the net positive amount of the Balances Deficiency Fee, if any, will be payable by the Seller at the end of each calendar year promptly after the Seller’s receipt of an invoice for such amount.
     5.5. Monthly Conversion of Balance Funded Segments. At the request of any Buyer to which a Balance Funded Segment is owed (provided that such request shall not be made more frequently than once in any calendar month), Seller shall either (a) terminate such Balance Funded Segment by repurchasing, in accordance with Section 3.4, Purchased Loans in an amount equal to the aggregate unpaid principal balance of such Balance Funded Segment, or (b) convert such Segment to a LIBOR Segment for a period of at least one Business Day.
     5.6. Pricing Rate for Default Pricing Rate Purchased Loans. Notwithstanding any contrary or inconsistent provision of this Section 5, the Pricing Rate to be multiplied by the Purchase Prices of all Purchased Loans shall be the Default Pricing Rate from (and including) (a) the day immediately following the Repurchase Date for each such Past Due Purchased Loan and until (but excluding) the date on which such Past Due Purchased Loan is repurchased by transfer to the Agent (for Pro Rata distribution to the Buyers) of its full Repurchase Price in immediately available funds; and (b) the date designated by the Agent to the Seller after the occurrence of an Event of Default under Section 18.1.
     5.7. Price Differential Payment Due Dates. Price Differential on each Open Transaction accrued and unpaid to the end of each month before the Termination Date (and including any Balance Deficiency Fee) shall be due and payable two (2) Business Days after the Agent bills the Seller for it, whether or not such Transaction is still an Open Transaction on such payment due date; provided that (a) all accrued and unpaid Price Differential (and Balance Deficiency Fees) on all Transactions shall be due on the Termination Date, and (b) all Pricing Differential calculated at the Default Pricing Rate shall be due on demand.
6 Margin Maintenance.
     6.1. Margin Deficit.
     (a) If at any time the aggregate Purchase Value of all Purchased Loans subject to all Transactions hereunder is less than the aggregate Repurchase Price (excluding Price Differential, minus cash transfers previously made from Seller to the Agent in response to previous Margin Calls, if any, for all such Transactions (a “Margin Deficit”), then by notice to the Seller (a “Margin Call”), the Agent shall, require the Seller to transfer (for the account of the Buyers) to the Agent or the Custodian, as appropriate either (at the Seller’s option) cash or additional Eligible Loans reasonably acceptable to the Agent (“Additional Purchased Loans”), or a combination of cash and Additional Purchased Loans, so that the cash and the aggregate Purchase Value of the Purchased Loans, including any such Additional Purchased Loans, will thereupon at least equal the then aggregate Repurchase Price (excluding Price Differential). The Agent will recalculate the Purchase Value of all or a portion of the Purchased Loans at the times it deems appropriate in its sole discretion and at any other time at the reasonable request of the Required Buyers.

     (b) On any Business Day on which the Purchase Value of the Purchased Loans subject to Transactions exceeds the then outstanding aggregate Repurchase Price of all Transactions (a “Margin Excess”), so long as no Default or Event of Default has occurred and is continuing or will result therefrom, the Agent shall, upon receipt of written request from the Seller, remit cash or release Purchased Loans as requested by Seller, in either case, in an amount equal to the lesser of (i) the amount requested by the Seller and (ii) such Margin Excess, subject always to the other limitations of this Agreement. If cash is to be remitted the Agent shall treat the receipt of the written request of Seller under this Section 6.1(b) as if it were a request for a Transaction. To the extent the Agent remits cash to the Seller, such cash shall be (y) additional Purchase Price with respect to the Transactions, and (z) subject in all respects to the provisions and limitations of this Agreement. Each Buyer shall fund its Pro Rata share of such additional Purchase Price as if the remission of such Margin Excess were the initiation of a Transaction hereunder.
     6.2. Margin Call Deadline. If the Agent delivers a Margin Call to the Seller at or before 10:00 a.m. on any Business Day, then the Seller shall transfer cash and/or Additional Purchased Loans as provided in Section 6.1 on the same Business Day. If the Agent delivers a Margin Call to the Seller after 10:00 a.m. on any Business Day, then the Seller shall transfer cash and/or Additional Purchased Loans by no later than 10:00 a.m. on the next following Business Day.
     6.3. Application of Cash. Any cash transferred to the Agent (for Pro Rata distribution to the Buyers) pursuant to this Section 6 shall be applied by the Buyers on receipt from the Agent which shall occur on the date received from the Seller or the next Business Day if received after 3:00 p.m.
     6.4. Increased Cost. If any Legal Requirement (other than with respect to any amendment made to the relevant Buyer’s articles of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by any Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Effective Date:
     (a) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder; or
     (b) shall impose on the Buyer any other condition;
and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Seller shall promptly pay the Agent (for distribution to such Buyer) such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.
     6.5. Capital Adequacy. If any Buyer shall have determined that the adoption of or any change in any Legal Requirement (other than with respect to any amendment made to the Buyer’s articles of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Effective Date shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the Seller shall promptly pay to the Agent (for distribution to such Buyer) such additional amount or amounts as will compensate the Buyer or such corporation for such reduction.
     6.6. Agent’s Report. In the discretion of the Agent if it reasonably determines that market conditions warrant (except that the Agent shall have no obligation to make such determination more frequently than once per day), the Agent may: (1) determine the aggregate Market Values for the Purchased Loans (which may include the Purchase Value of any Mortgage Loans purchased on that day) by summing the values of the individual Purchased Loans as reported on (and recorded by the Agent from) the Mortgage Loan Transmission Files, valuing at zero Purchased Loans for which the Agent has current actual knowledge that a Disqualifier exists; (2) issue a statement of the value of the Purchased Loans as so determined; and (3) provide a copy of such statement to the Seller and each Buyer, provided that, if the Agent has not provided such a statement to the Seller and each Buyer at least one time in a calendar month, the Agent shall provide to the Seller and each Buyer a Purchased Loan Report no later than the last Business Day of each month.
     6.7. Provisions Relating to LIBOR Rate and Balance Funded Rate. If, after the date of this Agreement, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Buyer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Buyer to make, maintain or fund Transactions based on either the LIBOR Rate or the Balance Funded Rate, such Buyer shall notify the Seller and the Agent, whereupon the Pricing Rate on all of the affected Transactions shall be automatically converted as of the date of such Buyer’s notice to bear interest at a rate equal to the Prime Rate plus the LIBOR Margin.
7 Taxes.
     7.1. Payments to be Free of Taxes; Withholding. Any and all payments by the Seller under or in respect of this Agreement or any other Repurchase Documents to which the Seller is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), other than Excluded Taxes, unless required by any Law. If the Seller shall be required under any applicable Legal Requirement to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Repurchase Documents to the Agent (for the account of the Buyers), (i) the Seller shall make all such deductions and withholdings in respect of Taxes, (ii) the Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Legal Requirement and (iii) the sum payable by the Seller shall be increased as may be necessary so that after the Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 7) each Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-excluded Taxes. For purposes of this Agreement the term “Excluded Taxes” means, with respect to the Agent, any Buyer or any other recipient of any payment to be made by or on account of any obligation of the Seller hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Buyer, in which its applicable office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Seller is located and (c) in the case of a Non-Exempt Buyer (other than an assignee pursuant to a request by the Seller under Section 22.18), any withholding tax that is imposed on amounts payable to such Non-Exempt Buyer at the time such Non-Exempt Buyer becomes a party hereto (or designates a new office) or is attributable to such Non-Exempt Buyer’s failure or inability (other than as a result of a Change in Law) to comply with Section 7.5, except to the extent that such Non-Exempt Buyer (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Buyer with respect to such withholding tax pursuant to Section 7.1. “Non-excluded Taxes” means all Taxes other than Excluded Taxes.
     7.2. Other Taxes. In addition, the Seller hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Repurchase Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Repurchase Documents (collectively, “Other Taxes”).
     7.3. Taxes Indemnity. The Seller hereby agrees to indemnify the Buyers and the Agent for, and to hold each of them harmless against, the full amount of Non-excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 7 imposed on or paid by the Buyers or the Agent and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Seller provided for in this Section 7.3 shall apply and be made whether or not the Non-excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by the Seller under the indemnity set forth in this Section 7.3 shall be paid within ten (10) days from the date on which the Agent makes written demand therefor.
     7.4. Receipt. Within thirty (30) days after the date of any payment of Taxes, the Seller (or any Person making such payment on behalf of the Seller) shall furnish to the Agent for each Buyer’s account a certified copy of the original official receipt evidencing payment thereof.
     7.5. Non-Exempt Buyer. For purposes of this Section 7.5, the terms “United States” and “United States Person” shall have the meanings specified in Section 7701 of the Internal Revenue Code. Each Buyer (including, for avoidance of doubt, any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof or the District of Columbia or (ii) whose name does not include “Incorporated”, “Inc.”, “Corporation”, “Corp.”, “P.C.”, “insurance company” or “assurance company” (a “Non-Exempt Buyer”) shall deliver or cause to be delivered to Seller the following properly completed and duly executed documents:
     (a) in the case of a Non-Exempt Buyer that is not a United States Person, (i) a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which the Buyer claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto) and (ii) if such Non-Exempt Buyer is treated as a corporation for United States federal tax purposes, a certificate substantially in the form of Exhibit E (a “Corporation Tax Treatment Certificate”); or
     (b) in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Corporation Tax Treatment Certificate or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or
     (c) in the case of a Non-Exempt Buyer that is organized under the laws of the United States, any State thereof, or the District of Columbia, (i) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments, and (ii) if such Non-Exempt Buyer is treated as a corporation for United States federal tax purposes, a Corporation Tax Treatment Certificate; or
     (d) in the case of a Non-Exempt Buyer that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U. S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN claiming a zero rate of withholding (or any successor forms thereto) and a Corporation Tax Treatment Certificate; or
     (e) in the case of a Non-Exempt Buyer that (A) is treated for U.S. federal income tax purposes as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and

(ii) a Corporation Tax Treatment Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be required by this Section 7.5 with respect to each such beneficial owner if such beneficial owner were a Buyer, provided that no such documents will be required with respect to a beneficial owner to the extent the actual Buyer is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this Section 7.5 are otherwise determined to be unnecessary, all such determinations under this Section 7.5 to be made in the sole discretion of Seller, provided that each such Buyer shall be provided an opportunity to establish such compliance as reasonable; or
     (f) in the case of a Non-Exempt Buyer that is disregarded for U.S. federal income tax purposes, the document that would be required by this Section 7.5 with respect to its beneficial owner if such beneficial owner were a Buyer; or
     (g) in the case of a Non-Exempt Buyer that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Corporation Tax Treatment Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be required by this Section 7.5 with respect to each such person if each such person were a Buyer.
If the forms referred to in this Section 7.5 that are provided by a Buyer at the time such Buyer first becomes a party to this Agreement, a successor to a Buyer or, with respect to a permitted assignment of or a grant of a participation in the interests of a Buyer hereunder, the effective date thereof, indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Excluded Taxes unless and until such Buyer provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a Person becomes an assignee, successor or participant to this Agreement, Buyer transferor was entitled to indemnification or additional amounts under this Section 7, then the Buyer assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Buyer transferor was entitled to such indemnification or additional amounts for Non-excluded Taxes, and the Buyer assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-excluded Taxes.
     7.6. If Buyer Fails to Provide Form. For any period with respect to which a Buyer required to do so has failed to provide Seller with the appropriate form, certificate or other document described in Section 7.5 (other than (i) if such failure is due to a change in any applicable Legal Requirement, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided, (ii) if such form, certificate or other document otherwise is not required under Section 7.5 or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for such Buyer to deliver such form, certificate or other document), such Buyer shall not be entitled to indemnification or additional amounts under Section 7.2 or Section 7.3 with respect to Non-excluded Taxes imposed by the United States by reason of such failure; provided that should a Buyer become subject to Non-excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Seller shall take such steps as such Buyer shall reasonably request, to assist such Buyer in recovering such Non-excluded Taxes.
     7.7. Survival. Without prejudice to the survival of any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 7 shall survive the termination of this Agreement. Nothing contained in this Section 7 shall require the Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.
     7.8. Treatment of Certain Refunds. If the Agent or any Buyer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Seller or with respect to which the Seller has paid additional amounts pursuant to this Article 7, it shall pay to the Seller an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Seller under this Article 7 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Buyer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Seller, upon the request of the Agent or such Buyer, agrees to repay the amount paid over to the Seller (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Buyer in the event the Agent or such Buyer is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Agent or any Buyer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Seller or any other Person.
     7.9. Mitigation Obligations. If any Buyer requests compensation under Sections 6.4, 7.1 or 7.2 or requires the Seller to pay any additional amount to any Buyer or any Governmental Authority for the account of any Buyer pursuant to Sections 6.4, 7.1 or 7.2, then such Buyer shall use reasonable efforts to designate a different office for funding or booking its share of Transactions hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Buyer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 6.4, 7.1 or 7.2, as the case may be, in the future and (ii) would not subject such Buyer to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Buyer. The Seller hereby agrees to pay all reasonable costs and expenses incurred by any Buyer in connection with any such designation or assignment.
     7.10. Delay in Requests. Failure or delay on the part of any Buyer or the Agent to demand compensation pursuant to this Section 7, Section 6.4 or Section 6.5 shall not constitute a waiver of such Buyer’s or the Agent’s right to demand such compensation, provided that the Seller shall not be required to compensate a Buyer or the Agent pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Buyer or the Agent, as the case may be, notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of such Buyer’s or the Agent’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
8 Income and Escrow Payments; Control.
     8.1. Income and Escrow Payments. Notwithstanding that the Buyers, the Agent and the Seller intend that the Transactions be sales to the Buyers of the Purchased Loans, where a particular Transaction’s term extends over an Income payment date on the Purchased Loans subject to that Transaction, all payments and distributions, whether in cash or in kind, made on or with respect to the Purchased Loans shall be paid directly to the Seller or its designee by the relevant Customer, and the Agent (and the Buyers) shall have no obligation to collect or apply any Income to prevent or reduce any Margin Deficit, unless the Seller (i) arranges for such Income to be paid to the Agent (for Pro Rata distribution to the Buyers), (ii) requests that the Agent apply such Income when received against the Seller’s Margin Deficit(s) and (iii) concurrently transfers to the Agent either (x) cash or (y) at the Agent’s option and with the Agent’s written approval, Additional Purchased Loans, sufficient to eliminate such Margin Deficit. Amounts paid to the Seller by the relevant Customer shall be deposited by the Seller into the Income Account within two (2) Business Days of receipt by Seller and, as to amounts so paid to the Seller for escrow payments, into the Escrow Account. The Income Account and the Escrow Account shall be maintained by the Seller with a bank satisfactory to the Agent. The Income Account and Escrow Account may be interest bearing accounts if allowed or required by applicable law. At all times prior to a Default or Event of Default, the Seller may have full use of all Income and amounts on deposit in the Income Account, subject to the provisions of Section 8.2. At the Agent’s request (and no later than 30 days after such request), the Seller shall establish a new Income Account and Escrow Account into which all funds collected with respect to the Purchased Loans, and no other funds, shall be deposited and the Seller shall deliver control agreements with respect to such accounts to the Agent as described in Section 8.2.
     8.2. Income and Escrow Accounts. Prior to the initial Transaction hereunder the Seller shall establish the Income Account and the Escrow Account. At the Agent’s request (and no later than 10 days after such request) Seller shall cause the bank holding such accounts to enter into a control agreement with the Agent providing that upon notice from the Agent (which notice shall be given only upon the occurrence of a Default or Event of Default) no further withdrawals or payment orders from the Seller shall be honored and only payment and withdrawal orders from the Agent or its designee shall be honored. Prior to the occurrence of a Default or Event of Default and so long as Seller is also the Servicer, Seller shall make payments from the Escrow Account of all appropriate amounts payable with respect to each Purchased Loan for taxes, insurance and other purposes for which the funds are paid into the Escrow Account. Subject to Section 8.3, amounts on deposit in the Income Account shall be used by the Seller to pay its fees as Servicer while it serves in such capacity, and may be used to pay to the Agent amounts due under this Agreement for Margin Deficit or Price Differential and for any other lawful purpose.
     8.3. Income and Escrow Accounts after Default. Upon the occurrence and during the continuation of a Default or Event of Default, the Seller shall have no right to direct withdrawal or application of funds in the Income Account and the Escrow Account unless authorized to do so in writing by the Agent. The Agent may cause all amounts on deposit in the Income Account to be paid to it or its designee for application as provided in Section 18.4. The Agent or its designee shall direct payments from the Escrow Account for the purposes for which such funds are deposited into the Escrow Account and shall comply with all Legal Requirements applicable to the operation of the Income Account and the Escrow Account, including any Agency guidelines with respect thereto.
9 Facility Fee; Agent’s Fee.
     9.1. Facility Fee; Non-Use. The Seller agrees to pay to the Agent (for Pro Rata distribution to the Buyers) a facility fee (the “Facility Fee”) in an amount equal to the sum of two tenths of one percent (0.20%) per annum of the Maximum Aggregate Commitment for the period from the Effective Date to the Termination Date, computed for each calendar month or portion thereof from the Effective Date until the date this Agreement terminates in accordance with its terms. The Seller further agrees to pay to the Agent (for pro rata distribution to the Buyers) a non-usage fee (the “Non-usage Fee”) in an amount determined by applying a rate of (a) if the average Aggregate Outstanding Purchase Price is less than 35% of the Maximum Aggregate Commitment for any month, 0.25% per annum to the average daily amount by which the Maximum Aggregate Commitment exceeds the average Aggregate Outstanding Purchase Price, and (b) if the average Aggregate Outstanding Purchase Price is greater than or equal to 35% but less than 50% of the Maximum Aggregate Commitment for any month, 0.20% per annum to the average daily amount by which the Maximum Aggregate Commitment exceeds the average Aggregate Outstanding Purchase Price, computed for each calendar month or portion thereof from the Effective Date to the date this Agreement terminates in accordance with its terms. The Facility Fee and the Non-Usage Fee shall be payable monthly in arrears and shall be due no later than two (2) Business Days after the Agent bills the Seller therefor, in accordance with Section 12.2. If the Maximum Aggregate Commitment shall be increased or decreased from time to time either pursuant to a provision of this Agreement or by separate agreement between the Buyers and the Seller (excluding, however, any change occurring as a result of or following the occurrence of a Default or an Event of Default, in respect of which no adjustment of the Facility Fee and the Non-Usage Fee shall be required), the amount of the Facility Fee and the calculation of the Non-Usage Fee shall be adjusted as of the date of such change. The Facility Fee and the Non-Usage Fee are compensation to the Buyers for committing to make funds available for revolving purchases of Eligible Loans on the terms and subject to the conditions of this Agreement, and are not compensation for the use or forbearance or detention of money. Each calculation by the Agent of the amount of the Facility Fee and the Non-Usage Fee shall be conclusive and binding absent manifest error.
     9.2. Agent’s Fee. The Seller agrees to pay to the Agent such fee (the “Agent’s Fees”) in the amounts and on the dates as are provided for in separate agreements between the Seller and the Agent.
10 Security Interest.
     10.1. Intent of the Parties. The parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans; nonetheless, as a security agreement under the UCC and as a security agreement or other arrangement or other credit enhancement related to this Agreement and transactions hereunder as provided for in Section 101(47)(A)(v) of the Bankruptcy Code, the Seller hereby pledges to the Agent for the benefit of the Buyers as security for the performance by the Seller of the Obligations and hereby grants, assigns and pledges to the Agent for the benefit of the Buyers a fully perfected first priority security interest in all of the Purchased Loans and all Income and proceeds from the Purchased Loans, including all of the property, rights and other items described in the definition of “Mortgage Loan” in Section 1.1 for each such Purchased Loan and all rights to have, receive and retain the return or refund of funds transferred from any account with the Agent to any title company, title agent, escrow agent or other Person for the purpose of originating or funding a Mortgage Loan that did not close (for any reason) and that would have been a Purchased Loan if it had closed (all funds so transferred continuously remain the property of the Agent and the Buyers until disbursed by such agent to or for the account of the related Customer upon the closing of his or her Mortgage Loan), and in all of the following property:
     (a) With respect to the Purchased Loans.
     (1) all Purchased Loans Support;
     (2) all Mortgaged Premises related to the Purchased Loans
     (3) all rights to deliver Purchased Loans to investors and other purchasers and all proceeds resulting from the disposition of Purchased Loans pursuant thereto, including the Seller’s right and entitlement to receive the entire purchase price paid for Purchased Loans sold;
     (4) all Hedge Agreements relating to or constituting any and all of the foregoing or relating to the Obligations, including all rights to payment arising under such Hedge Agreements;
     (5) all Servicing Rights in respect of any of the Purchased Loans; and
     (6) all of the Seller’s rights now or hereafter existing in, to or under any MBS secured by, created from or representing any interest in any of the Purchased Loans, whether now owned or hereafter acquired by the Seller, and whether such MBS are evidenced by book entry or certificate (Agent’s ownership interest and security interest in each MBS created from, based on or backed by Purchased Loans shall automatically exist in, attach to, cover and affect all of the Seller’s right, title and interest in that MBS when issued and its proceeds and the Agent’s ownership interest and security interest in the Purchased Loans from which such MBS was so created shall automatically terminate and be released when such MBS is issued, subject to automatic reinstatement if such issuance is voided or set aside by any court of competent jurisdiction), all right to the payment of monies and non-cash distributions on account of any of such MBS and all new, substituted and additional securities at any time issued with respect thereto;
     (b) Related Accounts, Payment Intangibles, General Intangibles
     (1) all accounts, payment intangibles, general intangibles, instruments, documents (including documents of title), chattel paper, contract rights and proceeds,

whether now or hereafter existing (including all of the Seller’s present and future rights to have and receive interest and other compensation, whether or not yet accrued, earned, due or payable), under or arising out of or relating to the Purchased Loans;
     (2) all instruments, documents or writings evidencing any such accounts, payment intangibles, general intangibles or proceeds or evidencing any monetary obligation under, or security interest in, any of the Purchased Loans, all other papers delivered to the Agent or the Custodian, and all other rights transferred to the Agent, in respect of any of the Purchased Loans, including, without limitation, the right to collect, have and receive all insurance proceeds (including, but not limited to, casualty insurance, mortgage insurance, pool insurance and title insurance proceeds) and condemnation awards or payments in lieu of condemnation which may be or become payable in respect of the Mortgaged Premises securing or intended to secure any Purchased Loan, and other personal property of whatever kind relating to any of the Purchased Loans, in each case whether now existing or hereafter arising, accruing or acquired;
     (3) all security for or claims against others in respect of the Purchased Loans;
     (4) all proceeds and rights to proceeds of any sale or other disposition of any or all of the Purchased Loans; and
     (5) the nonexclusive right to use (in common with the Seller and any other secured party that has a valid and enforceable security interest therein and that agrees that its security interest is similarly nonexclusive) the Seller’s operating systems to manage and administer the Purchased Loans and any of the related data and information described above, or that otherwise relates to the Purchased Loans, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Purchased Loans (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems, and the Seller’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by the Seller’s permittees), and any computer programs that are owned by the Seller (or licensed to the Seller under licenses that may lawfully be transferred or used by the Seller’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data;
     (c) Repurchase Settlement Account, Operating Account and other accounts. the Repurchase Settlement Account, the Operating Account, the Funding Account, the Income Account and the Escrow Account and all cash and all securities and other property from time to time on deposit in each such account;
     (d) Loan Records. all Loan Records;
     (e) Other Rights. all rights to have and receive any of the Purchased Loans described above, all accessions or additions to and substitutions for any of such Purchased Loans, together with all renewals and replacements of any of such Purchased Loans, all other rights and interests now owned or hereafter acquired by the Debtor/Seller in, under or relating to any of such Purchased Loans or referred to above and all proceeds of any of such Purchased Loans; and
     (f) Proceeds. all proceeds of all the foregoing.
     The Seller agrees to do such things as applicable Law requires to maintain the security interest of the Agent in all of the Purchased Loans with respect to all such Transactions and all Income and proceeds from the Purchased Loans that are the subject matter of such Transactions and all of the other collateral described above in this Section 10.1 as a perfected first priority Lien at all times. The Seller hereby authorizes the Agent to file any financing or continuation statements under the applicable Uniform Commercial Code to perfect or continue such security interest in any and all applicable filing offices. The Seller shall pay all customary fees and expenses associated with perfecting such security interest including the costs of filing financing and continuation statements under the Uniform Commercial Code and recording assignments of Mortgages as and when required by the Agent in its reasonable discretion.
11 Substitution.
     11.1. Seller May Substitute Other Mortgage Loans with Notice to and Approval of Agent. So long as no Event of Default has occurred and is continuing and no Margin Deficit exists or occurs as a consequence thereof, subject to agreement with and acceptance by, and upon notice to, the Agent, the Seller may substitute Mortgage Loans substantially similar to the Purchased Loans for any Purchased Loans. If the Seller gives notice to the Agent at or before 12:00 noon on a Business Day, the Agent may elect, by the close of business on the Business Day notice is received or by the close of the next Business Day if notice is given after 12:00 noon on such day, not to accept such substitution. If such substitution is accepted by the Agent, such substitution shall be made by the Seller’s transfer to Agent of such other Mortgage Loans on a servicing released basis and the Agent’s transfer to the Seller of such Purchased Loans, and after such substitution, the substituted Mortgage Loans shall be deemed to be Purchased Loans. If the Agent elects not to accept such substitution, the Seller shall offer the Agent and the Buyers the right to terminate the related Transaction.
     11.2. Payment to Accompany Substitution. If the Seller exercises its right to substitute or terminate under this Section 11, the Seller shall be obligated to pay to the Agent (for Pro Rata distribution to the Buyers) by the close of the Business Day of such substitution or termination, as the case may be, an amount equal to the sum of (x) actual cost (including all customary fees, expenses and commissions) to the Agent and the Buyers of (i) entering into replacement Transactions; (ii) entering into or terminating hedge transactions and/or (iii) terminating Transactions or substituting securities in like transactions with third parties in connection with or as a result of such substitution or termination, and (y) to the extent the Agent determines not to enter into replacement Transactions, the loss incurred by the Agent and the Buyers directly arising or resulting from such substitution or termination. The foregoing amounts shall be solely determined and calculated by the Agent and the applicable Buyers in good faith.

12 Payment and Transfer.
     12.1. Immediately Available Funds; Notice to Custodian. All transfers of funds hereunder shall be in immediately available funds. All Eligible Loans transferred by one party hereto to any other party shall be transferred by notice to the Custodian to the effect that the Custodian is then holding for the benefit of the transferee the related documents and assignment forms delivered to it under the Custody Agreement.
     12.2. Payments to the Agent. Except as otherwise specifically provided in this Agreement, all payments required by this Agreement or the other Repurchase Documents to be made to the Agent shall be paid to the Agent by no later than 1:00 p.m. on the day when due (funds received after the applicable deadline shall be conclusively deemed received on the next following Business Day unless the Agent shall agree otherwise) and without set-off, counterclaim or deduction, in lawful money of the United States of America in immediately available funds as provided in Section 24.4, or at such other place as the Agent shall designate from time to time. Whenever any payment to be made under this Agreement or any of the other Repurchase Documents shall be stated to be due on a day that is not a Business Day, the due date for that payment shall be automatically extended to the next day that is a Business Day, and (if applicable) Price Differential at the applicable rate (determined in accordance with this Agreement) shall continue to accrue during the period of such extension. Unless the Agent shall agree otherwise, funds received by the Agent after 1:00 p.m. on a Business Day shall be deemed for all purposes to have been paid by the Seller on the next succeeding Business Day.
     12.3. If Payment Not Made When Due. If and to the extent any payment is not made when due under this Agreement or any of the other Repurchase Documents, the Seller authorizes the Agent and each Buyer (for the Pro Rata account and benefit of all of the Buyers) then or at any time thereafter to charge any amounts so due and unpaid against any or all of the Seller’s accounts with the Agent or any of the Buyers; provided that such right to charge the Seller’s accounts shall not apply to any escrow, trust or other deposit accounts designated as being held by the Seller on behalf of third party owners of the escrowed funds other than Affiliates of the Seller. The Agent agrees to use reasonable efforts to promptly advise the Seller of any charge made pursuant to this Section, but its failure to do so will not affect the validity or collectibility of such charge. Neither the Agent nor any Buyer shall have any obligation to charge any Seller account, merely the right to do so.
     12.4. Payments Valid and Effective. Each payment received by the Agent in accordance with this Agreement is valid and effective to satisfy and discharge the Seller’s liability under the Repurchase Documents to the extent of the payment.
     12.5. Pro Rata Distribution of Payments. The Agent shall distribute all payments of Repurchase Price (whether voluntary or involuntary and from whatever source) received to the Buyers Pro Rata with their respective ownership interests in the Purchased Loans on the next Swing Line Refunding Due Date (but no less frequently than once per week). The distribution from the Agent to each Buyer shall be made by the Agent’s initiating a federal funds wire transfer by 3:00 p.m. on such Swing Line Refunding Due Date, in immediately available funds directly to such Buyer or to such account at another financial institution as is designated from time to time by such Buyer in writing. If the Agent shall fail or refuse to so make any such distribution on the Swing Line Refunding Due Date after it received payment, then, as agreed full and adequate compensation therefor, the Agent shall pay the affected Buyer(s) interest on the undistributed funds at the Federal Funds Rate.
13 Segregation of Documents Relating to Purchased Loans.
     All documents relating to Purchased Loans in the possession of the Seller or its designee (including its agent, or any subservicer) shall be segregated from other documents and securities in its or its designee’s possession and shall be identified as being owned by the Buyers and held by the Agent on behalf of the Buyers (which shall be referenced in the relevant books and records as “U.S. Bank National Association, Agent”) and subject to this Agreement. Segregation may be accomplished by appropriate identification of ownership on the books and records of the holder of such documents, including MERS, a documents custodian, a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Loans shall pass to the Buyers on the Purchase Date and nothing in this Agreement shall preclude the Agent and the Buyers, in each case with the Buyers’ consent, from engaging with others in repurchase transactions with the Purchased Loans or otherwise selling, transferring, or pledging or hypothecating, the Purchased Loans, but no such transaction shall relieve the Buyers of their obligations to transfer Purchased Loans to the Seller pursuant to Section 3 or 18, or of the Agent’s obligation to credit or pay Income to, or apply Income to the obligations of, the Seller pursuant to Section 8.
14 Conditions Precedent.
     14.1. Initial Purchase. The obligations of the Buyers (and the Agent on the Buyers’ behalf) to make the initial purchase under this Agreement are subject to the Seller’s fulfillment of the following conditions precedent:
     (a) the Agent shall have received (or be satisfied that it will receive by such deadline as the Agent shall specify) the following, all of which must be satisfactory in form and content to the Agent:
     (1) this Agreement duly executed by the parties;
     (2) UCC financing statements for the Purchased Loans covered by this Agreement, each duly authorized by the Seller;
     (3) a current UCC search report of a UCC filings search in the office of the Secretary of State of the Commonwealth of Virginia;
     (4) the Custody Agreement duly executed by the Agent, the Seller and the Custodian;
     (5) the Electronic Tracking Agreement duly executed by the Seller, MERS, MERSCorp., Inc. and the Agent;
     (6) the NVR Funding III Subordination Agreement, duly executed by the Seller, NVR Funding III, Inc., the Agent and the Buyers, together with a copy of the NVR Funding III Note, certified as true and complete by the Secretary or Assistant Secretary of the Seller;
     (7) a copy of the corporate resolution (or equivalent thereof) of Seller authorizing the execution, delivery and performance of the Repurchase Documents, certified as of the date of this Agreement by the Secretary or an Assistant Secretary of Seller;
     (8) an incumbency certificate showing the names and titles and bearing the signatures of the officers of Seller authorized to execute the Repurchase Documents, certified as of the date of this Agreement by the Secretary or an Assistant Secretary of Seller;
     (9) a copy of the bylaws of Seller, certified as of the date of this Agreement by the Secretary or an Assistant Secretary of Seller;
     (10) a copy of the Articles of Incorporation of Seller with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date acceptable to the Agent in its sole discretion;
     (11) a certificate of good standing (or the equivalent thereof) for Seller in the jurisdiction of its incorporation, certified by the appropriate governmental officials as of a date acceptable to the Agent in its sole discretion;
     (12) evidence reasonably satisfactory to the Agent (i) as to the due filing and recording in all appropriate offices of all financing statements, (ii) if there are any Purchased Loans that require the Buyers’ interest to be noted by book entry, that such book entry has been duly made and (iii) if there is any “investment property” under the UCC of the State of New York or other applicable Law, that such instruments as are necessary to give the Agent “control” of such investment property have been duly executed by the Seller and the relevant securities intermediary;
     (13) copies of an errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy, or certificates in lieu of policies, providing such insurance coverage as is customary for members of the Seller’s industry;
     (14) a favorable written opinion of counsel to the Seller dated on or before the initial Purchase Date, addressed to the Agent and the Buyers and in form and substance reasonably satisfactory to the Agent and its legal counsel (a form containing opinions required to be included therein are set forth in Exhibit B), specifically stating that the Agent, the Buyers and any person or entity that purchases the Eligible Loans from the Buyers can rely on it; and
     (15) payment to the Agent or the Custodian, as applicable, of the Facility Fee, the Agent’s Fee, the Custodian’s Fee and all other fees and expenses

(including the disbursements and reasonable fees of the Agent’s attorneys) of the Agent and the Buyers payable by Seller pursuant to Section 9 accrued and billed for to the date of the Seller’s execution and delivery of this Agreement;
     (16) a control agreement in form and substance reasonably satisfactory to the Agent establishing its control of the Operating Account, Repurchase Settlement Account and the Funding Account;
     (17) a copy of the Parent Subordinated Note, certified as true and complete by the Secretary or Assistant Secretary of the Seller; and
     (18) a copy of the Tax Allocation Agreement, with all amendments thereto, certified as true and complete by the Secretary or Assistant Secretary of Seller.
     (b) All directors and officers of the Seller and all Affiliates of the Seller (except, with respect to the Parent Subordinated Note, the Parent), to whom or which the Seller shall be indebted either for borrowed money or for any other obligation of Fifty Thousand Dollars ($50,000) or more as of the date of this Agreement, excluding salary, bonus or other compensation obligations, shall have caused such Debt to be Qualified Subordinated Debt, by executing and causing to be delivered to the Agent a Subordination Agreement and taking all other steps, if any, required to cause such Debt to be Qualified Subordinated Debt, and the corporate secretary of the Seller shall have certified each such Subordination Agreement executed to satisfy the requirements of this Section 14.1(b) to be true, complete and in full force and effect as of the date of the initial purchase.
     14.2. Each Purchase. The obligations of the Buyers (and the Agent on the Buyers’ behalf) to make any purchase under this Agreement are also subject to the satisfaction, as of each Purchase Date, of the following additional conditions precedent:
     (a) The Seller shall have delivered (i) to the Agent a Request/Confirmation and its related Mortgage Loan Transmission File and (ii) to the Custodian, such Mortgage Loan Transmission Files for the new Loans to be purchased.
     (b) Unless the requested Transaction is for the purchase of only Wet Loans, the Custodian shall have issued its Custodian’s Exception Report (as defined in the Custody Agreement) relating to the Purchased Loans then owned by the Buyers — the Agent agrees that, for so long as it is the Custodian, it will not unreasonably withhold or delay issuing any such Custodian’s Exception Report.
     (c) The representations and warranties of the Seller contained in this Agreement and the other Repurchase Documents shall be true and correct in all material respects as if made on and as of each Purchase Date unless specifically stated to relate to an earlier date.
     (d) The Seller shall have performed all agreements to be performed by it under this Agreement, the Custody Agreement and all other Repurchase Documents, as well as under all Investor Commitments that the Seller has represented to the Agent and the Buyers cover any of the Purchased Loans, and after the requested Transaction shall have been executed, no Default or Event of Default will exist that the Agent has not declared in writing to have been waived or cured, nor will any default exist under any such Investor Commitments.
     (e) The Seller shall have paid the Facility Fee, the Non-Usage Fee and the Agent’s Fee then due and payable in accordance with Section 9.1 and Section 9.2 and the Custodian’s Fee pursuant to the Custody Agreement.
     (f) Prior to the execution of the requested Transaction, no Default or Event of Default shall have occurred or will occur after giving effect to such Transaction, that the Agent has not declared in writing to have been waived or cured.
     (g) The requested Transaction will not result in the violation of any applicable Law.
     (h) The Agent shall have received such other documents, if any, as shall be reasonably required by the Agent.
     (i) No Margin Deficit exists or will exist after giving effect to such Transaction.
     (j) The Termination Date shall not have occurred.
     (k) After giving effect to such Transaction, none of the sublimits set forth in Section 4.2 shall be exceeded.
     (l) For any Transaction involving a Wet Loan, (i) unless the closing title agency or attorney has previously signed an agreement with the Agent acknowledging funds received from the Agent for the purchase of such Wet Loan are held by such title agency or attorney in trust for and as the property of the Agent until such Wet Loan is closed and Purchased by the Agent for the benefit of the Buyers and that any such funds so received shall be returned to the Agent for the benefit of the Buyers if the Mortgage Loan that is proposed to be so purchased as a Wet Loan does not close on the proposed Purchase Date, (ii) the Seller shall have delivered to such closing title agency or attorney an instruction letter stating that funds received from the Agent for the purchase of such Wet Loan are held by such title agency or attorney in trust for and as the property of the Agent until such Wet Loan is closed and Purchased by the Agent for the benefit of the Buyers and that any such funds so received shall be returned to the Agent for the benefit of the Buyers if the Mortgage Loan that is proposed to be so purchased as a Wet Loan does not close on the proposed Purchase Date

15 Representations, Warranties and Covenants.
     15.1. Buyers, Agent and Seller Representations. The Buyers, the Agent and Seller each represents and warrants, and shall on and as of the Purchase Date of any Transaction be deemed to represent and warrant, to the other that:
     (a) it is duly authorized to execute and deliver this Agreement, to enter into the Transactions and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance;
     (b) it will engage in such Transactions as principal (or, in the case of the Agent, and in respect of any other party if agreed in writing in advance of any Transaction by the other parties hereto, as Agent for a disclosed principal);
     (c) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal);
     (d) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions and such authorizations are in full force and effect; and
     (e) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected.
     15.2. Additional Seller Representations. With regard to:
     (i) Purchased Loans, on and as of the Purchase Date of any Transaction;
     (ii) Eligible Loans substituted pursuant to Section 11, on and as of the date of their substitution; and
     (iii) Additional Purchased Loans submitted pursuant to Section 6.1, on and as of the date of their transfer to the Custodian the Seller hereby represents and warrants to the Buyers and the Agent, as follows:
     (a) Documents Genuine. The documents delivered or disclosed by the Seller to the Agent or the Buyers pursuant to this Agreement or the Custody Agreement are either original documents or genuine and true copies thereof.
     (b) No Securities to be Acquired with Purchased Loan Sale Proceeds. None of the Purchase Price for any Eligible Loan will be used either directly or indirectly to acquire any security, as that term is defined in Regulation T, and the Seller has not taken any action that might cause any Transaction to violate any regulation of the Federal Reserve Board.

     (c) Organization; Good Standing; Subsidiaries. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, and each of the Seller’s Subsidiaries is a corporation, partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization. The Seller has furnished to the Agent a true and complete copy of its Organizational Documents as in effect as of the date of this Agreement, including all amendments thereto, and agrees to furnish to the Agent a true and complete copy of any amendment adopted after the Effective Date promptly after it is adopted. The Seller and its Subsidiaries each has the full legal power and authority to own its properties and to carry on its business as currently conducted and each is duly qualified to do business as a limited partnership or foreign corporation or (in the case of any limited liability company Subsidiaries) limited liability company and in good standing in each jurisdiction in which the ownership of its property or the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be qualified, licensed or in good standing could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries. The Seller does not have any Subsidiaries except as set forth on Exhibit D or as have been disclosed by the Seller to the Agent in writing after the Effective Date. Exhibit D states the name of each such Subsidiary as of the Effective Date, place of organization, each state in which it is qualified as a foreign entity and the percentage ownership of the capital stock or other indicia of equity of each such Subsidiary by the Seller.
     (d) Authorization and Enforceability. The Seller has the power and authority to execute, deliver and perform this Agreement, the Custody Agreement and all other Repurchase Documents to which it is a party or in which it joins or has joined. The execution, delivery and performance by the Seller of this Agreement, the Custody Agreement and all other Repurchase Documents to which it is a party have each been duly and validly authorized by all necessary corporate action on the part of the Seller (none of which has been modified or rescinded, and all of which are in full force and effect) and do not and will not (i) conflict with or violate any Legal Requirement, (ii) conflict with or violate the Organizational Documents of the Seller, (iii) conflict with or result in a breach of or constitute a default under any agreement, instrument or indenture binding on the Seller or (iv) require any consent under any such agreement, instrument or indenture, where the conflict, violation, breach, default or nonconsent could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries, or result in the creation of any Lien upon any property or assets of the Seller, or result in or permit the acceleration of any debt of the Seller pursuant to any agreement, instrument or indenture to which the Seller is a party or by which the Seller or its property may be bound or affected. This Agreement, the Custody Agreement and all other Repurchase Documents constitute the legal, valid, and binding obligations of the Seller enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights generally.
     (e) Approvals. Neither the execution and delivery of this Agreement, the Custody Agreement and all other Repurchase Documents nor the performance of the

Seller’s obligations under such Repurchase Documents requires any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority other than (i) those that have been obtained or will be obtained by the time required and which remain in full force and effect, (ii) those for which the Seller’s failure to obtain them could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries and (iii) the filing of any financing statements.
     (f) Financial Condition. The consolidated balance sheet of the Seller (and, to the extent applicable, the Seller’s consolidated Subsidiaries) and the related statements of income, changes in stockholders’ equity cash flows and Mortgage Loan production (“Financial Statements”) for the fiscal year ended on the Statement Date (the “Statement Date Financial Statements”) heretofore furnished to the Agent and the Buyers, fairly present the financial condition of the Seller (and Seller’s consolidated Subsidiaries) as of the Statement Date and the results of their operations for the fiscal period ended on the Statement Date. On the Statement Date, the Seller did not have either any known material obligations, liabilities or indebtedness (including material contingent and indirect liabilities and obligations and forward or long-term commitments), other than the contingent liabilities (if any) set forth on Schedule 15.2(f) and contingent liability on endorsements of negotiable instruments for deposit or collection in the ordinary course of business, which are not disclosed by the Statement Date Financial Statements or reserved against in them, in each case in accordance with GAAP, or that have not been otherwise disclosed to the Buyer in writing. Each of the Seller and each of its Subsidiaries is Solvent, and since the Statement Date there has been no material adverse change in any of the Central Elements in respect of the Seller or any of its Subsidiaries, nor is the Seller aware of any state of facts which (with or without notice, the lapse of time or both) would or could reasonably be expected to result in any such material adverse change.
     (g) Litigation. Except as disclosed on Schedule 15.2(g) or except as disclosed in the Statement Date Financial Statements or the most recent Financial Statements furnished to the Agent and the Buyers (whichever is more current), there are no actions, claims, suits or proceedings pending, or to the knowledge of the Seller, threatened or reasonably anticipated against or affecting the Seller or any of its Subsidiaries in any court, before any other Governmental Authority or before any arbitrator or in any other dispute resolution forum which could reasonably be expected to result in a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries.
     (h) Licensing. The Seller, and any subservicer of its Mortgage Loans are duly registered as mortgage lenders and servicers in each state in which Mortgage Loans have been or are from time to time originated, to the extent such registration is required by any applicable Legal Requirement, except where the failure to register could not reasonably be expected to result in a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries or such subservicer.
     (i) Compliance with Applicable Laws. Neither the Seller nor any of its Subsidiaries is in violation of any provision of any law, or any judgment, award, rule,

regulation, order, decree, writ or injunction of any court, other Governmental Authority or public regulatory body that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries.
     (j) Regulation U. The Seller is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Transactions directly or indirectly made available to or received by the Seller or for its account will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any debt which was originally incurred to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or which would constitute this transaction a “purpose credit” within the meaning of Regulation U, as now or hereafter in effect.
     (k) Investment Company Act. The Seller is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     (l) Payment of Taxes. All material tax returns required to be filed by the Seller and each Subsidiary in any jurisdiction have been filed or extended and all taxes, assessments, fees and other governmental charges upon the Seller and each Subsidiary or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a Lien thereon, unless protested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established on the books of the Seller or such Subsidiary.
     (m) Custody Agreement. The Custody Agreement is or when executed will be currently in full force and effect with respect to the Seller and the Seller is or when executed will be in compliance with all of its obligations, covenants or conditions contained in the Custody Agreement.
     (n) Agreements. Neither the Seller nor any of its Subsidiaries is a party to any agreement, instrument or indenture or subject to any restriction, in each case materially and adversely affecting any of the Central Elements in respect of the Seller or any of its Subsidiaries except as disclosed in (i) the Statement Date Financial Statements, or (ii) Schedule 15.2(f). Neither the Seller nor any Subsidiary is in default in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any agreement, instrument or indenture that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries. No holder of the Seller’s or any such Subsidiary’s debt or other obligations has given notice of any asserted default that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries. No liquidation or dissolution of the Seller is pending or, to the Seller’s knowledge, threatened and no liquidation or dissolution of any Subsidiary is pending or threatened that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries. No receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to the Seller or any of its properties is pending, or to the Seller’s knowledge, threatened. No receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to any Subsidiary of the Seller or any of its properties is pending, or to the Seller’s knowledge, threatened that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries.
     (o) Title to Properties. The Seller and each of its Subsidiaries has good, valid, insurable (in the case of real property) and marketable title to all of its material Properties and assets (whether real or personal, tangible or intangible) that are reflected on or referred to in the Statement Date Financial Statements or in the more current Financial Statements (if any) most recently furnished to the Buyer after the Effective Date, except for such properties and assets as have been disposed of since the date of such current Financial Statements either in the ordinary course of business or because they were no longer used or useful in the conduct of its business, and all such Properties and assets are free and clear of all Liens except for (i) the lien of current (nondelinquent) real and personal property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters to which like properties are commonly subject that do not materially interfere with the use of the property as it is currently being used and (iii) such other Liens, if any, as are disclosed in such Financial Statements or on Schedule 15.2 (o) and (iv) Permitted Encumbrances.
     (p) The Seller’s Address. The Seller’s chief executive office and principal place of business are at Plaza Tower I, 11700 Plaza America Drive, Suite 500, Reston, VA 20190, or at such other address as shall have been set forth in a written notice to the Agent given subsequent to the Effective Date and at least ten (10) Business Days before such notice’s effective date.
     (q) ERISA. The Seller does not maintain any ERISA Plans and shall not adopt or agree to maintain or contribute to an ERISA Plan. The Seller shall promptly notify Agent and each Buyer in writing in the event an ERISA Affiliate adopts an ERISA Plan. The Seller is not an employer under any Multiemployer Plan or any other Plan subject to Title IV of ERISA.
     (r) Commissions. Neither Seller nor any of its Affiliates have dealt with any broker, investment banker, Agent or other person, except for the Agent and the Buyers, who may be entitled to any commissions or compensation in connection with the sale of Purchased Loans pursuant to this Agreement.
     (s) Full Disclosure. Each material fact or condition relating to the Repurchase Documents and the Central Elements has been disclosed in writing to the Agent. All information previously furnished by the Seller and its Subsidiaries to the Agent in connection with the Repurchase Documents was and all information furnished in the future by the Seller and its Subsidiaries to the Agent or Buyers will be true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified. To the best knowledge of the Seller, neither the financial statements referred to in Section 15.2(f) , nor any Request/Confirmation, market analysis report, officer’s certificate or any other report or statement delivered by the Seller and its Subsidiaries to the Agent in connection with this Agreement, contains any untrue statement of material fact.
     (t) Material Agreements with Affiliates. Except as set forth on Schedule 15.2(t), as of the Closing Date, Seller is not party to any material agreement, whether written or oral, with the Parent or any other Affiliate of Seller, other than the arrangement between the Parent and the Seller pursuant to which the Parent provides centralized payroll, accounts payable and accounting services to the Seller. As used in the preceding sentence, “material agreement” includes any agreement in which the fair value of the consideration paid or performance due any party exceeds $100,000 and “with the Parent or any other Affiliate of Seller” includes any direct or indirect agreement with the Parent or any other Affiliate of Seller.
     15.3. Special Representations Relating to the Purchased Loans. The representations and warranties concerning each Purchased Loan, as set forth on Schedule 15.3 hereto, are incorporated herein.
     15.4. Representations and Warranties Relating to Specific Transactions. At the time each Request/Confirmation is provided to the Agent, Buyers and/or Custodian, the following are true with respect to each of the Mortgage Loans listed on the Mortgage Loan Transmission Files attached to such Request/Confirmation or submitted in connection with such Request/Confirmation:
     (a) the Basic Papers have been or will be executed and delivered by all appropriate Persons;
     (b) the Seller is electronically communicating to the Custodian a complete Mortgage Loan Transmission File, and the information stated for such Mortgage Loan in such standard Mortgage Loan Transmission File is correct and complete in accordance with the Record Layout;
     (c) such Mortgage Loan has been (or will be) originated, closed, funded and (if applicable) negotiated and assigned to the Seller;
     (d) for each such Mortgage Loan being offered as a Dry Loan, the Basic Papers are being concurrently delivered to the Custodian;
     (e) for each Mortgage Loan being offered as a Wet Loan, the complete File for such Mortgage Loan, including all Basic Papers and all Supplemental Papers, is or will be in the possession of either that Mortgage Loan’s closer, or the Seller, its Basic Papers are in the process of being delivered to the Custodian and such Basic Papers will be delivered to the Custodian on or before four (4) Business Days after the Purchase Date specified above;
     (f) no default or Event of Default has occurred and is continuing and there has been no material adverse change in any of the Central Elements in respect of the

Seller or any of its Subsidiaries since the date of the Seller’s most recent annual audited Financial Statements that have been delivered to the Administrative Agent and the Buyers;
     (g) all items that the Seller is required to furnish to the Buyers, the Agent or the Custodian in connection with the requested Transaction and otherwise have been delivered, or will be delivered before the Purchase Date specified in the applicable Request/Confirmation, in all respects as required by this Agreement and the other Repurchase Documents. All documentation described or referred to in the Mortgage Loan Transmission File submitted to the Agent in connection with the applicable Request/Confirmation conforms in all respects with all applicable requirements of this Agreement and the other Repurchase Documents;
     (h) none of the Purchased Loans (including, but not limited to, the Purchased Loans identified in the applicable Request/Confirmation) has been sold to any Person other than the Buyers, is pledged to any Person other than Agent, for the benefit of itself and the Buyers, or supports any borrowing or repurchase agreement funding other than purchases under this Agreement.
     15.5. Survival. All representations and warranties by the Seller shall survive delivery of the Repurchase Documents and the sales of the Purchased Loans, and any investigation at any time made by or on behalf of the Buyers or the Agent shall not diminish any Buyer’s or the Agent’s right to rely on them.
16 Affirmative Covenants.
     The Seller agrees that, for so long as the Commitments are outstanding or either (i) there are any Purchased Loans that have not been repurchased by the Seller or (ii) any of the Seller’s Obligations remain to be paid or performed under this Agreement or any of the other Repurchase Documents:
     16.1. Daily Forward Delivery Report. It will provide, for each Business Day no later than 9:00 a.m. on the following Business Day, a forward delivery report submitted electronically providing the information set forth on, and substantially in the format of, Schedule 16.1.
     16.2. Office of Foreign Assets Control and USA Patriot Act.
     (a) The Seller will not knowingly directly or indirectly use any of the proceeds from the sale of the Purchased Loans, or lend, contribute or otherwise make available any such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person or entity that is subject to sanctions under any program administered by the Office of Foreign Assets Control of the United States Department of the Treasury, including those implemented by regulations codified in Subtitle B, Chapter V, of Title 31, Code of Federal Regulations.
     (b) The Seller will not (i) be or become subject at any time to any law, regulation or list of any government agency (including the U.S. Office of Foreign Asset Control list) that prohibits or limits the Buyers or the Agent from entering into any

Transaction with Seller or from otherwise conducting business with Seller, or (ii) fail to provide documentary and other evidence of the Seller’s identity as may be requested by the Agent or any Buyer at any time to enable the Agent and Buyers to verify the Seller’s identity or to comply with any applicable law or regulation, including Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
     16.3. Financial Statements. The Seller will deliver to the Agent who will post the same for viewing by all Buyers on a secure internet site within one Business Day of receipt:
     (a) As soon as available and in any event within thirty (30) days after the end of each month (including each quarter end and year end month), Financial Statements for the Seller and its Subsidiaries for the month just ended, all in reasonable detail, and certified by its chief financial officer that, such Financial Statements were prepared in accordance with GAAP and present fairly in all material respects the Seller’s and its consolidated Subsidiaries’ financial condition as of the date thereof and the results of their operations for the period covered, subject, however, to adjustments required by FAS-91 and FAS-133 and normal year-end audit adjustments and the omission of notes to the Financial Statements.
     (b) As soon as available and in any event within ninety (90) days after the close of each of its fiscal years, audited consolidated and unaudited consolidating Financial Statements for the Seller and its consolidated Subsidiaries for such year, and the related balance sheet as at the end of such year (setting forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP and with all notes, and accompanied by:
     (1) a report and clean and unqualified opinion of a firm of independent certified public accountants of recognized standing selected by the Seller and reasonably acceptable to the Agent (as of the Effective Date, KPMG is acceptable to the Agent), stating that such accountants have audited such Financial Statements in accordance with generally accepted auditing standards and that, in their opinion, such Financial Statements present fairly, in all material respects, the consolidated financial condition of the Seller and its consolidated Subsidiaries as of the date thereof and the consolidated results of its operations and cash flows for the periods covered thereby in conformity with GAAP;
     (2) any management letters, management reports or other supplementary comments or reports delivered in conjunction with the report and opinion in Section 16.3(b)(1) by such accountants to management or the board of directors of the Seller; and
     (3) a certificate signed by the chief executive officer or President of the Seller and the chief financial officer of the Parent stating that said Financial Statements are fairly stated in all material respects.

The Seller also agrees to provide to the Agent and the Buyers such other information related to such annual reports or concerning the Seller’s finances or operations as the Agent or any Buyer may from time to time reasonably request.
     (c) Chief Financial Officer’s Certificate. Together with each of the monthly and annual Financial Statements required by Sections 16.3(a), and 16.3(b) above, a certificate of the Seller’s chief financial officer in the form of Exhibit C, among other things, (i) setting forth in reasonable detail all calculations necessary to show whether the Seller is in compliance with the requirements of Section 17.12, 17.13, 17.14 and 17.15 of this Agreement or, if the Seller is not in compliance, showing the extent of noncompliance and specifying the period of noncompliance and what actions the Seller proposes to take with respect thereto and (ii) stating that the terms of this Agreement have been reviewed by such officer or under his or her supervision, and that he or she has made or caused to be made under his or her supervision, a review in reasonable detail of the transactions and the condition of the Seller during the accounting period covered by such Financial Statements and that such review does not disclose the existence during or at the end of such accounting period and that such chief financial officer does not have knowledge of the existence as of the date of the Officer’s Certificate of any Event of Default or Default or, if any Event of Default or Default existed or exists, specifying the nature and period of its existence and what action the Seller has taken, is taking and proposes to take with respect to it.
     16.4. Financial Statements Will Be Accurate. The Seller agrees that all Financial Statements and reports of auditors furnished to the Agent and the Buyers will be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the Statement Date Financial Statements as at the date thereof and for the period then ended, subject, however for Financial Statements other than year-end statements to year-end audit adjustments and the omission of footnotes.
     16.5. Other Reports. The Seller will promptly furnish to the Agent from time to time information regarding the business and affairs of the Seller (and, upon the written request of any Buyer, such information requested by such Buyer), including the following and such other information as the Agent may from time to time reasonably request (each report required must be signed by a duly authorized officer of the Seller, and the Agent and the Buyers will have no responsibility to verify or track any of the items referenced or conclusions stated in such reports or to verify the authority of its signer):
     (a) A report of Purchased Loans prepaid in full, on or before one (1) Business Day after prepayment of any one or more Purchased Loans is reported to the Seller internally or by any Servicer or the Seller’s subservicer (and the Seller, as applicable, will require each such Servicer and subservicer to promptly make such reports to the Seller, as applicable).
     (b) Monthly with the certificate required by Section 16.3(c), a report attached to Exhibit C summarizing (i) notices received by the Seller requesting or demanding that the Seller repurchase (or pay indemnity or other compensation in respect of) Mortgage Loans previously sold or otherwise disposed of by the Seller to any investor or other

Person pursuant to any express or implied repurchase or indemnity obligation (whether absolute or contingent and whether or not the Seller is contesting or intends to contest such request or demand) and (ii) actual repurchase and indemnity payments made by Seller to any Person.
     (c) Upon request, a summary report of the Seller’s then-outstanding commitments to sell Mortgage Loans to investors.
     (d) Monthly, a summary of the Seller’s other repurchase, reverse repurchase or asset warehousing facilities. Such report shall be in form and format reasonably acceptable to the requesting party and include the total amount available, amount outstanding and maturity date of each of such facilities, the counterparties and whether such facilities are committed or uncommitted.
     (e) Such other reports by the Seller in respect of the Purchased Loans, in such detail and at such times as the Agent or any Buyer in its reasonable discretion may request at any time or from time to time.
     (f) As soon as available and in any event within one day after filing or posting on-line, notice of (i) all press releases issued by the Parent or any of its Subsidiaries, (ii) all regular or periodic financial reports, and copies of all extraordinary or non-routine filings, if any, that shall be filed with the U.S. Securities and Exchange Commission or any successor agency by or on behalf of the Parent or any of its Subsidiaries (including Single-purpose Finance Subsidiaries) and (iii) all such filings relating to any securities that are or are to be based on, backed by or created from any Purchased Loans and which filings are made by or in respect of the Parent or any of its Subsidiaries.
     16.6. Maintain Existence and Statuses; Conduct of Business. The Seller agrees to preserve and maintain its existence in good standing and all of its rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business except where the failure to maintain such rights, privileges, licenses or franchises could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries, and the Seller will continue in the residential mortgage lending business as its principal and core business.
     16.7. Compliance with Applicable Laws. The Seller and its Subsidiaries will comply with all applicable Legal Requirements, the breach of which could reasonably be expected to materially adversely affect any of the Central Elements with respect to the Seller and its Subsidiaries, taken as a whole, except where contested in good faith.
     16.8. Inspection of Properties and Books; Protection of Seller’s Proprietary Information; Buyers’ Due Diligence of Seller.
     (a) The Seller agrees to permit the Agent and the Buyers, subject to the provisions of Section 16.9, to perform continuing loan level due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made in this Agreement or otherwise, and the Seller agrees that upon reasonable prior notice to the Seller (which shall not be less than five days, provided that no Default or Event of Default has occurred and is continuing), the Agent, any Buyer or their authorized representatives will be permitted timely and reasonable access to examine, inspect, and make copies and extracts of, the related mortgage loan files and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession or under the control of the Seller, any Servicer or the Custodian. The Seller also shall make available to the Agent and the Buyers a knowledgeable financial or accounting officer for the purpose of answering questions respecting the mortgage loan files and the Purchased Loans. Without limiting the generality of the foregoing, the Seller acknowledges that the Buyers may purchase Eligible Loans from the Seller based solely upon the information provided by the Seller to the Agent in the Mortgage Loan Transmission File and the representations, warranties and covenants contained in this Agreement, and that the Agent and the Buyers, at their option, have the right at any time with reasonable prior notice to conduct a partial or complete due diligence review on some or all of the Purchased Loans prior to or following their purchase in a Transaction, including ordering new credit reports and new appraisals on any property securing any Purchased Loan and otherwise re-generating the information used to originate such Purchased Loan. Notwithstanding any provision to the contrary herein regarding reasonable prior notice, if an Event of Default in respect of the Seller shall have occurred and be continuing, then the Agent and the Buyers, upon notice to the Seller, shall have the right to immediate access and review of the Seller and the loan information contemplated in this Section 16.8(a), provided that to the extent that the Seller does not have possession of such loan information, the Seller shall cause the applicable Servicer or subservicer to provide the Agent and the Buyers with access and review of such loan information within a reasonable period of time, but not to exceed any prior notification time provided under the related Servicing Agreement with such Servicer or subservicer. The Agent may conduct the due diligence review of such Purchased Loans itself or engage a third party underwriter selected by the Agent to perform such review. The Seller agrees to, and to cause any relevant Servicer and its subservicer to, cooperate with the Agent, the Buyers and any third party underwriter in connection with such due diligence review, including providing the Agent, the Buyers and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of the Seller, such Servicer and such subservicer. Such visits shall be coordinated by the Agent and, so long as no Default or Event of Default has occurred and is continuing, such visits by any Buyer shall be at such Buyer’s expense. Except as provided in the foregoing sentence, the Seller agrees to pay all costs and expenses of the Agent and any Buyer incurred in the exercise of their rights pursuant to this Section 16.18(a).
     (b) The Seller agrees to permit authorized representatives of the Agent and each Buyer, at such Buyer’s expense except after the occurrence and during the continuance of a Default or Event of Default, to discuss onsite the business, operations, assets and financial condition of the Seller and its Subsidiaries with their respective officers, employees and independent accountants and to examine their books of account and make copies or extracts of them, all at such reasonable times and upon such reasonable notice as the Agent or any Buyer may request, for any or all of the purposes of ordinary diligence, performing the Buyers’ duties (and any of the Seller’s duties which the Seller has not performed) and enforcing the Buyers’ and the Agent’s rights under this Agreement. To the extent that it is commercially reasonable, any Buyer that desires to act under this Section 16.8(b) shall do so either through the Agent, or with the coordination of the Agent, and to the extent that it is not commercially reasonable for a Buyer to do so, such Buyer may only act under this Section 16.8(b) one (1) time in any consecutive six (6) month period and, unless such Buyer is the Person serving as the Agent, at such Buyer’s expense (or, after the occurrence and during the continuance of a Default or Event of Default, at Seller’s expense). The Agent or the Buyer acting will notify the Seller before contacting the Seller’s accountants and the Seller may have its representatives in attendance at any meetings between the officers or other representatives of the Agent or any Buyer and such accountants held in accordance with this authorization. The Agent and each Buyer agrees that it will prevent disclosure by itself to third parties of any proprietary information it has received pursuant to this Agreement and will maintain the confidential nature of such material; provided that this restriction shall not apply to information that (i) at the time in question has already entered the public domain, (ii) is required to be disclosed by any Legal Requirement (including pursuant to any examination, inspection or investigation by any Governmental Authority having regulatory jurisdiction over any Buyer or the Agent), (iii) is furnished by the Agent, or any Buyer to purchasers or prospective purchasers of participations or interests in the Purchased Loans so long as such purchasers and prospective purchasers have agreed to be subject to restrictions substantially identical to those contained in this sentence, (iv) the disclosure of which the Agent and the Buyers deem necessary to market or sell Purchased Mortgage Loans or to enforce or exercise their rights under any Repurchase Document, or (v) is disclosed by any Buyer to its attorneys, employees, agents and auditors during the performance of their respective duties.
     16.9. Privacy of Customer Information. The Seller’s Customer Information in the possession of the Agent or the Buyers, other than information independently obtained by the Agent or the Buyers and not derived in any manner from or using information obtained under or in connection with this Agreement, is and shall remain confidential and proprietary information of the Seller. Except in accordance with this Section 16.9, the Agent and the Buyers shall not use any Seller’s Customer Information for any purpose, including the marketing of products or services to, or the solicitation of business from, Customers, or disclose any Seller’s Customer Information to any Person, including any of the Agent’s or the Buyers’ employees, agents or contractors or any third party not affiliated with the Agent or a Buyer. The Agent and the Buyers may use or disclose Seller’s Customer Information only to the extent necessary (i) for examination and audit of the Agent’s or the Buyers’ respective activities, books and records by their regulatory authorities, (ii) to market or sell Purchased Mortgage Loans or to enforce or exercise their rights under any Repurchase Document, (iii) to carry out the Agent’s, the Buyers’ and the Custodian’s express rights and obligations under this Agreement and the other Repurchase Documents (including providing Seller’s Customer Information to Approved Investors), or (iv) in connection with an assignment or participation as authorized by Section 22 or in connection with any hedging transaction related to the Purchased Loans and for no other purpose; provided that the Agent and the Buyers may also use and disclose the Seller’s Customer Information as expressly permitted by the Seller in writing, to the extent that such express permission is in accordance with the Privacy Requirements. The Agent and the Buyers shall ensure that each Person to which the Agent or a Buyer intends to disclose Seller’s Customer

Information, before any such disclosure of information, agrees to keep confidential any such Seller’s Customer Information and to use or disclose such Seller’s Customer Information only to the extent necessary to protect or exercise the Agents, the Buyers’ or the Custodian’s rights and privileges, or to carry out the Agent’s, the Buyers’ and the Custodian’s express obligations, under this Agreement and the other Repurchase Documents (including providing Seller’s Customer Information to Approved Investors). The Agent agrees to maintain an Information Security Program and to assess, manage and control risks relating to the security and confidentiality of Seller’s Customer Information pursuant to such program in the same manner as the Agent does in respect of its own customers’ information, and shall implement the standards relating to such risks in the manner set forth in the Interagency Guidelines Establishing Standards for Safeguarding Customer Information set forth in 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570. Without limiting the scope of the foregoing sentence, the Agent and the Buyers shall use at least the same physical and other security measures to protect all of the Seller’s Customer Information in their possession or control as each of them uses for its own customers’ confidential and proprietary information.
     16.10. Notice of Suits, Etc. and Notice. The Seller will as soon as reasonably practical and in any case no later than the end of the third Business Day after the day when the Seller first learns of it, give written notice to the Agent and the Buyers of:
     (a) any material (as determined by the Seller in good faith) action, suit or proceeding instituted by or against the Seller or any of its Subsidiaries in any federal or state court or before any commission, regulatory body or Governmental Authority, or if any such proceedings are threatened against the Seller or any of its Subsidiaries, in a writing containing the applicable details;
     (b) the filing, recording or assessment of any material federal, state or local tax lien against the Seller or any of its Subsidiaries or any assets of any of them;
     (c) the occurrence of any Event of Default;
     (d) the occurrence of any Default;
     (e) the termination of, or the occurrence of any event which, with or without notice or lapse of time or both, would constitute a default under the Custody Agreement;
     (f) the occurrence of:
     (1) any event which, with or without notice or lapse of time or both, would constitute a default under, or permit the acceleration or termination of, any other agreement, instrument or indenture to which the Seller or any of its Subsidiaries is a party or to which any of them or any of their properties or assets may be subject if either (x) the effect of any such default is or if uncured and unwaived after notice, the lapse of time or both, would be to cause, or to permit any other party to such agreement, instrument or indenture (or a trustee on behalf of such a party) to cause, Debt of the Seller or any of its Subsidiaries to become or be declared due before its stated maturity or (y) such default, if uncured and unwaived after any relevant notice, the lapse of time or both, could reasonably be expected to result in a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries;
     (2) any margin call requiring Seller to make a payment with respect to any credit facility or repurchase facility for financing Mortgage Loans or MBS;
     (3) any other action, event or condition of any nature (excluding general economic conditions) which, if unremedied after any relevant notice, lapse of time or both, could reasonably be expected to result in either (i) the Seller’s being in breach of or out of compliance with any provision of Sections 17.12, 17.13, 17.14 and 17.15 (Financial Covenants) or (ii) a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries; or
     (4) the curing by the Seller, or the waiver by the other party to the relevant agreement, instrument or indenture, of any event described in Section 16.10(f)(1) and, in the case of curing, whether the event was cured before any applicable grace or notice and opportunity to cure period had expired.
     (5) any Prohibited Transaction with respect to any ERISA Plan, specifying the nature of the Prohibited Transaction and what action Seller proposes to take with respect to it.
     16.11. Payment of Taxes, Etc. The Seller will, and will cause each of its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly all material taxes, assessments and governmental charges or levies imposed upon it or its Subsidiaries or upon their respective income, receipts or properties before they become past due, as well as all lawful claims for labor, materials and supplies or other things which, if unpaid, could reasonably be expected to become (or result in the placement of) a Lien or charge upon any part of such properties; provided that it and its affected Subsidiaries shall not be required to pay taxes, assessments or governmental charges or levies or claims for labor, materials or supplies that are being contested in good faith and by proper proceedings being reasonably and diligently pursued, execution or enforcement of which has been effectively stayed (by the posting of a bond or other security sufficient to achieve that result, or by any other fully effective means), and for which reserves determined to be adequate (in accordance with GAAP in all material respects) have been set aside on its books.
     16.12. Insurance; fidelity bond. The Seller will, and will cause each of its Subsidiaries to:
     (a) maintain liability insurance protecting the Seller and its Subsidiaries against fire and other hazard insurance on its respective properties from which it conducts its business, with responsible insurance companies, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity. Copies of such policies shall be furnished to the Agent without charge upon the Agent’s request made from time to time; and
     (b) obtain and maintain at its own expense and keep in full force and effect a blanket fidelity bond and an errors and omissions insurance policy covering Seller’s officers and employees and other persons acting on behalf of Seller. The amount of coverage shall be at least equal to the coverage that would be required by Fannie Mae or Freddie Mac, whichever is greater, with respect to Seller if Seller were servicing and administering the Mortgage Loans for Fannie Mae or Freddie Mac. In the event that any such bond or policy ceases to be in effect, Seller shall obtain a comparable replacement bond or policy, as the case may be, meeting the requirements of this Section 16.12(b). Coverage of Seller under any policy or bond obtained by an Affiliate of Seller and providing the coverage required by this Section 16.12(b) shall satisfy the requirements of this Section 16.12(b). Upon the request of Buyer, Seller shall cause to be delivered to Buyer evidence of such fidelity bond and insurance policies.
     16.13. Maintain Lien on Mortgaged Premises. The Seller will maintain the Lien on the Mortgaged Premises securing each Purchased Loan as a first Lien, subject only to the Permitted Encumbrances.
     16.14. Subordination of Certain Indebtedness. The Seller will cause any and all debt and obligations of the Seller to any Affiliate (other than the Parent Subordinated Note) or any member, manager, stockholder, director or officer of the Seller (excluding debt for directors’ or officers’ salary, bonuses, directors’ fees or other compensation for service) of any Affiliate to be Qualified Subordinated Debt by the execution and delivery by such Affiliate or member, manager, stockholder, director or officer, as applicable, to the Agent of a Subordination Agreement in form and substance satisfactory to the Buyers and the taking of all other steps (if any) required to cause such Debt to be Qualified Subordinated Debt and deliver to the Agent an executed copy of that Subordination Agreement, certified by the corporate secretary or assistant secretary of the Seller to be true and complete and in full force and effect, as to all such present and future debts and obligations of the Seller.
     16.15. Certain Debt to Remain Unsecured. The Seller will cause any and all obligations of the Seller to any shareholder, officer or Affiliate of the Seller, whether such debt exists as of the Effective Date or is incurred in the future, to remain at all times unsecured.
     16.16. Promptly Correct Escrow Imbalances. By no later than seven (7) Business Days after learning (from any source) of any material imbalance in any escrow account(s) maintained by the Seller (or any subservicer for it), the Seller will fully and completely correct and eliminate such imbalance.
     16.17. MERS Covenants. The Seller will:
     (a) be a “Member” (as defined in the MERS Agreements) of MERSCORP;
     (b) maintain the Electronic Tracking Agreement in full force and effect and timely perform all of its obligations thereunder;
     (c) provide the Agent with copies of any new MERS Agreement or any amendment, supplement or other modification of any MERS Agreement (other than the Electronic Tracking Agreement);

     (d) not amend, terminate or revoke, or enter into any agreement that is inconsistent with or contradicts any provision of the Electronic Tracking Agreement;
     (e) identify to the Agent each Purchased Loan that is registered in the MERS System, at the earlier of the time it is so registered or the time it is purchased or deemed purchased hereunder, as so registered;
     (f) at the request of the Agent, take such actions as may be requested by the Agent to:
     (1) transfer beneficial ownership of any Purchased Loan to the Agent on behalf of the Buyers on the MERS System; or
     (2) de-register or re-register any Purchased Loan on, or withdraw any Purchased Loan from, the MERS System;
     (g) provide the Agent with copies of any or all of the following reports with respect to the Purchased Loans registered on the MERS System at the request of the Agent:
     (1) Co-existing Security Interest (MERS form IA);
     (2) Release of Security Interest by Interim Funder (MERS form IB);
     (3) Interim Funder Rejects (MERS form IC);
     (4) Paid in Full Verification (MERS form DK); and
     (5) such other reports as the Agent may reasonably request to verify the status of any Purchased Loan on the MERS System;
     (h) notify the Agent of any withdrawal or deemed withdrawal of the Seller’s membership in the MERS System or any deregistration of any Purchased Loan previously registered on the MERS System; and
     (i) obtain the prior written consent of the Agent before entering into an electronic tracking agreement (other than the Electronic Tracking Agreement) with any other Person.
     16.18. Special Affirmative Covenants Concerning Purchased Loans.
     (a) Until both (i) all of the Purchased Loans shall have been repurchased by the Seller and (ii) the Buyers have no obligation to purchase any additional Loans hereunder or provide any other financial accommodations to the Seller under or otherwise in respect of this Agreement, the Seller warrants and will defend the right, title and interest of the Buyers and the Agent in and to the Purchased Loans against the claims and demands of all persons whomsoever.

     (b) As soon as they become available and in any event within four (4) days after the Purchase Date for Wet Loans, the Seller will cause to be assembled and delivered to the Custodian all Basic Papers relating to Wet Loans. Without limitation of the foregoing, if original recordation receipts evidencing the recordation of the Mortgage and Mortgage Assignment included in the Purchased Loans have not previously been delivered to the Custodian, the Seller will promptly deliver (or cause to be delivered) to the Custodian, either the original recordation receipts or the original recorded Mortgage or Mortgage Assignment showing the recordation data thereon.
     (c) The Seller shall maintain, at its principal office or in a regional office not disapproved by the Agent, or in the office of a computer service bureau engaged by the Seller and not disapproved by the Agent, and upon request shall make available to the Agent and the Custodian the originals of all Loan Papers and related instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Purchased Loans that are held by or under the direction or control of the Seller or any of its Affiliates and that have not already been provided to the Agent or the Custodian.
     (d) The Seller shall ensure that, if a Mortgage Loan that is to be funded and sold to the Buyers as a Wet Loan does not close on the proposed Purchase Date, all amounts remitted by the Agent for the payment of the Purchase Price shall be returned promptly within one Business Day to the Agent for the benefit of the Buyers and if such funds are not so returned, the Seller shall pay promptly within one Business Day a like amount to the Agent for the benefit of the Buyers plus any accrued Price Differential. Seller acknowledges that until such time as the Mortgage Loan is deemed to have been sold to the Buyers, Seller has no interest in, nor any claim to such amounts and shall, if it receives such amounts, hold such amounts in trust for the Buyers and shall promptly remit such funds to the Agent for disbursement to the Buyers.
     16.19. Coordination with Other Lenders/Repo Purchasers and Their Custodians. The Seller will provide to the Agent the current name, address and contact information concerning each of the Seller’s other mortgage warehouse credit and repurchase facilities, will update such information provided to the Agent as changes to the facilities or such name, address or contact information occurs, and will cooperate and assist the Agent in exchanging information with such others (and their document custodians or trustees) to prevent conflicting claims to and interests in Purchased Loans between or among repurchase facilities counterparties or lenders, and promptly correct such conflicting claims as may arise from time to time. The Seller will execute and deliver to the Agent any intercreditor agreement Agent may require pursuant to Section 17.8.
17 Negative Covenants.
     The Seller agrees that, for so long as the Commitments are outstanding or until all of the Purchased Loans have been repurchased by the Seller and none of the Seller’s Obligations remain to be paid or performed under this Agreement or any of the other Repurchase Documents, the Seller shall not, and shall not permit any Subsidiary to, either directly or indirectly, without the prior written consent of the Required Buyers:

     17.1. No Merger. The Seller shall not merge or consolidate with or into any Person, if immediately prior to any such merger or consolidation a Default or Event of Default exists or would occur as a result thereof, or if as a result of any such merger or consolidation a Change of Control would occur or the Seller is not the surviving entity.
     17.2. Limitation on Debt and Contingent Indebtedness. At no time shall the Seller or any Subsidiary incur, create, contract, assume, have outstanding, guarantee or otherwise be or become, directly or indirectly, liable in respect of any Debt or Contingent Indebtedness except:
     (a) the Obligations;
     (b) Debt and Contingent Indebtedness existing on the Closing Date and disclosed on Schedule 17.2 hereto, but not any renewals or extensions thereof;
     (c) trade debt (including, without limitation, trade debt for services provided by an Affiliate), equipment leases, loans for the purchase of equipment used in the ordinary course of the Seller’s business and indebtedness for taxes and assessments not yet due and payable owed in the ordinary course of business;
     (d) Qualified Subordinated Debt;
     (e) Permitted Intercompany Payables;
     (f) Indebtedness, including the Obligations, secured by Permitted Liens and by no other Liens on the Property of the Seller;
     (g) liabilities as a lessee under leases which have been, or in accordance with GAAP, should be classified as capitalized leases, in an aggregate amount not greater than $5,000,000;
     (h) with the prior written consent of the Required Buyers (which consent shall not be unreasonably withheld, delayed or conditioned upon fees), Debt under a mortgage warehousing facility, mortgage repurchase facility or off-balance sheet indebtedness under another financing arrangement, provided that the Buyers are given a right of first refusal regarding only similarly structured syndicated mortgage warehousing facilities or mortgage repurchase facilities; and
     (i) other Debt in an aggregate amount at any time outstanding not greater than $1,000,000.
     17.3. Business. The Seller shall not, directly or indirectly, engage in any businesses which differ materially from those currently engaged in by the Seller or any other businesses customarily engaged in by other Persons in the mortgage banking business.
     17.4. Liquidations, Dispositions of Substantial Assets. Except as expressly provided below in this section, neither the Seller nor any Subsidiary shall dissolve or liquidate or sell, transfer, lease or otherwise dispose of any material portion of its property or assets or business. Except as provided herein for the Purchased Loans, the Seller and the Subsidiaries may sell other

Mortgage Loans and the right to service such other Mortgage Loans in the ordinary course of their business pursuant to other repurchase facilities or mortgage warehousing facilities allowed hereunder, any Subsidiary may sell its property, assets or business to the Seller or another Subsidiary, and any Subsidiary may liquidate or dissolve if at the time thereof and immediately thereafter, the Seller and the Subsidiaries are in compliance with all covenants set forth in the Repurchase Documents and no Default or Event of Default shall have occurred and be continuing.
     17.5. Loans, Advances, and Investments. Neither the Seller nor any Subsidiary shall make any loan (other than Mortgage Loans), advance, or capital contribution to, or investment in (including any investment in any Subsidiary, joint venture or partnership), or purchase or otherwise acquire any of the capital stock, securities, ownership interests, or evidences of indebtedness of, any Person (collectively, “Investment”), or otherwise acquire any interest in, or control of, another Person, except for the following:
     (a) Cash Equivalents;
     (b) Any acquisition of securities or evidences of indebtedness of others when acquired by the Seller in settlement of accounts receivable or other debts arising in the ordinary course of its business, so long as the aggregate amount of any such securities or evidences of indebtedness is not material to the business or condition (financial or otherwise) of the Seller;
     (c) Mortgage-Backed Securities and Mortgage Loans acquired in the ordinary course of the Seller’s business;
     (d) Permitted Intercompany Payables;
     (e) Loans and advances to (i) employees, officers and directors of Seller or any Affiliate of Seller or (ii) the Parent and other Affiliates of Seller which are neither Subsidiaries nor Persons which would, if organized as a corporation and Seller owned a sufficient interest therein, constitute a Subsidiary of Seller, in the aggregate principal amount outstanding at any one time not to exceed $250,000 (or such larger amount as Agent may, in its sole discretion, approve in writing prior to the making thereof); and
     (f) Investment in any existing Subsidiary; provided that at the time any such investment is made and immediately thereafter, the Seller and the Subsidiaries are in compliance with all covenants set forth in the Repurchase Documents and no Default or Event of Default shall have occurred and be continuing.
     17.6. Use of Proceeds. The Seller shall not, directly or indirectly, use any of the proceeds of the Transactions for the purpose, whether immediate, incidental or ultimate, of buying any “margin stock” or of maintaining, reducing or retiring any Debt and Contingent Indebtedness originally incurred to purchase a stock that is currently any “margin stock”, or for any other purpose which might constitute this transaction a “purpose credit”, in each case within the meaning of Regulation U or otherwise take or permit to be taken any action which would involve a violation of Regulation U or Regulation T or any other regulation of the Board of Governors of the Federal Reserve System.

     17.7. Transactions with Affiliates. The Seller shall not enter into any transactions including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement (including, without limitation, the transactions permitted under Section 17.2) and are in the ordinary course of the Seller’s business.
     17.8. Liens. The Seller shall not grant, create, incur, assume, permit or suffer to exist any Lien, upon any of its Mortgage Notes or any property related thereto, including but not limited to the Mortgages securing such Mortgage Notes and the proceeds of the Mortgage Notes, unless such Liens are the subject of an intercreditor agreement in form and substance satisfactory to the Agent, other than:
     (a) Liens under approved warehouse or repurchase facilities under Section 17.2(h);
     (b) Liens granted to the Buyers under Section 10;
     (c) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Seller, as the case may be, to the extent required by GAAP;
     (d) Landlords’, carriers’, warehousemen’s mechanics’ materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;
     (e) Pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (f) Deposits and other Liens to secure the performance of bids, government, trade and other similar contracts (other than for borrowed money), leases, subleases, statutory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and
     (g) Liens arising from any judgments that do not exceed the amount specified in Section 18.1(k), excluding any such Liens upon the collateral described in Section 10.1.
     17.9. ERISA Plans. Neither the Seller nor any Subsidiary shall adopt or agree to maintain or contribute to an ERISA Plan. The Seller shall promptly notify Agent and each Buyer in writing in the event an ERISA Affiliate adopts an ERISA Plan.
     17.10. Change of Principal Office; Fiscal Year. The Seller shall not move its principal office, executive office or principal place of business from the address set forth in this Agreement or change its Fiscal Year, without prior written notice to Agent and each Buyer.
     17.11. Distributions. The Seller shall make no payment of dividends or distributions to the Parent if either before or after giving effect thereto a Default or an Event of Default exists or shall be caused thereby.

     17.12. Tangible Net Worth. At all times, the Seller’s Adjusted Tangible Net Worth shall not be less than $14,000,000.
     17.13. Tangible Net Worth Ratio. At all times, the ratio of (i) Total Liabilities to (ii) Adjusted Tangible Net Worth shall not be more than 12.5 to 1.0.
     17.14. Net Income. As of the end of each month, the Seller’s Pre-FAS 133 Income for the twelve consecutive months then ended shall not be less than $2,000,000.
     17.15. Liquidity. Seller’s Liquidity shall at all times be no less than $7,500,000.
     17.16. Special Negative Covenants Concerning Purchased Loans. Except to correct errors or omissions in Loan Papers, without the written consent of the Agent given on a case-by-case basis, Seller shall not amend or modify, or waive any of the terms and conditions of any Purchased Loans, or settle or compromise any claim in respect of them, or accept other than cash or the exchange of comparable Purchased Loans (which is concurrently sold by the Seller to the Buyers) in liquidation of any Purchased Loans.
     17.17. No Changes in Accounting Practices. Seller shall not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year.
     17.18. Subordinated Debt. Seller shall not pay any Qualified Subordinated Debt in advance of its stated maturity or otherwise in contravention of the Subordination Agreement with respect thereto.
     17.19. Tax Payments. Except in accordance with the Tax Allocation Agreement, Seller shall not make any payments to or on behalf of the Parent or any Affiliate of Seller in respect of taxes.
     17.20. Tax Allocation Agreement. Seller shall not permit the amendment of the Tax Allocation Agreement in any way which has an adverse effect on Seller.
18 Events of Default; Event of Termination.
     18.1. Events of Default. The following events shall constitute events of default (each an “Event of Default”) hereunder:
     (a) Seller shall default in the payment of (i) the Repurchase Price for any Purchased Loans on the applicable Repurchase Date, (ii) any Price Differential, Facility Fees or Agent’s Fees when due and fail to cure such default within one (1) Business Day, (iii) any amount required to be paid or transferred or paid to eliminate any Margin Deficit within the time period specified in Section 6.2 or (iv) any other Obligation, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise.

     (b) An Event of Insolvency occurs with respect to the Seller or a Subsidiary.
     (c) Any representation or warranty made by a Seller under any Repurchase Document shall have been incorrect or untrue when made or repeated or deemed to have been made or repeated; provided, that in the case of representations and warranties made with respect to the Purchased Loans, such circumstance shall not constitute an Event of Default if, after determining the Purchase Value of the Purchased Loans without taking into account the Purchased Loans with respect to which such circumstance has occurred, no other Event of Default shall have occurred and be continuing.
     (d) Any covenant contained in Sections 16.1, 16.4, or 17 shall have been breached.
     (e) Any covenant contained in Section 16 shall have been breached in any material respect (except for any breach of Sections 16.1 and 16.4), or any other covenant or agreement contained in any Repurchase Document is breached in any material respect, and in each case, such breach is not cured within fifteen (15) calendar days of the earlier of Seller’s knowledge of such breach or Seller’s receipt of notice of such breach from any source; provided, that in the case of covenants made with respect to the Purchased Loans, such circumstance shall not constitute an Event of Default if, after determining the Purchase Value of the Purchased Loans without taking into account the Purchased Loans with respect to which such circumstance has occurred, no other Event of Default shall have occurred and be continuing.
     (f) Failure of the Seller or any of its Subsidiaries to pay any other Debt when due, or any default in the payment when due of any principal or interest on any other Debt or in the payment when due of any contingent obligation (other than nonrecourse MBS Debt of any Affiliate formed for the purpose of issuing such Debt), or any breach or default with respect to any other material term of any other debt or of any promissory note, bond, loan agreement, reimbursement agreement, mortgage, indenture, repurchase agreement or financing agreement or other agreement relating thereto, if the effect of any such failure, default, breach or event referred to in this Section 18.1(f) is to cause, or to permit, with or without the giving of notice or lapse of time or both, the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, Debt of the Seller or any of its Subsidiaries in the aggregate amount of Five Million Dollars ($5,000,000) or more to become or be declared due before its stated maturity.
     (g) A Change of Control shall occur.
     (h) The Seller shall repudiate or purport to disavow its obligations under any of the Repurchase Documents or shall contest their validity or enforceability.
     (i) This Agreement shall cease to be in full force and effect or its enforceability is disputed or challenged by Seller.
     (j) The Seller shall take or omit to take any act (i) that would result in the suspension or loss of any of its statuses, once achieved or any of such statuses of any of its subservicers, if any, of any Ginnie Mae, Fannie Mae or Freddie Mac Mortgage Loans

pools for which the Seller is Servicer as an FHA- and VA-approved lender and mortgagee and a Ginnie Mae-, Fannie Mae- and Freddie Mac-approved issuer and servicer, or (ii) after which the Seller or any such relevant subservicer would no longer be in good standing as such, or (iii) after which the Seller or any such relevant subservicer would no longer currently satisfy all applicable Ginnie Mae, Fannie Mae and Freddie Mac net worth requirements, if both (x) all of the material effects of such act or omission shall have not been cured by the Seller or waived by the relevant Person (Ginnie Mae, Fannie Mae or Freddie Mac) before termination of such status and (y) it could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries.
     (k) Any money judgment, writ or warrant of attachment, or similar process involving in any case an amount in excess of One Million Dollars ($1,000,000) (in excess of relevant insurance coverage reasonably satisfactory to the Agent in its discretion) shall be entered or filed against the Seller or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days before the date of any proposed sale thereunder (unless, in respect of any such case the judgment debtor or the subject of the writ or warrant of attachment or similar process is one of the Seller’s Subsidiaries or such Subsidiary’s property, and such order, case commencement, consent, assignment, inability or failure or admission could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries).
     (l) The Seller shall have failed to comply in any material respect with its obligations under the Custody Agreement.
     (m) The Seller, as Servicer, shall fail to service the Purchased Loans in conformance with Accepted Servicing Practices.
     18.2. Transaction Termination. If an Event of Default shall have occurred and be continuing, then, at the option of the Agent (which option shall be deemed to have been exercised, even if no notice has been given, upon the occurrence of an Event of Insolvency), the Agent may declare the Repurchase Date for any or all Transactions hereunder, upon written notice to the Seller, to be deemed immediately to occur.
     18.3. Termination by the Agent. If the Agent has exercised or is deemed to have exercised the option to terminate any Transactions referred to in Section 18.2, (i) Seller’s obligations hereunder to repurchase all Purchased Loans in such Transactions shall thereupon become immediately due and payable, (ii) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily multiplication of (x) the greater of the Pricing Rate for such Transaction and the Default Pricing Rate by (y) the Purchase Price for such Transaction as of the Repurchase Date as determined pursuant to Section 18.2 (decreased as of any day by (A) any amounts retained by Buyers with respect to such Purchase Price pursuant to clause (iii) of this Section 18.3, (B) any proceeds from the sale of Purchased Loans pursuant to clause (A) of Section 18.4, and (C) any amounts credited to the account of the Seller pursuant to clause (B) of

Section 18.4) on a three hundred sixty (360) day per year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, (iii) all Income paid after such exercise or deemed exercise shall be payable to and retained by the Agent and applied to the aggregate unpaid Repurchase Prices owed by the Seller and (iv) the Seller shall immediately deliver or cause the Custodian to deliver to the Agent any documents relating to Purchased Loans subject to such Transactions then in the Custodian’s, the Seller’s, its Servicer’s or its subservicer’s possession.
     18.4. Remedies. Upon the occurrence of an Event of Default, the Agent, without prior notice to the Seller, may (and, at the direction of the Required Buyers, shall) (A) immediately sell, in a recognized market at such price or prices as Agent may deem satisfactory, any or all Purchased Loans subject to such Transactions on a servicing released or servicing retained basis and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder, (B) in lieu of selling all or a portion of such Purchased Loans, give the Seller credit for such Purchased Loans in an amount equal to the Market Value therefor on such date against the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder, (C) terminate and replace the Seller as Servicer (or any other Servicer or Subservicer) at the cost and expense of Seller, (D) exercise its rights under Section 8 regarding the Income Account and Escrow Account, and (E) by notice to the Seller, declare the Termination Date to have occurred, except that in the case of any event described in Section 18.1(b), the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. The proceeds of any disposition in clause (A) or (B) above shall be applied first to the reasonable costs and expenses incurred by Buyers in connection with or as a result of an Event of Default (including legal fees, consulting fees, accounting fees, file transfer fees, inventory fees and costs and expenses incurred in respect of a transfer of the servicing of the Purchased Loans and costs and expenses of disposition of such Purchased Loans); second to the aggregate Price Differential owed hereunder, third to the remaining aggregate Repurchase Prices owed hereunder; fourth to any other accrued and unpaid obligations of the Seller hereunder and under the other Repurchase Documents, fifth to any Servicer or Subservicer (other than Seller) for payment of any servicing fees due and payable as of such date, and sixth any remaining proceeds to the Seller.
     18.5. Liability for Expenses and Damages. The Seller shall be liable to the Buyers for (i) the amount of all reasonable legal or other expenses incurred by the Buyers in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the reasonable cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default and (iii) any other reasonable loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a defaulting party.
     18.6. Liability for Interest. To the extent permitted by applicable law, the Seller shall be liable to the Buyers for interest on any amounts owing by the Seller hereunder, from the date the Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by the Seller or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder.

     18.7. Other Rights. In addition to its rights hereunder, the Buyers shall have any rights otherwise available to them under any other agreement or applicable law.
     18.8. Seller’s Repurchase Rights. For avoidance of doubt, subject to the terms and conditions of this Agreement, Seller may repurchase Purchased Loans and resell such Purchased Loans; provided that upon the occurrence and during the continuance of an Event of Default, Seller may repurchase Purchased Loans by payment of the Repurchase Price therefor only upon approval of the Agent in its discretion exercised in accordance with the provisions of Section 22.
     18.9. Sale of Purchased Loans. The parties acknowledge and agree that (1) the Purchased Loans subject to any Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Loans, the Agent may establish the source therefor, (3) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Loans) and (4) in soliciting price, bid and offer quotations for any Purchased Loan, it is reasonable for the Agent to use only the information provided by Seller pursuant to Section 16.1. The parties further recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid at such time. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, the Agent may elect the time and manner of liquidating any Purchased Loan and nothing contained herein shall obligate the Agent to liquidate any Purchased Loan on the occurrence of an Event of Default or to liquidate all Purchased Loans in the same manner or on the same Business Day and no such exercise of any right or remedy shall constitute a waiver of any other right or remedy of the Agent or the Buyers.
19 Servicing of the Purchased Loans.
     19.1. Servicing Released Basis. Consistent with Buyers’ purchase of the Purchased Loans on a servicing-released basis, Seller shall have no ownership right whatsoever as to any of the Purchased Loans or the subservicing rights related thereto. Rather, Seller shall have only servicing responsibilities with respect to the Purchased Loans that are subject to termination in accordance with Section 19.7 hereof. Seller and Buyers hereby acknowledge and agree that the provisions contained in this Section 19 are intended to be for the benefit of Buyers and are an essential part of this Agreement, and that the nature and purpose of the purchase and sale obligations and the servicing obligations hereunder are interrelated. Seller acknowledges that if an Event of Default has occurred and is continuing, Agent for the benefit of the Buyers may, upon written notice to the Seller, without payment of any termination fee or other amount to Seller, sell any or all of the Purchased Loans on a servicing released basis at the cost and expense of Seller.
     19.2. Servicing and Subservicing. Seller hereby agrees, for the benefit of the Buyers, to service or contract with Subservicers to service the Purchased Loans in accordance with this Agreement and Accepted Servicing Practices. Seller’s fees for its duties as Servicer, until terminated under Section 19.7, shall be twenty-five (25) basis points per annum on the unpaid principal balance of each Purchased Loan, payable from Income in accordance with the provisions of Section 8.2. Servicer shall, and shall cause each Subservicer to, (i) comply with all applicable Federal, State and local laws and regulations in all material respects, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyers in any Purchased Loans or any payment thereunder. Agent may terminate the servicing of any Purchased Loan with the then existing Servicer in accordance with Section 19.7 hereof. Seller shall not be entitled to any servicing fee or other compensation in connection with its performance of the servicing responsibilities with respect to the Purchased Loans except to the extent that Seller is Servicer. Nothing in this Section shall be deemed to impair the rights of any Subservicer to fees and other compensation to which it is entitled under the applicable Servicing Agreement.
     19.3. Escrow Payments. Seller shall cause Servicer and any Subservicers to hold or cause to be held all escrow payments collected by Seller with respect to any Purchased Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.
     19.4. Escrow and Income after Event of Default. After the occurrence and during the continuance of an Event of Default, (i) all funds received on or in connection with a Purchased Loan shall be received and held by Seller, Servicer and each Subservicer in trust for the benefit of the Agent on behalf of the Buyers as owner of the Purchased Loans, and (ii) neither Seller nor Servicer shall be deemed to have any rights or ownership interest in such funds prior to their being remitted to the Agent on behalf of the Buyers.
     19.5. Servicing Records. Seller agrees that Agent, on behalf of the Buyers, is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance or guaranty coverage, insurance or guaranty policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Mortgage Loans (the “Servicing Records”). The Servicing Records are and shall be held in trust by Seller, Servicer and each Subservicer for the benefit of Agent as the owner thereof on behalf of the Buyers. Upon notice from Agent after the occurrence and during the continuance of an Event of Default, Seller will cause Servicer and each Subservicer to (i) designate Buyers as the owner of each Purchased Loan in its collateral tracking system, (ii) segregate such Servicing Records from any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of assets that are not Purchased Loans, (iii) safeguard such Servicing Records and (iv) deliver them promptly to Agent or its designee (including Custodian) at Agent’s request.
     19.6. Subservicer Instruction Letter. Seller shall, prior to the initial Purchase Date of Mortgage Loans serviced by any Subservicer, provide to Buyers a Subservicer Instruction Letter addressed to and agreed to by such Subservicer of the related Purchased Loans.
     19.7. Termination of Servicing. At any time in the Agent’s sole discretion, the Agent shall have the right to (A) terminate Seller’s rights as Servicer, and any Subservicer’s rights, if any, and obligations with respect to servicing of the Purchased Loans without payment of any penalty or termination fee (1) immediately with respect to Seller and (2) with respect to any Servicer (other than Seller) or Subservicer, as promptly as possible subject to the terms and conditions of the applicable Servicing Agreement and Subservicer Instruction Letter; provided that any such termination shall be deemed to have occurred automatically upon the occurrence of an Event of Default set forth in Section 18.1(b) above, (B) require Seller to enforce its rights and remedies, as agent for and for the benefit of Buyers in accordance with Agent’s commercially reasonable instructions, with respect to any Purchased Loans under any Servicing Agreement, and (C) succeed to the rights and remedies of Seller with respect to any Purchased Loans under any Servicing Agreement to the extent permitted by, and subject to, the terms of such Servicing Agreement (but not the obligations or liabilities of Seller incurred prior to the date of such succession) and related Subservicer Instruction Letter. Upon any such termination, Seller shall, and shall cause each Subservicer to, (i) perform the servicing responsibilities with respect to the Purchased Loans in accordance with the terms of this Agreement until the transfer of servicing responsibilities is effectuated and (ii) cooperate, at Seller’s expense, in transferring such servicing responsibilities with respect to the Purchased Loans to a successor Servicer appointed by Agent in Agent’s sole discretion. Upon termination of Seller as Servicer and without limiting the generality of the foregoing, Seller shall, in the manner and at such times as the successor servicer or Agent shall request, (i) promptly transfer all data in the Servicing Records relating to the Purchased Loans to the successor servicer in such electronic format as the successor servicer may reasonably request, (ii) promptly transfer to the successor servicer, Agent or its designee, all other files, records correspondence and documents relating to the Purchased Loans and (iii) use commercially reasonable efforts to cooperate and coordinate with the successor servicer and the Agent to comply with any applicable so-called “goodbye” letter requirements or other applicable requirements of the Real Estate Settlement Procedures Act or other applicable legal or regulatory requirement associated with the transfer of the servicing of the Purchased Loans. Servicer acknowledges and agrees that if it fails to cooperate with the Agent or any successor servicer in effecting the termination of Seller as Servicer of any Purchase Loan or the transfer of all authority to service such Purchased Loan to such successor servicer in accordance with the terms hereof, the Agent and Buyers will be irreparably harmed and entitled to injunctive relief.
     19.8. Notice from Seller. If Seller should discover that, for any reason whatsoever, any entity responsible to Seller by contract for managing or servicing any Purchased Loan has failed to perform in any material respects Seller’s obligations under the Repurchase Documents or any of the material obligations of such entities with respect to the Purchased Loans, Seller shall promptly notify Agent.
     19.9. Seller Remains Liable. Notwithstanding any Servicing Agreement or the provisions of this Repurchase Agreement relating to agreements or arrangements between Seller and a Subservicer or reference to actions taken through a Subservicer or otherwise, Seller shall remain obligated and primarily liable to the Buyers for servicing and administering of the Purchased Loans in accordance with the provisions hereof without diminution of such obligation or liability by virtue of such Servicing Agreements or arrangements or by virtue of indemnification from a Subservicer and to the same extent and under the same terms and conditions as if Seller alone were servicing and administering the Purchased Loans. All actions of each Subservicer performed pursuant to the related Servicing Agreement shall be performed as an agent of Seller with the same force and effect as if performed directly by Seller and the Buyers shall have no obligations, duties or liabilities with respect to any Subservicer including no obligation, duty or liability of the Buyers to pay any Subservicer’s fees and expenses, provided, however, that each Subservicer may retain any amounts collected by it that it is entitled to retain pursuant to the applicable Servicing Agreement or Subservicer Instruction Letter. Seller shall be entitled to enter into any agreement with each Subservicer for indemnification of Seller by the Subservicer and nothing contained in this Repurchase Agreement shall be deemed to limit or modify such indemnification.
     19.10. Backup Servicer. Agent shall have the right, in its sole discretion, to appoint a Backup Servicer that will (i) serve as a backup servicer of the Purchased Loans until such time as Agent shall elect to appoint the Backup Servicer as successor servicer of the Purchased Loans and (ii) become the successor servicer of the Purchased Loans at Agent’s option. In connection with the appointment of a Backup Servicer as provided in the preceding sentence, Agent may make such arrangements for the compensation of Backup Servicer out of Income on the Mortgage Loans or otherwise as Agent and such Backup Servicer shall agree. Seller shall provide Backup Servicer with such data, files and information, in form, format and content as Backup Servicer may request, in order to permit Backup Servicer to service the Mortgage Loans in accordance with Accepted Servicing Practices; all such data, files and information shall be updated by Seller on a monthly basis as required by Backup Servicer.
     19.11. Successor Servicer. If Backup Servicer or any other Person is appointed by Agent to act as a successor servicer of the Purchased Loans pursuant to the preceding section, Seller (in its capacity as Servicer hereunder) shall, and shall cause each Subservicer, subject to such Subservicer’s rights under any applicable Servicing Agreement, and Subservicer Instruction Letter, to discharge its servicing duties and responsibilities during the period from the date it acquires knowledge of such transfer of servicing until the effective date thereof with the same degree of diligence and prudence that it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of the successor Servicer. Within five (5) Business Days of the appointment of a successor Servicer of the Purchased Loans, Seller shall, and shall cause each Subservicer to, prepare, execute and deliver to such successor Servicer any and all documents and other instruments, place in such successor’s possession all Servicing Records, and do or cause to be done all other acts or things necessary or appropriate to effect the transfer of servicing to the successor Servicer, including but not limited to the transfer and endorsement of the Mortgage Notes and related documents, and the preparation and recordation of assignments of Mortgage. Seller shall (and shall cause each Subservicer to) cooperate with Agent and the successor Servicer in effecting the transfer of servicing responsibilities to Backup Servicer, including execution and delivery of servicing transfer notices to Mortgagors, MERS (if applicable), taxing authorities and insurance companies, the transfer to Backup Servicer for administration by it of all Income with respect to the Purchased Loans which shall at the time be held or received by Seller or any Subservicer. Seller shall deliver immediately to the successor Servicer all Purchased Loan documents and related documents and statements held by it or any Subservicer hereunder and Seller shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor Servicer all such rights, powers, duties, responsibilities, obligations and liabilities of Seller as servicer of the Purchased Loans.

20 Payment of Expenses; Indemnity.
     20.1. Expenses.
     (a) The Seller shall pay on demand all of the Agent’s reasonable out-of-pocket fees and expenses (including the fees and expenses for legal services) incurred by the Agent and the Custodian in connection with this Agreement and the Custody Agreement and the Transactions contemplated hereby and thereby, whether or not any Transactions are entered into hereunder, including the reasonable out-of-pocket fees and expenses incurred in connection with (i) the preparation, reproduction and distribution of this Agreement and the Custody Agreement and any opinions of counsel, certificates of officers or other documents contemplated by the aforementioned agreements, (ii) any Transaction under this Agreement, (iii) the administration and syndication of this Agreement and of any Transaction and (iv) any amendments and waivers regarding any of the foregoing. The obligation of the Seller to pay such fees and expenses incurred prior to or in connection with the termination of this Agreement shall survive the termination of this Agreement.
     (b) The Seller shall pay all of the Agent’s and each Buyer’s, out-of-pocket costs and expenses, including reasonable attorneys’ fees, after the occurrence of any Default or Event of Default in connection with the enforcement of this Agreement, the Custody Agreement and the other Repurchase Documents, including in connection with any (i) bankruptcy, (ii) other insolvency proceeding, or (iii) any workout or consultation involving the Buyers’ rights and remedies, the purchase and repurchase of the Purchased Loans and the payment of Price Differential in connection therewith.
     (c) The Seller shall pay, and hold the Agent, the Buyers and any other owners or holders of any of the Obligations harmless from and against, any and all present and future stamp, documentary and other similar taxes with respect to the foregoing matters and save them each harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
     (d) The Seller shall pay all of the Agent’s Fees and any other fees under this Agreement and the other Repurchase Documents.
     20.2. Indemnity. The Seller shall pay, and indemnify, defend and hold harmless the Agent, the Buyers and any of their respective officers, directors, employees, agents, advisors and Affiliates (the “Indemnified Parties”) from and against, the “Indemnified Liabilities”, which means any and all claims, liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ fees and disbursements) of any kind whatsoever which may be imposed upon, incurred by or asserted against any of the Indemnified Parties in any way relating to or arising out of any of the Repurchase Documents or any of the transactions contemplated thereby or the use of proceeds or proposed use of proceeds thereof, provided that the Seller shall not have any obligation hereunder to any Indemnified Party with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Indemnified Party, (ii) a material breach of this Agreement by such

Indemnified Party or (iii) disputes solely among Indemnified Parties (it being understood that this clause (iii) shall not apply to the indemnification of Agent in a suit involving Agent in its capacity as such).
21 Single Agreement.
     The Buyers, the Agent and Seller acknowledge that, and have entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of the Agent, the Buyers and the Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
22 Relationships among the Agent and the Buyers.
     22.1. Agent’s Duties. In its capacity as Agent until all Purchased Loans have all been repurchased by the Seller, all other Obligations have been satisfied and the Buyers have no further Commitments or other obligations under this Agreement and the other Repurchase Documents, the Agent shall:
     (a) hold the Repurchase Documents and (by the Custodian’s holding the Purchased Loans as bailee for the Agent) the Purchased Loans for the benefit of each Buyer, and each Buyer (including U.S. Bank) shall be deemed to have an interest in the Repurchase Documents on any day in proportion to its Pro Rata undivided ownership interest in the Purchased Loans on that day;
     (b) send timely bills to the Seller for the Facility Fee and other sums due and receive all sums on account of the Purchased Loans or with respect to them;
     (c) use reasonable diligence to obtain from the Seller and promptly remit to each Buyer such Buyer’s Pro Rata share of Repurchase Prices for Purchased Loans and other sums received by the Agent on account of the Purchased Loans or with respect to them, in accordance with this Agreement;
     (d) use reasonable diligence to recover from the Seller all expenses incurred that are reimbursable by the Seller, and promptly remit to each Buyer its Pro Rata share (if any) thereof;
     (e) perform the obligations of the Agent that are specifically ascribed to the Agent by this Agreement, including, with the approval or at the direction of the Required Buyers, the remedies afforded the Buyers pursuant to Sections 18.2, 18.3, 18.4 and 18.9;

     (f) hold the Purchased Loans and all security interests established hereby ratably for itself as Agent and representative of the Buyers; and
     (g) request from the Seller, and promptly forward to the Buyers, such information as any of the Buyers may reasonably request Agent to obtain from the Seller, consistent with the terms of this Agreement.
Notwithstanding anything in this Agreement to the contrary, the Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Buyers, and such instructions shall be binding upon all Buyers, their permitted successors, assigns and participants; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Repurchase Documents or applicable law.
     22.2. Limitation on Duty to Disclose. Except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Seller or any of its Subsidiaries or Affiliates that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.
     22.3. Actions Requiring All Buyers’ Consent. No amendment or waiver of, or any action with respect to, any provision of this Agreement or any of the Repurchase Documents shall in any event be effective unless the same shall be in writing signed by all Buyers with respect to any amendment or waiver or any action that:
     (a) Increases the Maximum Aggregate Commitment (it being understood that, for purposes of this Section 22.3(a), the Buyers’ execution of this Agreement evidences such Buyers’ consent to any increase in the Maximum Aggregate Commitment in accordance with the provisions of Section 2.3 hereof).
     (b) Agrees to any reduction in any Pricing Rate, Repurchase Price or fee provisions of this Agreement, excluding the provisions relating to the Agent’s Fee.
     (c) Acknowledges termination of the Buyers’ ownership interest in the Purchased Loans or releases any Lien held under the Repurchase Documents other than in accordance with the Repurchase Documents.
     (d) Changes any Buyer’s Pro Rata share of ownership of the Purchased Loans other than in accordance with the express provisions of the Repurchase Documents.
     (e) Agrees to any change in the nature of the Buyers’ respective Commitments from several to joint, in whole or in part.
     (f) Agrees to any change to the definition of “Required Buyers” or to any provisions of this Agreement or any of the other Repurchase Documents that requires the consent, approval or satisfaction of all of the Buyers or each of the Buyers.
     (g) Extends the Termination Date or the due date of any required payment other than in accordance with the express provisions of the Repurchase Documents.

     (h) Agrees to any change in this Section.
     (i) Agrees to any change in the Buyer’s Margin Percentage rates.
     (j) Releases the Seller from any of its obligations other than in accordance with the express conditions of the Repurchase Documents or change any amount due under the terms of the Repurchase Documents.
     (k) Modifies the sharing provisions of Section 22.7.
In the event of any conflict between the provisions of this Section 22.3 and any other provisions of this Agreement or the other Repurchase Documents, this Section 22.3 shall govern.
     22.4. Actions Requiring Required Buyers’ Consent. All amendments hereto, waivers or actions taken hereunder that are not described in Section 22.3 and Section 22.5, require the written consent or ratification of the Required Buyers except for actions that are specifically reserved to the Agent under Section 6; provided that no amendments, waivers or actions taken hereunder that relate to the rights or obligations of the Agent shall be effective without the prior written consent of the Agent. The Agent will, at the direction of the Required Buyers, but may not, without the consent of the Required Buyers, take any enforcement action or exercise any remedies under this Agreement and the Repurchase Documents which arise after the occurrence of an Event of Default.
     22.5. Agent’s Discretionary Actions. Subject to the limitations of Sections 22.3 and 22.4, in its capacity as Agent and without seeking or obtaining the consent of any of the other Buyers (although it may elect to obtain such consent before acting it if deems that desirable), the Agent may:
     (a) agree or consent to any change in the aggregate not involving more than $2,000,000 of the Purchased Loans at any time in the handling of the Purchased Loans and which in the Agent’s reasonable judgment is unlikely to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries (for purposes of clarity, this allows the Agent to temporarily suspend the effects of one or more Disqualifiers for Purchased Loans, if the Agent in its sole and absolute discretion determines that such Disqualifier may be resolved or corrected and to allow funding of a Wet Loan one Business Day after the advance of funds for the purchase of such Wet Loan, in each case within the limitation set forth in this Section 22.5(a));
     (b) reconvey, exchange or otherwise change, in whole or in part, any Purchased Loans which are required to be reconveyed, exchanged or changed in accordance with the Repurchase Documents;
     (c) approve any new Approved Investor proposed by the Seller (and the Agent will promptly provide to any Buyer that requests it a current list of Approved Investors); and
     (d) do or perform any act or thing which, in the Agent’s reasonable judgment, is necessary or appropriate to enable the Agent to properly discharge and perform its duties under this Agreement or the Custody Agreement, or which in its reasonable judgment is necessary or appropriate to preserve or protect the validity, integrity or enforceability of the Purchased Loans and/or the Repurchase Documents, the Buyers’ Pro Rata undivided ownership interests in and to the Purchased Loans, the Lien created by this Agreement and its priority, or any of the Central Elements in respect of the Seller or any of its Subsidiaries, or to preserve and protect the interest of the Buyers in any of the foregoing.
     22.6. Buyers’ Cooperation. The Buyers agree to cooperate among themselves and with the Agent and from time to time upon the Agent’s request, to execute and deliver such papers as may be reasonably necessary to enable the Agent, in its capacity as Agent, to effectively administer this Agreement and the other Repurchase Documents, the Purchased Loans and each Buyer’s Pro Rata undivided ownership interest in the Purchased Loans in the manner contemplated by this Agreement. The Agent and each of the Buyers agree to provide notice to the other parties if they have actual knowledge of an Event of Default at any time.
     22.7. Buyers’ Sharing Arrangement.
     (a) Each of the Buyers agrees that if it should receive any amount (whether by voluntary payment, realization upon security, the exercise of the right of set-off, or otherwise) which is applicable to the payment of Repurchase Price, Margin Deficit, Pricing Differential or any fees, that with respect to the related sum or sums received (or receivable) by the other Buyers is in greater proportion than that Buyer’s Pro Rata ownership of the Purchased Loans, then such Buyer receiving such excess amount shall purchase from the other Buyers an participation interest in the Purchased Loans in such amount as shall result in Pro Rata participation and ownership by all of the Buyers in such excess amount; provided that if all or any portion of such excess amount is thereafter recovered from such Buyer, such purchase shall be rescinded and the purchase price restored to the extent of such recovery; and provided further that the provisions of this Section 22.7 shall not apply to the Agent’s Fee under this Agreement or to any fees which the Custodian or any successor custodian might be paid pursuant to the Custody Agreement.
     (b) To the extent that the Seller fails to pay any amount required to be paid to the Agent under Section 20, each Buyer severally agrees to pay to the Agent such Buyer’s Funding Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.
     22.8. Buyers’ Acknowledgment. Each Buyer other than U.S. Bank hereby acknowledges that U.S. Bank has made no representations or warranties with respect to any Purchased Loan other than as expressly set forth in this Agreement and that U.S. Bank shall have no responsibility (each in its capacity as a Buyer, the Agent, or any other capacity or role) for:
     (a) the marketability or collectibility of the Purchased Loans;

     (b) the genuineness, validity, likelihood of performance as and when due or enforceability of any Investor Commitment or the solvency or performance record of any Approved Investor;
     (c) the validity, enforceability or any legal effect of any of the Repurchase Documents, any Loan Papers or any insurance, bond or similar device purportedly protecting any obligation to the Buyers or any Purchased Loans; or
     (d) the financial condition of the Seller or any of its Subsidiaries or Affiliates, the status, health or viability of any industry in which any of them is involved, the prospects for repurchase of the Purchased Loans, the genuineness, validity or enforceability of any warehousing facility or repurchase agreement between the Seller and any other lender or repurchase agreement counterparty, the value of any Purchased Loans, the effectiveness of any of the provisions of the Repurchase Documents (including the financial covenants, tests and hedging requirements) or any aspect of their implementation or administration at any time to reduce or control risks of any type, to produce returns, profits, yields or spreads or to reduce or control losses or the accuracy of any information supplied by or to be supplied in connection with any of the Seller or any of its Subsidiaries or Affiliates, or otherwise with respect to this Agreement, any Purchased Loans or any source of equity or other financing for any of the Seller, any of its Affiliates or any other warehouse lender or repurchase agreement counterparty.
     22.9. Agent Market Value Determinations. The parties hereto agree and acknowledge that, in determining the Market Value of the Purchased Loans, the Agent (i) shall determine Market Value as a third party service provider, in accordance with standards customarily applicable in the financial industry to third party service providers providing values on comparable assets to be used in connection with the financing of such assets, and (ii) shall not be obligated to do that same or similar amount of work or analysis as if it were valuing its own assets, or as if it were valuing such assets for the purchase or sale thereof by it or any other party. The parties hereto agree and acknowledge that any asset valuation information produced by the Agent is intended to be and should be used solely for the limited uses specified in this Agreement and the other Repurchase Documents, and is not intended to be and should not be used by any Person for any other purpose. The parties hereto further agree and acknowledge that the Agent may elect to determine the Market Value for any Purchased Loan by determining the market bid price for a portfolio containing all Purchased Loans and allocating such portfolio market bid price among each individual Purchased Loan.
     22.10. Agent’s Representations to Buyers. The Agent hereby represents and warrants to the Buyers (other than U.S. Bank) that:
     (a) the Agent has delivered to each Buyer true copies of the originals of those Repurchase Documents which have been specifically requested by that Buyer; and
     (b) the Agent has no current actual knowledge that any Default or Event of Default has occurred and is continuing on the Effective Date.

     22.11. Agent’s Duty of Care, Express Negligence Waiver and Release. At all times until all Purchased Loans have all been repurchased by the Seller and the Buyers have no further commitments or other obligations under this Agreement and the other Repurchase Documents, the Agent shall exercise the same degree of care in handling the Purchased Loans as U.S. Bank exercises with respect to loans that are held solely by U.S. Bank for its own account, and the Agent, in its capacity as Agent shall have no responsibility to the Buyers other than to exercise such standard of care and, in any event, U.S. Bank shall have no liability with respect to any other Buyer’s Pro Rata interest in the Purchased Loans except for U.S. Bank’s own fraud, gross negligence or willful misconduct. Except in the case of its own fraud, gross negligence or willful misconduct, neither the Agent, any Buyer, nor any of their officers, directors, employees, attorneys or Agents shall be liable for any action taken or omitted to be taken by it or them under this Agreement, the Custody Agreement or any of the other Repurchase Documents reasonably believed by it or them to be within the discretion or power conferred upon it or them by the Repurchase Documents or be responsible for consequences of any error of judgment, the Buyers expressly intending to hereby waive and release all present and future claims and rights against the Agent (i) owed, in whole or in part, under any claim or theory of strict liability or (ii) for damages or injuries caused or contributed to by any Indemnified Party’s sole or concurrent ordinary negligence that does not amount to gross negligence or willful misconduct. Except as otherwise specifically and expressly set forth in this Agreement, the Agent shall not be responsible in any manner to anyone for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement, any supplement, amendment or restatement of it or of any other Repurchase Documents or for any representation, warranty, document, certificate, report or statement made or furnished in, under or in connection with this Agreement or any of the other Repurchase Documents or be under any obligation to anyone to ascertain or to inquire as to the performance or observation of any of the terms, covenants or conditions of this Agreement or of the other Repurchase Documents on the part of the Seller or anyone else. Without limiting the generality of the foregoing provisions of this Section, the Agent, in its capacity as Agent, may seek and rely upon the advice of legal counsel in taking or refraining to take any action under any of the Repurchase Documents or otherwise in respect of any Purchased Loans, this Agreement and its parties, and shall be fully protected in relying upon such advice.
     22.12. Calculations of Shares of Principal and Other Sums. Except as provided to the contrary in Section 6.4 (“Increased Cost”), Section 6.5 (“Capital Adequacy”), Section 7.1 (“Payments to be free of Taxes; Withholding”), Section 7.3 (“Taxes Indemnity”), Section 9.2 (“ Agent’s Fee”) and Section 20 (“Payment of Expenses; Indemnity”), U.S. Bank’s and each other Buyer’s respective shares of Repurchase Prices and other sums received by the Agent on account of the Purchased Loans or with respect to them shall be calculated on the basis of each Buyer’s (including U.S. Bank’s) respective Pro Rata ownership interests in the Purchased Loans from time to time.
     22.13. Resignation or Removal of the Agent. The Agent, or any agent or agents hereafter appointed, at any time may resign by giving written notice of resignation to the Seller and the Buyers and complying with the applicable provisions of this Section 22. The Required Buyers may remove the Agent for acts constituting gross negligence or willful misconduct by giving notice to the Agent, the Buyers and the Seller. Upon receiving such notice of resignation or removal, with the Seller’s consent, which consent shall not unreasonably be delayed or withheld (provided that the Seller’s consent shall not be required if a Default has occurred that has not been cured by the Seller or declared in writing by the Agent to have been waived or any Event of Default has occurred that the Agent has not declared in writing to have been cured or waived), a successor Agent shall be promptly appointed by the Required Buyers by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning or removed Agent and one copy to the successor Agent.
     22.14. Effective Date of Resignation of the Agent. No resignation or removal of the Agent shall be effective until both (i) sixty (60) days have elapsed after notice to the Seller and the Buyers of the Agent’s election to resign or its removal, and (ii) a successor agent has been appointed pursuant to the provisions of this Section 22 and has accepted the appointment as provided in Section 22.13; provided that if such appointment has not been so made or if the Agent’s duties have not been assumed by the appointed successor on or before ninety (90) days after the date of the Agent’s notice of resignation, the Agent may cease acting as agent and representative of the Buyers hereunder, and shall have no further responsibility therefor, at the close of business on the tenth (10th) Business Day after such ninety-day period.
     22.15. Successor Agent. Any successor Agent appointed as provided in this Section shall execute and deliver to the Seller, the Buyers and to the predecessor Agent an instrument accepting such appointment, and thereupon the resignation of the predecessor Agent shall become effective and such successor Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of its predecessor, with like effect as if originally named as the Agent; provided that upon the written request of the Seller, all of the Buyers or the successor Agent, the resigning Agent shall execute and deliver (a) an instrument transferring to such successor Agent all of the rights of the resigning Agent and (b) to such successor Agent such instruments as are necessary to transfer the Purchased Loans and the Repurchase Documents to such successor Agent (including assignments of all Purchased Loans or Repurchase Documents). Upon the request of any such successor Agent made from time to time, the Seller shall execute any and all papers which the successor Agent shall request or require to more fully and certainly vest in and confirm to such successor Agent all such rights.
     22.16. Merger of the Agent. Any Person into which the Agent may be merged or converted or with which it may be consolidated, or any Person surviving or resulting from any merger, conversion or consolidation to which the Agent shall be a party or any Person succeeding to the commercial banking business of the Agent, shall be the successor Agent without the execution or filing of any paper or any further act on the part of any of the parties.
     22.17. Participation; Assignment.
     (a) Participations. Each Buyer reserves the rights, without the consent of the Seller, to sell to one or more banks or other entities (a “Participant”), participations in all or any part of such Buyer’s Commitment and Pro Rata ownership share of the Purchased Loans or to pledge, collaterally assign or grant a security interest in any or all of its interests under this Agreement and in the Purchased Loans to any Federal Reserve Bank or any other Person; provided that no such pledge, participation, collateral assignment or grant of a security interest shall release a Buyer from any of its obligations hereunder or substitute any such participant, pledgee or assignee for such Buyer as a party hereto. Participants shall have no rights under the Repurchase Documents other than certain voting rights as provided below. Each Buyer shall be entitled to obtain (on behalf of its Participants) the benefits of this Agreement with respect to all Participants in its Funding Share of Open Transactions outstanding from time to time; provided that the Seller shall not be obligated to pay any amount in excess of the amount that would be due such Buyer calculated as though no participation had been sold. No Buyer shall sell any participating interest under which the Participant shall have any rights to approve any amendment, modification or waiver of any Repurchase Documents, except to the extent such amendment, modification or waiver requires the consent of all Buyers under Section 22.3. In those cases (if any) where a Buyer grants rights to any of its Participants to approve amendments, modifications or waivers of any Repurchase Documents pursuant to the immediately preceding sentence, such Buyer must include a voting mechanism as to all such approval rights in the relevant participation agreement(s) whereby a readily-determinable fraction of such Buyer’s portion of the Purchased Loans (whether held by such Buyer or participated) shall control the vote for all of such Buyer’s portion of the Purchased Loans; provided that if no such voting mechanism is provided for or is fully and immediately effective, then the vote of such Buyer itself shall be the vote for all of such Buyer’s portion of the Purchased Loans. Except in the case of the sale of a participating interest to a Buyer, the relevant participation agreement shall not permit the participant to transfer, pledge, assign, sell any subparticipation in or otherwise alienate or encumber its participation interest in the Purchased Loans. In no event may a Participant be an Affiliate of the Seller.
     (b) Assignments. Without any requirements for further consent of the Seller, any Buyer may assign any or all of its rights and obligations under the Repurchase Documents to its own Buyer Affiliates or to an assignee that is a Buyer with a Commitment hereunder immediately prior to giving effect to such assignment. With the prior written consent of the Agent and (unless an Event of Default has occurred that the Agent has not declared in writing to have been cured or waived) the Seller, which consent of the Seller will not be unreasonably withheld, and at no cost to the Seller or the Agent, any Buyer may assign any or all of its rights and obligations under the Repurchase Documents to one or more assignees; provided that (1) except in the case of an assignment to a Buyer or a Buyer Affiliate or an assignment of the entire remaining amount of the assigning Buyer’s Committed Sum, no such assignment shall be in an amount less than Fifteen Million Dollars ($15,000,000), unless each of the Agent and (unless a Default or Event of Default has occurred and continuing) the Seller consents thereto, (2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Buyer’s rights and obligations under this Agreement, (3) the assignee, if it is not a Buyer hereunder immediately prior to giving effect to such assignment, shall deliver to the Agent an questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Seller and its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws, (4) the assignee may not be an Affiliate of the Seller and (5) each such assignment shall be effected pursuant to an Assignment and Assumption substantially in the form of Exhibit F, to be delivered to the Agent together with a processing and recording fee of $3,500 (which shall not be applicable with respect to the initial syndication of the Transactions), with the assignor to have no further right or obligation with respect to the rights and obligations assigned to and assumed by the assignee. The Seller agrees that, as to any assignment to any Buyer Affiliate or if the Seller consents to any other assignment, the Seller will cooperate with the prompt execution and delivery of documents reasonably necessary to such assignment process to the extent that the Seller incurs no cost or expense that is not paid by the assigning Buyer and the assignee immediately upon delivery to the Seller of such assignment form. Subject to acceptance and recording thereof pursuant to Section 22.17(d), from and after the effective date specified in each Assignment and Assumption, the assignee shall be a Buyer for all purposes under this Agreement and the other Repurchase Documents, if the assignment is an assignment of all of the assignor’s interest in the Purchased Loans then held by the Agent (or by the Custodian on behalf of the Agent), the assignor shall be automatically released from all of its obligations and liabilities hereunder, and, whether it is such a complete assignment or only a partial assignment, the Committed Sums shall be adjusted appropriately, and the parties agree to approve in writing a revised and updated version of Schedule BC. Any assignment or transfer by a Buyer of rights or obligations under this Agreement that does not comply with this Section 22.17(b) shall be treated for purposes of this Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 22.17(a).
     (c) The Agent, acting for this purpose as an Agent of the Seller, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Buyers, and the Committed Sum of, and amount owing to, each Buyer pursuant to the terms hereof from time to time the (the “Register”). The entries in the Register shall be conclusive, and the Seller, the Agent and the Buyers may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Seller and any Buyer, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Buyer and an assignee, the assignee’s completed questionnaire (unless the assignee shall already be a Buyer hereunder), the processing and recordation fee referred to in Section 22.17(b) and any written consent to such assignment required by Section 22.17(b) hereof, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Buyer or the assignee shall have failed to make any payment required to be made by it hereunder, the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section.
     (e) If any interest in this Agreement is so transferred to any Person that is organized under the Legal Requirements of any jurisdiction other than the United States of America or any State thereof, the transferor Buyer shall cause such Person, concurrently with the effectiveness of such transfer to comply with the relevant provisions of Section 7.5.
     (f) The Seller shall not be required to incur any cost or expense incident to any sale to a Person of any interest in the Repurchase Documents and the Purchased Loans pursuant to this Section 22 and all such costs and expenses shall be for the account of the Buyer selling its rights in the Purchased Loans to such Person.
     22.18. Replacement of Buyers. If (i) any Buyer requests compensation under Section 6.4 or 7, (ii) the Seller is required to pay any additional amount to any Buyer or any Governmental Authority for the account of any Buyer pursuant to Section 7, (iii) any Buyer defaults in its obligation to fund Transactions hereunder, or (iv) any Buyer becomes the subject of a bankruptcy or insolvency proceeding; then the Seller may, at its sole expense and effort, upon notice to such Buyer and the Agent, require such Buyer to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 22.17), all of its interests, rights and obligations under this Agreement and the related Repurchase Documents to an assignee that shall assume such obligations (which assignee may be another Buyer, if such other Buyer accepts such assignment), provided that:
     (a) the Seller shall have paid to the Agent the assignment fee specified in Section 22.17;
     (b) the exiting Buyer shall have received payment of an amount equal to its Pro Rata Share of the Aggregate Outstanding Purchase Price, accrued and unpaid Price Differential, fees and all other amounts payable to it hereunder and under the other Repurchase Documents;
     (c) in the case of any such assignment resulting from a claim for compensation under Section 6.4 or 7 or payments required to be made pursuant to Section 6.4 or 7, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with any Legal Requirement.
A Buyer shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Buyer or otherwise, the circumstances entitling the Seller to require such assignment and delegation cease to apply.
     22.19. The Agent and the Buyers are the only Beneficiaries of this Section. Other than the provisions of Sections 22.17 and 22.18, this Section is intended to bind and benefit only U.S. Bank and the other Buyers, and does not benefit and shall not be enforceable by the Seller or any other Person whatsoever.
23 Notices and Other Communications.
     All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder (collectively, “Notices”), except as otherwise specifically provided in this Agreement, shall be in writing and shall be either (a) delivered in person, or

(b) mailed, by certified, registered or express mail, postage prepaid, addressed to the respective parties hereto at their respective addresses specified below, or (c) sent in a prepaid overnight delivery envelope via a nationally-recognized courier service (such as Federal Express, United Parcel Service or DHL Worldwide Express) that provides weekday next-Business Day delivery service to the addressee’s location, (d) faxed to their respective fax numbers (with a paper copy mailed the same day as aforesaid) as hereinafter set forth or (e) e-mailed (with a confirming fax for any funding request) and/or posted to an Internet or intranet website and acknowledged as received as hereinafter set forth; provided that any party may change its address for notice by designating such party’s new address in a Notice to the other parties given at least five (5) Business Days before it shall become effective. All Notices shall be conclusively deemed to have been properly given or served when received in person, regardless of how sent. Regardless of when received, all Notices shall be conclusively deemed to have been properly given or served if addressed in accordance with this Section 23 and (1) if mailed, on the second (2nd) Business Day after being deposited in the mails, or (2) if sent by nationally-recognized courier service, on the next Business Day or (3) if faxed before the close of business at the recipient’s location on a Business Day, when faxed or if faxed after the close of business at the recipient’s location or on a day that is not a Business Day, on the next Business Day thereafter to the fax number set forth below (provided that a paper copy is mailed on the same day as aforesaid) or (4) if e-mailed, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if any such faxed or emailed notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (5) notices or communications posted to an internet or intranet website shall be deemed received upon the “receipt” by the intended recipient at its e-mail address as described in clause (4) above of notification that such notice or communication is available and identifying the website address therefor:
If to the Seller:
NVR Mortgage Finance, Inc.
Plaza Tower I
11700 Plaza America Drive
Suite 500
Reston, VA 20190
Attention: William Inman
Telephone: (703) 956-4000
Fax: (703) 956-4754
email: binman@nvrinc.com
If to U.S. Bank as Agent or as a Buyer:
U.S. Bank National Association
800 Nicollet Mall
Mail Station: BC-MN-H03B
Minneapolis, MN 55402
Attention: Kathleen Connor

Telephone: (413) 464-9052
Fax: (612) 303-2253
email: kathleen.connor@usbank.com
If to the other Buyers, at the addresses shown on Schedule 23.
24 Miscellaneous.
     24.1. Further Assurances. At any time and from time to time, at the sole expense of the Seller, the Seller or the Servicer shall promptly provide such further reasonable assurances, documents and agreements and undertake such actions as the Agent may reasonably request in order to effect the purposes of this Agreement, including the assignment, conveyance and transfer of all right, title and interest of each Purchased Loan from the Seller to the Agent, or to otherwise obtain or preserve the benefits or rights granted under this Agreement. In the event Seller, Servicer or any subservicer, in the performance of the Servicing Functions shall foreclose any Mortgage for which the Agent and the Buyers have not received the Repurchase Price, all such actions shall be taken in the name of the Agent for the benefit of the Buyers and in accordance with Accepted Servicing Practices.
     24.2. Agent as Attorney in Fact. The Agent is hereby appointed the attorney-in-fact of the Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments or documents that the Agent may deem reasonably necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest, although the Agent agrees not to exercise its rights under this power of attorney unless, in its opinion or the opinion of its legal counsel, an Event of Default has occurred that the Agent has not declared in writing to have been cured or waived. Without limiting the generality of the foregoing, but subject to Section 18.3, the Agent shall have the right and power during the occurrence and continuation of any Event of Default to receive, endorse, collect and control all checks or instruments made payable to the order of the Seller and all other forms of payment to the Seller that represent any payment on account of the principal of or interest on or proceeds from any of the Purchased Loans and to give full discharge for the same.
     24.3. Wires to Seller. Any amounts to be transferred by the Agent to the Seller hereunder shall be sent by journal entry (or wire transfer) in immediately available funds to the Operating Account.
     24.4. Wires to Agent. Any amounts to be transferred by the Seller to the Agent hereunder shall be sent by wire transfer in immediately available funds to the Repurchase Settlement Account.
     24.5. Receipt; Available Funds. Amounts received after 1:00 p.m. Minneapolis time on any Business Day shall be deemed to have been paid and received on the next succeeding Business Day. All payments and transfers of cash pursuant to this Agreement shall be made (only if the paying and receiving accounts are with the same financial institution) by journal entries, or (otherwise) by wire transfer, of immediately available funds in U.S. dollars.

25 Entire Agreement; Severability.
     This Agreement supersedes any existing agreements between the parties containing general terms and conditions for repurchase transactions. This Agreement may not be amended, modified or supplemented except in accordance with the provisions of Section 22 and such amendment, modification or supplement must be set forth in a writing signed by the parties required to do so in accordance with Section 22. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
26 Non-assignability; Termination.
     26.1. Limited Assignment. Except with respect to any repurchase transaction, sale, transfer, pledge or hypothecation by the Agent or any Buyer pursuant to Section 18 and Section 22.17, the rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by any party without the prior written consent of the other parties and any such assignment without the prior written consent of the other parties shall be null and void. Subject to the foregoing, this Agreement and any Transactions shall bind and benefit the parties and their respective successors and assigns.
     26.2. Remedies Exception. Section 26.1 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Section 18.
     26.3. Agreement Termination. This Agreement shall terminate, automatically and without any requirement for notice, on the date after the Termination Date on which all Obligations have been indefeasibly paid in full, provided, that the provisions of Sections 6.4, 6.5, 7 and 20 shall survive the termination of this Agreement, provided further, that this Agreement and any Open Transactions may be extended by mutual agreement of the Buyers, the Agent and the Seller; and provided further, that no such party shall be obligated to agree to such an extension.
27 Counterparts.
     This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.
28 Governing Law, Jurisdiction and Venue.
     This Agreement (including this choice-of-law provision) and the other Repurchase Documents shall be governed by and construed and all controversies and disputes arising under, in connection with or relating to this Agreement and the other Repurchase Documents shall be resolved, in accordance with the laws of the State of New York (pursuant to Section 5-1401 of the New York General Obligations Law to the extent such laws would otherwise not apply) and the United States of America applicable to contracts made and to be wholly performed within such State. The Seller, the Agent and the Buyers each hereby irrevocably submits to the nonexclusive jurisdiction and venue of the United

States District Court for the Southern District of New York located in the Borough of Manhattan Division in the City of New York or, if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County for the purpose of any action or other proceeding arising under, in connection with or relating to the Repurchase Documents or any related Transaction, pursuant to Section 5-1402 of the New York General Obligations Law to the extent such submission would otherwise not be effective. To the fullest extent permitted by applicable law, the Seller, the Agent and the Buyers each irrevocably waives any objection that it may now or hereafter have to the laying of venue for any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and agrees that service of process may be made upon it in any such proceeding by registered or certified mail. Nothing herein shall affect any applicable right of any party at any time to initiate any suit in the United States District Court for the Southern District of New York, Manhattan Division, or to remove any pending suit to that court. Nothing herein shall affect the right of the Agent or any Buyer to accomplish service of process in any manner permitted by applicable law or to commence legal proceedings or otherwise proceed against the Seller in any other jurisdiction or court.
29 Waiver of Jury Trial.
     Each of the Seller (in its capacity as Seller and Servicer), the Buyers and the Agent hereby (i) covenants and agrees not to elect a trial by jury of any issue triable of right by a jury, and (ii) waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist. This waiver of right to trial by jury is separately given, knowingly and voluntarily, by each of the Seller, the Buyers and the Agent, and this waiver is intended to encompass individually each instance and each issue as to which the right of a jury trial would otherwise accrue. The Agent is hereby authorized and requested to submit this Agreement to any court having jurisdiction over the subject matter and the parties hereto, so as to serve as conclusive evidence of the foregoing waiver of the right to jury trial. Further, the Seller hereby certifies that no representative or agent of the Buyers or the Agent has represented, expressly or otherwise, to any stockholder, director, officer, agent or representative of the Seller that the Buyers or the Agent will not seek to enforce this waiver of right to jury trial provision.
30 Relationship of the Parties.
     This Agreement provides for the sale by the Seller and the purchase by the Buyers (acting through their agent and representative, the Agent) of Eligible Loans and the obligation of the Seller to repurchase them upon termination of each Transaction. The relationship between the Seller and the Buyers (and the Agent) is limited to that of seller and repurchaser on the one hand and Buyers and resellers (and the Agent as the Buyers’ agent and representative) on the other. The provisions in this Agreement and the other Repurchase Documents for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of the Buyers, the Agent to protect the interests of the Buyers as buyers, including their and the Agent’s interest in assuring repurchase of Purchased Loans at the termination of each Transaction, and nothing contained in this Agreement or any of the other Repurchase Documents shall be construed as permitting or obligating any Buyer, the Agent to act as a financial or business advisor or consultant to the Seller, as permitting or obligating any Buyer, the Agent to control the

Seller or to conduct the Seller’s operations, as creating any fiduciary obligation on the part of the Buyers, the Agent to the Seller, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. The Seller acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and the other Repurchase Documents and to obtain the advice of such counsel with respect to all matters contained in the Repurchase Documents including the provision for waiver of trial by jury. The Seller further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decisions to apply to the Buyers, the Agent to enter into this Agreement, and to execute and deliver this Agreement and the other Repurchase Documents.
31 No Waivers, Etc.
     No express or implied waiver of any Event of Default by any party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by the Seller and the parties required to do so pursuant to Section 22. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section (6) or 7 will not constitute a waiver of any right to do so at a later date. The rights and remedies of the Buyers hereunder shall be cumulative and not exclusive of any rights and remedies which the Buyers would otherwise have. No failure or delay on the part of the Buyers in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
32 Use of Employee Plan Assets.
     32.1. Prohibited Transactions. If assets of an ERISA Plan are intended to be used by any party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other parties prior to the Transaction. The Plan Party shall represent in writing to the other parties that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other parties may proceed in reliance thereon but shall not be required so to proceed.
     32.2. Audited Financial Statements Required. Subject to the last sentence of Section 32.1, any such Transaction shall proceed only if the Seller furnishes or has furnished to the Agent its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.
     32.3. Representations. By entering into a Transaction pursuant to this Section 32, the Seller shall be deemed (i) to represent to the Buyers and the Agent that since the date of the Seller’s latest such financial statements, there has been no material adverse change in the Seller’s financial condition which the Seller has not disclosed to the Agent, and (ii) to agree to provide the Agent with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any Open Transaction involving a Plan Party.

33 Intent.
     33.1. Transactions are Repurchase Agreements and Securities Contracts. The parties intend and acknowledge that each Transaction is a “repurchase agreement” and a “master netting agreement” as such terms are defined in Section 101 of the Bankruptcy Code (except insofar as the type of Eligible Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable), and that all claims and debts arising under this Agreement and/or any Transaction, including any Margin Call, constitute claims and debts, respectively, for “settlement payments” or “margin payments” as those terms are commonly used in the securities and/or commodities trades. This Agreement also constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as any or all of the parties is not a “financial institution” as that term is defined in FDICIA). Seller hereby agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, or as a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code in any dispute or proceeding.
     33.2. Contractual Rights, Etc. Any party’s right to liquidate Eligible Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 18, is a contractual right to liquidate, terminate or accelerate such Transaction as described in Sections 555, 559 and 561 of the Bankruptcy Code.
     33.3. FDIA. If a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
     33.4. Master Netting Agreement. It is understood and agreed that this Agreement constitutes a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, and that a party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction as described in Section 561 of the Bankruptcy Code.

34 Disclosure Relating to Certain Federal Protections.
The parties acknowledge that they have been advised that:
     34.1. Parties not Protected by SIPA or Insured by FDIC or NCUSIF. In the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of SIPA do not protect the other party with respect to any Transaction hereunder.
     34.2. SIPA Does Not Protect Government Securities Broker or Dealer Counterparty. In the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder.
     34.3. Transaction Funds Are Not Insured Deposits. In the case of Transactions in which one of the parties is a financial institution, funds held by such financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation (through either the Bank Insurance Fund or the Savings Association Insurance Fund) or the National Credit Union Share Insurance Fund, as applicable.
35 USA Patriot Act Notification.
     The Agent and the Buyers hereby notify the Seller that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Agent or the Buyers are required to obtain, verify and record information that identifies the Seller, including the Seller’s name and address and other information that will allow them to identify the Seller in accordance with said Act.
The remainder of this page is intentionally blank; signature pages follow.

EXECUTED as of the Effective Date.

NVR MORTGAGE FINANCE, INC., as Seller and Servicer
By:	/s/ William J. Inman
Title: President
Date: August 5, 2008

Master Repurchase Agreement

U.S. BANK NATIONAL ASSOCIATION As Agent and a Buyer
By:	/s/ Kathleen Connor
Title: Vice President
Date: August 5, 2008

Master Repurchase Agreement

BANK OF AMERICA, N.A., as a Buyer
By:	/s/ Paula Laesch
Name:	Paula Laesch
Title:	Vice President

Master Repurchase Agreement

COMERICA BANK, as a Buyer
By:	/s/ Mandy Lark
Name:	Mandy Lark
Title:	Vice President

Master Repurchase Agreement

EXHIBIT A
To Master Repurchase Agreement
FORM OF REQUEST/CONFIRMATION

To:	From:
U.S. Bank National Association, Agent	NVR Mortgage Finance, Inc.
800 Nicollet Mall	Plaza Tower 1
Mortgage Banking Services BC-MN-H03B	11700 Plaza America Drive, Suite 500
Minneapolis, MN 55402	Reston, VA 20190
Attention: Brian Watson
Attention:
Phone: 612-303-3543	Phone:
Fax: 612-303-2255	Fax:
Email: Brian.Watson@usbank.com	email:
     Please refer to the Master Repurchase Agreement dated August 5, 2008 among NVR Mortgage Finance, Inc. (the “Seller”), U.S. Bank National Association (“U.S. Bank”), as a buyer and as agent and representative of the other buyers party thereto (in that capacity, U.S. Bank is referred to as the Agent), and such other buyers as may be party thereto (such other buyers together with the Agent are referred to as the “Buyers”), which, as it may have been or may hereafter be supplemented, amended or restated from time to time, is herein called the “Current Repurchase Agreement”. Any term defined in the Current Repurchase Agreement and used in this request and not defined herein shall have the meaning given to it in the Current Repurchase Agreement.
     The Seller currently qualifies under the Current Repurchase Agreement for, and hereby requests, purchases as set forth below (the “Requested Purchases”) to be made on the following Purchase Date: ___, 20___(which must be a Business Day).

Previous Day Aggregate
Outstanding Purchase Price

Purchase Price Advanced

Repurchase Price Paid

Aggregate Outstanding Purchase Price
After giving effect to the Requested Purchases, the Aggregate Outstanding Purchase Price will not exceed the Maximum Aggregate Commitment.

Ex A-1

     The Seller has delivered today multiple Mortgage Loan Transmission Files. All Mortgage Loans listed in such Mortgage Loan Transmission Files and included in the foregoing calculations, which are listed on the attached Schedule of Mortgage Loans (the “Purchased Loans”), are Eligible Loans. For each of the Purchased Loans the representations set forth in Section 15.3 and 15.4 of the Current Repurchase Agreement, are true and correct.
     Pursuant to the terms of the Custody Agreement and acknowledging and agreeing that new value, as that term is used in the New York Uniform Commercial Code, has been given in reliance thereon, the Seller hereby sells, negotiates and transfers to the Buyers the Purchased Loans. The Seller acknowledges that the Agent and the Buyers will rely on the truth of each statement in this Request/Confirmation and the related Mortgage Loan Transmission Files in purchasing the Purchased Loans.
     The Purchase Prices for the Purchased Loans should be deposited in the Funding Account for payment as set forth on the instructions in the Mortgage Loan Transmission File or such other account as indicated by the Seller.
     No Default has occurred under the Repurchase Documents that has not been cured by the Seller or declared in writing by the Agent to have been waived, and no Event of Default has occurred under the Repurchase Documents that the Agent has not declared in writing to have been cured or waived. There has been no material adverse change in any of the Central Elements in respect of the Seller or any of its Subsidiaries since the date of the Seller’s most recent annual audited Financial Statements that have been delivered to the Agent and the Buyers.
     All items that the Seller is required to furnish to the Buyers, the Agent or the Custodian in connection with the Requested Purchases have been delivered in all respects as required by the Current Repurchase Agreement and the other Repurchase Documents. All documentation described or referred to in the Mortgage Loan Transmission Files submitted to the Agent conform in all material respects with all applicable requirements of the Current Repurchase Agreement and the other Repurchase Documents.
     The Seller hereby warrants and represents to the Buyers and the Agent that none of the Purchased Loans has been sold to any Person other than the Buyers, is pledged to any Person other than Agent, for the benefit of itself and the Buyers, or supports any borrowing or repurchase agreement funding other than purchases under the Current Repurchase Agreement.
     The undersigned officer hereby certifies that all of the Seller’s representations and warranties (a) in the Current Repurchase Agreement and all of the other Repurchase Documents (except only to the extent that (i) such a representation or warranty speaks to a specific date or (ii) the facts on which a representation or warranty is based have been changed by transactions or conditions contemplated or expressly permitted by the Repurchase Documents) and (b) in this request, are true and correct on the date of this request; and that the Seller qualifies for the Requested Purchases.

Ex A-2

NVR MORTGAGE FINANCE, INC.

By:

Name:

Title:

Schedule of Purchased Loans
<Seller to provide>

Ex A-3

EXHIBIT B
To Master Repurchase Agreement
OPINIONS REQUIRED FOR OPINION OF COUNSEL TO SELLER
     1. The Seller is duly incorporated and validly existing under the laws of the State of Virginia and has corporate power and authority to enter into and perform its obligations under and to consummate the transactions contemplated by the Repurchase Agreement and the other Repurchase Documents to which it is a party. The Seller is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of the Seller and its subsidiaries, considered as a whole.
     2. The Repurchase Agreement and the other Repurchase Documents to which the Seller is a party have each been duly authorized, executed and delivered by the Seller, and each constitutes a valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles.
     3. No consent, approval, authorization or order of any Virginia state or federal court or government agency or body is required to be obtained by the Seller for the execution, delivery or performance of or the consummation of the transactions contemplated by the Repurchase Agreement or any of the other Repurchase Documents.
     4. The execution, delivery or performance of and the consummation of any of the transactions contemplated by the Repurchase Agreement and the other Repurchase Documents will not conflict with, result in a breach of, or constitute a default under the limited partnership agreement or any other organizational or governance document of the Seller or the terms of any indenture or other material agreement or instrument known to such counsel to which the Seller is party or bound, or any order known to such counsel to be applicable to the Seller or any laws, rules or regulations applicable to the Seller, of any Virginia state or federal court, regulatory body, agency, governmental body or arbitrator having jurisdiction over Seller.
     5. There is no pending or, to such counsel’s actual knowledge, threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving the Seller or relating to the Transactions contemplated by the Repurchase Agreement and the other Repurchase Documents or which, if adversely determined, would have a material adverse effect on the Seller.
     6. In the event of a recharacterization of any Transaction under the Repurchase Agreement as a financing rather than a purchase under applicable law, the Repurchase Agreement together with the filing of a financing statement identifying all Purchased Loans creates a valid, perfected nonpossessory security interest in the Purchased Loans in favor of the Agent for the benefit of itself and the Buyers.

Ex B-1

     7. In the event of a recharacterization of any Transaction under the Repurchase Agreement as a financing rather than a purchase under applicable law, the Repurchase Agreement together with delivery to the Custodian of the Mortgage Notes related to Purchased Loans purchased by the Buyers in Transactions from time to time creates a valid security interest perfected by possession in such Purchased Loans in favor of the Agent on behalf of the Buyers.
     8. In accordance with the provisions of Sections 559, 362(b)(7) and 362(o), respectively, of the Bankruptcy Code, in the event Seller were to become a debtor in a voluntary or involuntary case under the Bankruptcy Code, neither (i) the rights of the Agent for the benefit of the Buyers to liquidate, terminate and/or accelerate the Repurchase Agreement because of a condition of the kind specified in Section 365(e)(1) of the Bankruptcy Code, nor (ii) the rights of the Agent for the benefit of the Buyers to set off those Obligations of the Seller that arise under or in connection with the Repurchase Agreement against cash, securities or other property held by, pledged to, under the control of, or due from the Agent or Buyers (or the Custodian on behalf of such parties) to margin, guarantee, secure or settle the Repurchase Agreement, as the case may be, would be stayed, avoided or otherwise limited by operation of any provision of the Bankruptcy Code, including, without limitation, Section 362(a) of the Bankruptcy Code, or by order of a court or agent in any proceeding under the United States Bankruptcy Code.
     9. In accordance with the provisions of Section 546(f) of the Bankruptcy Code, transfers by Seller to the Agent for the benefit of the Buyers, made before the commencement of a case against the Seller under the Bankruptcy Code, of cash or any Additional Purchased Loans to cure a Margin Deficit would not be avoidable under Section 547 of the Bankruptcy Code.

Ex B-2

EXHIBIT C
To Master Repurchase Agreement
FORM OF OFFICER’S CERTIFICATE WITH COMPUTATIONS
TO SHOW COMPLIANCE OR NON-COMPLIANCE WITH
CERTAIN FINANCIAL COVENANTS
OFFICER’S CERTIFICATE
AGENT: U.S. Bank National Association
SELLER: NVR MORTGAGE FINANCE, INC.
SUBJECT PERIOD:                                          ended                     , 200___
DATE:                                         , 200
     This certificate is delivered to the Agent and the Buyers under the Master Repurchase Agreement dated as of August 5, 2008 (as supplemented, amended or restated from time to time, the “Current Repurchase Agreement”), among the Seller, the Agent and the Buyers from time to time party thereto. Unless they are otherwise defined in this request, terms defined in the Current Repurchase Agreement have the same meanings here as there.
     The undersigned officer of the Seller certifies to the Agent that on the date of this certificate that:
     1. The undersigned is an incumbent officer of the Seller, holding the title stated below the undersigned’s signature below.
     2. The Seller’s Financial Statements that are attached to this certificate were prepared in accordance with GAAP (except that interim Financial Statements exclude notes to Financial Statements and statements of changes to stockholders’ equity and are subject to year-end adjustments) and (subject to the aforesaid proviso as to interim Financial Statements) present fairly the Seller’s financial condition and results of operations as of ______ for that month (the “Subject Period”) and for the year to that date.
     3. The undersigned officer of the Seller supervised a review of the Seller’s activities during the Subject Period in respect of the following matters and has determined the following:
     (a) except to the extent that a representation or warranty speaks to a specific date, the representations and warranties of the Seller in the Current Repurchase Agreement and the other Repurchase Documents are true and correct in all material respects, other than the changes, if any, described on the attached Annex A;
     (b) no event has occurred which could reasonably be expected to have a materially adverse effect on any of the Central Elements of the Seller;

Ex C-1

     (c) the Seller has complied with all of its obligations under the Repurchase Documents, other than the deviations, if any, described on the attached Annex A; (c) no Event of Default has occurred that has not been declared by the Agent in writing to have been cured or waived, and no Default has occurred that has not been cured before it became an Event of Default, other than those Events of Default and/or Defaults, if any, described on the attached Annex A; and
     (d) compliance by the Seller with the financial covenants in Sections 17.12, 17.13, 17.14 and 17.15 of the Current Repurchase Agreement is accurately calculated on the attached Annex A.

NVR MORTGAGE FINANCE, INC.

By:

Name:

Title:

Ex C-2

ANNEX A TO OFFICER’S CERTIFICATE
     1. Describe deviations from compliance with obligations, if any — clause 3(a) of attached Officer’s Certificate — if none, so state:
     2. Describe Defaults or Events of Default, if any — clause 3(c) of attached Officer’s Certificate — if none, so state:
     3. Calculate compliance with covenants in Section 17.12 through 17.15 of attached Officer’s Certificate:
     (a) Section 17.12. The Seller’s Adjusted Tangible Net Worth as of                      is $                     (the minimum under Section 17.12 is $14,000,000.)
Adjusted Tangible Net Worth

Consolidated Assets:	$

Minus Debt (excluding Qualified Subordinated Debt):	$

Minus Contingent Indebtedness:	$

Minus Intangible Assets:	$

ADJUSTED TANGIBLE NET WORTH:	$
     (b) Section 17.13. The ratio of Seller’s to Total Liabilities to Adjusted Tangible Net Worth of the Seller on a consolidated basis with its Subsidiaries, measured monthly is ___ to 1.0 (the maximum ratio under Section 17.13 is 12.5:1.00.)

Ex C-3

Leverage Ratio

Total Liabilities (excluding Qualified Subordinated Debt):	$

Adjusted Tangible Net Worth:	$

LEVERAGE RATIO:	To 1
     (c) Section 17.14. The Seller’s Pre-FAS 133 Net Income measured at the end of                      for the twelve consecutive months then ended is $                    (the minimum under Section 17.14 is $2,000,000.)
Pre-FAS 133 Net Income

Consolidated Net Income (in accordance with GAAP):	$
Plus/Minus FAS-133 Adjustment (calculated as of the end of the most recent fiscal quarter)	$
Plus/Minus Tax Adjustment	$
PRE-FAS 133 NET INCOME:	$
     (d) Section 17.15. The Seller’s liquidity (unrestricted cash, Cash Equivalents and unused portion of the Maximum Aggregate Commitment), for the month ended                     , 200___was $                     (the minimum under Section 17.15 is $7,500,000).
Liquidity

Unencumbered cash and cash equivalents:	$

Plus Unused availability against Purchased Loans (Purchase Value — Purchase Price):	$

LIQUIDITY:	$
4. Describe and give details regarding (i) notices received by Seller requesting or demanding that Seller repurchase (or pay indemnity or other compensation in respect of) Mortgage Loans previously sold or otherwise disposed of by the Seller to any Investor or other Person pursuant to any express or implied repurchase or indemnity obligation as per Section 16.5(b), and (ii) actual repurchase and indemnity payments made by Seller to any Person. (attach schedule or explanation)

Ex C-4

NVR Mortage Finance, Inc.
Pending notices received requesting repurchase
Report as of ___/___/___

			Date		NVRMF
CDS# /	Borrower	Lender	Repurchase		Funding	Current
Loan #	Name	Name	requested	Loan Amount	Date	Status

___ Loans       Total Loan Amt $

Ex C-5

EXHIBIT D
To Master Repurchase Agreement
List of Subsidiaries of the Seller as of the Effective Date

			The Seller’s
		States where qualified as a	percentage of capital stock or
Subsidiary	Place of organization	foreign organization	equity ownership
NVR Funding III, Inc.	Delaware	None	100%
NVR Settlement Services, Inc.	Pennsylvania	Delaware, Florida, Kentucky, Michigan, North Carolina, South Carolina, Virginia, West Virginia	100%

Ex D-1

EXHIBIT E
to Master Repurchase Agreement
FORM OF CORPORATION TAX TREATMENT CERTIFICATE
     Reference is hereby made to the Master Repurchase Agreement dated as of August 5, 2008 (as supplemented, amended or restated, supplemented from time to time, the “Agreement”), among NVR Mortgage Finance, Inc. (the “Seller”), U.S. Bank National Association (“U.S. Bank”), as a buyer and as Agent for the other buyers party thereto from time to time (the “ Agent”), and such other buyers (collectively with U.S. Bank, the “Buyers”). Pursuant to the provisions of Section 7 of the Agreement, the undersigned hereby certifies that:
     1. It is (one must be checked) ___a natural individual person ___treated as a corporation for U.S. federal income tax purposes ___disregarded for federal income tax purposes (in which case a copy of this Corporation Tax Treatment Certificate is attached in respect of its sole beneficial owner) ___treated as a partnership for U.S. federal income tax purposes.
     2. It is the beneficial owner of amounts received pursuant to the Agreement.
     3. It is not a bank, as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or the Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.
     4. It is not a 10-percent stockholder of the Seller within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Internal Revenue Code.
     5. It is not a controlled foreign corporation that is related to the Seller within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code.
     6. Amounts paid to it under the Repurchase Documents are not effectively connected with its conduct of a trade or business in the United States.

By:
Name:
Title:

Date:

Ex E-1

EXHIBIT F
To Master Repurchase Agreement
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Master Repurchase Agreement identified below (as amended, the “Repurchase Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Repurchase Agreement, as of the Effective Date inserted by the Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Buyer under the Repurchase Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and Swing Line Transactions included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Buyer) against any Person, whether known or unknown, arising under or in connection with the Repurchase Agreement, any other documents or instruments delivered pursuant thereto or the Transactions governed thereby or in any way based on or related to any of the foregoing, including Purchased Loans, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the undivided ownership interest in Purchased Loans and the other rights and obligations sold and assigned pursuant to clause (i) above (the undivided ownership interest in Purchased Loans and all other rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is a Buyer Affiliate of [identify Buyer]]

3.	Seller:

4.	Agent:	, as the agent and representative of the Buyers under the Repurchase Agreement

EX F-1

5. Repurchase Agreement: The Master Repurchase Agreement dated as of                      among [name of Seller], the Buyers parties thereto and [name of Agent], as Agent.
6. Assigned Interest:

Aggregate Amount of	Amount of
Commitment/Transactions	Commitment/Transactions	Percentage Assigned of
for all Buyers	Assigned	Commitment/Transactions
$	$	$
Effective Date:                      ___, 20___ [TO BE INSERTED BY THE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

EX F-2

[Consented to and] Accepted:

[NAME OF AGENT], as Agent

By:

Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By:

Title:

EX F-3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Repurchase Agreement or any other Repurchase Documents, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Repurchase Documents or any Transactions thereunder, (iii) the financial condition of the Seller, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Repurchase Documents or (iv) the performance or observance by the Seller, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Repurchase Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Buyer under the Repurchase Agreement, (ii) it satisfies the requirements, if any, specified in the Repurchase Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Buyer, (iii) from and after the Effective Date, it shall be bound by the provisions of the Repurchase Agreement as a Buyer thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Buyer thereunder, (iv) it has received a copy of the Repurchase Agreement, together with copies of the most recent financial statements referred to in Section 15.2(f) thereof or delivered pursuant to Section 16.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent, the assignor or any other Buyer, and (v) if it is a Person that is organized under the Legal Requirements of any jurisdiction other than the United States of America or any State thereof, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Repurchase Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Buyer, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Repurchase Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Repurchase Documents are required to be performed by it as a Buyer.

Ex F-4

     2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of Repurchase Price, Price Differential, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Ex F-5

SCHEDULE — AI
To Master Repurchase Agreement
APPROVED INVESTORS

Agency Conforming and
Government Loans	40 Year Mortgage Loans	Jumbo Loans
Astoria Federal Savings and Loan	Astoria Federal Savings and Loan	Astoria Federal Savings and Loan
Chase Manhattan Mortgage	Chase Manhattan Mortgage	Chase Manhattan Mortgage
Citimortgage, Inc.	Citimortgage, Inc.	Citimortgage, Inc.
Dollar Bank FSB	Dollar Bank FSB	Dollar Bank FSB
JPMorgan Chase	JPMorgan Chase	JPMorgan Chase
Sun Trust Bank	Sun Trust Bank	Sun Trust Bank
Wells Fargo	Wells Fargo	Wells Fargo
U.S. Bank Home Mortgage	U.S. Bank Home Mortgage	U.S. Bank Home Mortgage
Countrywide Home Loans, Inc.	Countrywide Home Loans, Inc.	Countrywide Home Loans, Inc.
GMAC-RFC	GMAC-RFC	GMAC-RFC
Greenwich Capital	Greenwich Capital	Greenwich Capital
Taylor, Bean, & Whitaker	Taylor, Bean, & Whitaker	Taylor, Bean, & Whitaker
Fannie Mae (FNMA)	Fannie Mae (FNMA)
Freddie Mac (FHLMC)	Freddie Mac (FHLMC)
Ginnie Mae (GNMA)	Ginnie Mae (GNMA)
Housing Opportunities Commission	Housing Opportunities Commission
Maryland Community Development	Maryland Community Development
Michigan Housing Finance	Michigan Housing Finance
New Jersey Housing Finance	New Jersey Housing Finance
North Carolina Housing Finance	North Carolina Housing Finance
Pennsylvania Housing Finance	Pennsylvania Housing Finance
South Carolina Housing Finance	South Carolina Housing Finance
State of New York Mortgage Agency	State of New York Mortgage Agency
Tennessee Housing Finance	Tennessee Housing Finance
Virginia Housing Finance	Virginia Housing Finance
West Virginia Housing Finance	West Virginia Housing Finance
All additional state funded bond programs	All additional state funded bond programs

AI-1

SCHEDULE AR
To Master Repurchase Agreement
Schedule AR
NVR Mortgage Finance, Inc.
Authorized Seller Representatives
PERSONNEL AUTHORIZED TO SIGN (A) CORPORATE ASSIGNMENTS, (B) INSTRUMENTS, (C) COLLATERAL CERTIFICATES, REPORTS, AND DIRECTIONS AS TO THE SHIPMENT OF COLLATERAL TO INVESTORS, OR (D) OTHER DOCUMENTS IN CONNECTION WITH THE PURCHASED LOANS UNDER THE MASTER REPURCHASE AGREEMENT:

Name	Title
William J. Inman	President
Dennis M. Seremet	Chief Financial Officer and Senior Vice President
Robert W. Henley	Controller and Vice President
Chuck Kyle	VP of Servicing
Greg Sarver	Manager
Mary Jo Babish	Supervisor
Mary Estock	Director of Trading
James R. Forsyth	Assistant Treasurer
Laura N. Broderdorf	Cash Manager
PERSONNEL AUTHORIZED TO PROVIDE TELEPHONIC NOTICE TO THE AGENT REQUESTING TRANSACTIONS AND REPURCHASES UNDER THE MASTER REPURCHASE AGREEMENT AND PERSONNEL AUTHORIZED TO SIGN AND SUBMIT WRITTEN CONFIRMATION OF PURCHASE TRANSACTIONS AND RELATED REPURCHASES AND PURCHASE PRICE DECREASES UNDER THE MASTER REPURCHASE AGREEMENT:

Name	Title
William J. Inman	President
Dennis M. Seremet	Chief Financial Officer and Senior Vice President
Robert W. Henley	Controller and Vice President
Darrell A. Carlisle	Vice President — Tax
James R. Forsyth	Assistant Treasurer
Laura N. Broderdorf	Cash Manager
     The above listed Persons are Authorized Seller Representatives, as defined in the Master Repurchase Agreement dated as of August 5, 2008 (as supplemented, amended or restated from time to time, the “Current Repurchase Agreement”) among NVR Mortgage Finance, Inc. (the “Seller”), U.S. Bank National Association (“U.S. Bank”) as a buyer and as agent and representative of the other buyers party thereto (in that capacity, U.S. Bank is referred to as the “Agent”) and the other buyers party thereto (together with U.S. Bank, the “Buyers”) as of the effective date of this list stated above. The Buyers and the Agent, as well as the Custodian under the Custody Agreement dated August 5, 2008 among the Seller, the Agent and U.S. Bank, as documents custodian (the “Custodian”) shall be entitled to rely on this list until it is superseded by a newer list signed and furnished by the Seller to the Agent and the Custodian.

AR-1

SCHEDULE BC
To Master Repurchase Agreement
The Buyers’ Committed Sums
(in dollars)

Buyer	Committed Sum
U.S. Bank National Association	$55,000,000
Bank of America, N.A.	$30,000,000
Comerica Bank	$25,000,000

Maximum Aggregate Commitment	$110,000,000

BC-1

SCHEDULE BP
To Master Repurchase Agreement
LIST OF BASIC PAPERS
     The following are the Basic Papers for Purchased Loans:
     (a) the original Mortgage Note, bearing all intervening endorsements to negotiate it from the original payee named therein to the Seller and endorsed by the Seller as follows:
Pay To The Order Of
Without Recourse

[SELLER’S NAME]
[signature]
[name, title]
     (b) the recorded original or a Certified Copy of the power of attorney for each maker of the Mortgage Note who (if any) did not personally execute the Mortgage Note and for whom the Mortgage Note was executed by an attorney-in-fact;
     (c) the recorded original or a Certified Copy of the Mortgage securing such Mortgage Note;
     (d) originals or Certified Copies of all intervening assignments (if any) reflecting a complete chain of assignment of such Mortgage from the original mortgagee to the Seller; provided that intervening assignments are not required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System; and
     (e) the signed original of a Mortgage Assignment assigning the Mortgage in blank in a form that is complete so as to be recordable in the jurisdiction where the Mortgaged Premises are located without the need for completion of any blanks or supplying of any other information; provided that no Mortgage Assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System with U.S. Bank as Interim Funder.

BP-1

SCHEDULE DQ
To Master Repurchase Agreement
DISQUALIFIERS
     “Disqualifier” means any of the following events; after the occurrence of any Disqualifier, unless the Agent shall have waived it, or declared it cured, in writing, the Market Value of the affected Purchased Loan shall be deemed to be zero, and the Agent shall be deemed to have marked such Purchased Loan to market:
     1. Any event occurs, or is discovered to have occurred, after which the affected Purchased Loan fails to satisfy any element of the definition of “Eligible Loan” as set forth in this Agreement.
     2. In respect of any Purchased Loan, for any reason whatsoever any of the Seller’s special representations concerning Purchased Loans set forth in Section 15.3 applicable to that type of Purchased Loan shall become untrue, or shall be discovered to be untrue, in any respect that is material to the value or collectability of that Purchased Loan, considered either by itself or together with other Purchased Loans.
     3. Any Purchased Loan shall become In Default.
     4. Four (4) Business Days shall have elapsed after the Purchase Date upon which a Wet Loan has been sold to the Buyers without all of the Wet Loan’s Basic Papers having been received by the Custodian.
     5. For any Purchased Loan, any Basic Paper shall have been sent to the Seller or its designee for correction, collection or other action and shall not have been returned to the Custodian on or before ten (10) Business Days after it was so sent to the Seller.
     6. Any Purchased Loan shall be assumed by (or otherwise become the liability) of, or the real property securing it shall become owned by, any corporation, partnership or any other entity that is not a natural person or a trust for natural persons unless payment in full of such Purchased Loan is guaranteed by a natural person. The Agent, the Buyers and Custodian may rely on the Seller’s representation and warranty that no Purchased Loans have been so assumed by (or otherwise become the liability of) such a Person except as otherwise specified by written notice(s) to the Custodian.
     8. Any Purchased Loan shall be assumed by (or otherwise become the liability of), or the real property securing it shall become owned by, an Affiliate of the Seller or any of the Seller’s or its Affiliates’ directors, managers, members or officers. The Agent, the Buyers and Custodian may rely on the Seller’s representation and warranty that no Purchased Loans have been so assumed by (or otherwise become the liability of) such a Person except as otherwise specified by written notice(s) to the Custodian.

DQ-1

     9. Any Purchased Loan shipped to an Approved Investor shall not be paid for or returned to the Custodian or the Agent (whichever shipped it) on or before forty-five (45) days after it is shipped.
     10. More than 90 days shall have elapsed since the Purchase Date of a Purchased Loan.
     11. Any Purchased Loan that is shipped to the Seller for correction of one or more Basic Papers when the Purchase Value of all Purchased Loans so shipped to the Seller exceeds $2,000,000.
     12. Any Purchased Loan is listed on a Custodian’s Exception Report and the Agent has not exercised its discretion to exclude such Purchased Loan from this list of Disqualifiers under Section 22.5(a) (for avoidance of doubt, this means a Purchased Loan is subject to discrepancies, inconsistencies or has documents that are incomplete).

DQ-2

SCHEDULE EL
To Master Repurchase Agreement
ELIGIBLE LOANS
     “Eligible Loans” means Single-family Loans that are amortizing Conforming Mortgage Loans with original terms to stated maturities of thirty (30) years or less (except for Agency-eligible Forty Year Loans) and that satisfy all applicable requirements of this Agreement for Conforming Mortgage Loans, and shall also mean Single-family Loans that are Agency-eligible Forty Year Loans and Jumbo Mortgage Loans, that otherwise meet all criteria for Eligible Loans set forth on this Schedule EL and are not subject to a Disqualifier. Each Mortgage Loan must be secured by a first priority Lien on its related Mortgaged Premises. It may bear interest at a fixed interest rate, at a fluctuating interest rate or at a fixed or fluctuating interest rate for part of its term followed, respectively, by a fluctuating or fixed interest rate for the remainder of its term. No Mortgage Loan shall be an Eligible Loan at any time:
     (1) If the Mortgaged Premises securing it is a mobile home, manufactured housing, or cooperative housing unit.
     (2) That contains or is otherwise subject to any contractual restriction or prohibition on the free transferability of such Mortgage Loan, all Liens securing it and all related rights (other than Legal Requirements requiring notification to its obligor(s) of any transfer of it or of its servicing or administration), either absolutely or as security.
     (3) If any of its owners-mortgagors is a corporation, partnership or any other entity that is not a natural person or a trust for natural persons unless its full payment when due is guaranteed by a natural person.
     (4) If any of its owner-mortgagors is an Affiliate of the Seller or any of the Seller’s or any such Affiliate’s directors, members, or appointed officers.
     (5) Whose related Mortgaged Premises are not covered by a Hazard Insurance Policy.
     (6) That is a construction, rehabilitation or commercial loan. The Agent, Buyers and Custodian may rely on the Seller’s representation and warranty that no Purchased Loan is such a loan.
     (7) In the case of a Jumbo Mortgage Loan, (i) has a loan to value ratio greater than 90%, (ii) has a FICO score less than 680, or (iii) is not eligible for purchase by two Approved Investors with short-term unsecured obligations rated not lower than A-1/P-1
     (8) That was originated more than thirty (30) days before its Purchase Date.
     (9) That is In Default or ever was In Default.

     (10) That contains any term or condition such that the repayment schedule results in the outstanding principal balance increasing over time, rather than amortizing, whether or not such Mortgage Loan is deemed to be an “option ARM”, “negative amortization” or “graduated payment” loan. The Agent, the Buyers and the Custodian may rely on the Seller’s representation and warranty that any Mortgage Loan duly sold to the Buyers amortizes over time.
     (11) In connection with the origination of which a policy of single-premium life insurance on the life of a mortgagor, borrower or guarantor was purchased.
     (12) That (i) is subject to the special Truth-in-Lending disclosure requirements imposed by Section 32 of Regulation Z of the Federal Reserve Board (12 C.F.R. § 226.32) or any similar state or local Law relating to high interest rate credit or lending transactions or (ii) contains any term or condition, or involves any loan origination practice, that (1) has been defined as “high cost”, “high risk”, “predatory”, “covered”, “threshold” or a similar term under any such applicable federal, state or local law, (2) has been expressly categorized as an “unfair” or “deceptive” term, condition or practice in any such applicable federal, state or local law (or the regulations promulgated thereunder) or (3) by the terms of such Law exposes assignees of Mortgage Loans to possible civil or criminal liability or damages or exposes any Buyer or the Agent to regulatory action or enforcement proceedings, penalties or other sanctions. The Agent, Buyers and Custodian may rely on the Seller’s representation and warranty that no Purchased Loan is such a loan.
     (13) That the Seller or any Affiliate has previously warehoused with any other Person, whether under a lending arrangement or an arrangement involving a sale in contemplation of a subsequent further sale to (or securitization by) a secondary mortgage market purchaser, whether with or without the Seller’s having any conditional repurchase or other recourse obligation, and that was rejected or became ineligible or disqualified to be lent against or purchased and held by such other Person; provided that this provision shall not be construed or applied to disqualify a Purchased Loan simply because it was purchased by the Seller out of a pool of Serviced Loans or from a whole loan investor for whose Mortgage Loans the Seller is a Servicer pursuant to the Seller’s (or an Affiliate’s) obligation or election as Servicer to do so. The Agent, Buyers and Custodian may rely on the Seller’s representation and warranty that no Purchased Loan is such a loan.
     (14) That the Seller or any Affiliate sold and transferred, or attempted to sell and transfer, to any other Person.
     (15) That has a loan to value ratio greater than eighty percent (80%) unless such Mortgage Loan is guaranteed by VA or is insured by FHA or private mortgage insurance provided by a provider acceptable to the Agent (the Agent, Buyers and the Custodian may rely on the Seller’s representation and warranty in Section 15.3(n) as to whether this condition is satisfied for any such Purchased Loan).
     (16) As to which any Disqualifier exists.

     (17) Unless all of the Seller’s right, title and interest in and to the Purchased Loan is subject to a first priority perfected security interest in favor of the Agent for the benefit of the Buyers subject to no other liens, security interests, charges or encumbrances other than the Seller’s right to repurchase the Purchased Loan hereunder.
     (18) Unless all the representations and warranties set forth in this Agreement, including, without limitation, Section 15.3 and Schedule 15.4 are true and correct with respect to such Purchased Loan at all times on and after the related Purchase Date.

SCHEDULE 15.2(f)
To Master Repurchase Agreement
MATERIAL ADVERSE CHANGES AND CONTINGENT LIABILITIES
     1. Material adverse changes and material unrealized losses since the Statement Date, as referred to in Section 15.2(f): None
     2. Contingent liabilities as of the Effective Date, as referred to in Section 15.2(f): None

15.2(f)-1

SCHEDULE 15.2(g)
To Master Repurchase Agreement
PENDING LITIGATION
     None

15.2(g)-1

SCHEDULE 15.2(o)
To Master Repurchase Agreement
EXISTING LIENS
     None

15.2(o)-1

SCHEDULE 15.2(t)
To Master Repurchase Agreement
MATERIAL TRANSACTIONS WITH AFFILIATES
     1. Unwritten Agreement with NVR Settlement Services, Inc. for payment by the Seller of expenses of NVR Settlement Services, Inc. in an aggregate amount not to exceed $50,000 per month.
     2. Tax Allocation Agreement
     3. NVR Funding III Note
     4. Parent Subordinated Note
In addition to the matters set forth above, the Seller also: (1) finances Mortgage Loans, the proceeds of which are used to purchase homes from the Parent and (2) closes Mortgage Loans through NVR Settlement Services, Inc.

15.2(t)-1

Schedule 15.3
To Master Repurchase Agreement
Special representations and warranties with respect to each Purchased Loan
     As of the related Purchase Date, for each Purchased Loan the Seller makes the following representations and warranties:
     (a) The information with respect to each Purchased Loan set forth in the related Mortgage Loan Transmission File is true and correct as of the date specified in all material respects.
     (b) The Seller is the sole legal and equitable owner (except in the case of MERS Designated Loans, as to which MERS, as nominee for the Seller and its successors and assigns, is the record owner), free and clear of all Liens other than Permitted Encumbrances, of all Mortgage Loans to be sold to the Buyers by the Seller pursuant to this Agreement and has full right to sell such Mortgage Loans to the Buyers.
     (c) All Purchased Loans, including Wet Loans, have been duly authorized and validly created.
     (d) Each of the Purchased Loans sold to the Buyers by the Seller complies with all of the requirements of this Agreement and the Custody Agreement and is genuine and what it purports to be.
     (e) All information concerning each item or grouping of Purchased Loans listed in any Loan Schedule or in a Mortgage Loan Transmission File sent to the Agent or the Custodian was, is and/or shall be (as applicable) true and complete in all material respects as of the date of such Loan Schedule or Mortgage Loan Transmission File.
     (f) The Seller has complied and will continue to comply in all material respects with all Legal Requirements relating to each Purchased Loan.
     (g) Each Mortgage Note and Mortgage related to a Purchased Loan, including Wet Loans, has been duly (i) endorsed or assigned to the Seller and (ii) endorsed or assigned by the Seller in blank (assignment of the Mortgage in blank is not required when MERS is designated in the Mortgage as the original mortgagee or the nominee of the original mortgagee, its successors and assigns) and delivered (or in the case of Wet Loans are in the process of being delivered) to the Custodian.
     (h) All Basic Papers for each Purchased Loan (except Wet Loans) will be transmitted to the Custodian with the Request/Confirmation with which it is submitted for purchase.
     (i) Each assignment to the Agent of the Lien securing any Purchased Loan will be in proper and sufficient form for recording in the appropriate government office in the U.S. jurisdiction where the related Mortgaged Premises are located (no such

15.3-1

assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System).
     (j) The Seller has and will continue to have the full right, power and authority to sell the Purchased Loans to the Buyers, and the Purchased Loans sold and to be sold to the Buyers by the Seller under this Agreement or pursuant to it may be further sold, resold, assigned and reassigned to any Person or Persons without any requirement for the further consent of the Seller or the consent of any other party to any of the Loan Papers or obligated in respect of the Purchased Loans.
     (k) The Seller will maintain the Lien on the real estate described in, or referred to as covered by, each Purchased Loan as a Lien having the priority represented by the Seller to the Agent or the Custodian, subject only to the Permitted Encumbrances, until that Purchased Loan shall have been repurchased by the Seller.
     (l) Each Purchased Loan is covered by an ALTA mortgage title insurance policy or such other form of title insurance as is acceptable to Fannie Mae or Freddie Mac, issued by and constituting the valid and binding obligation of a title insurer that is generally acceptable to prudent mortgage lenders who regularly originate or purchase Mortgage Loans comparable to the Purchased Loans that are for sale to prudent investors in the secondary market in which investors invest in Mortgage Loans such as the Purchased Loan insuring the Seller, its successors and assigns, as to the first priority (or, in the case of a second lien Loan, second priority) of the Lien of the Mortgage on the related Mortgaged Premises, in an amount equal to the original principal amount of such Purchased Loan. The Seller is the sole named insured of such mortgage title insurance policy, the assignment to the Agent of the Seller’s interest in such policy does not require the consent of or notice to the insurer (or such consent has been obtained or notice given), and such policy is and will be in full force and effect and inure to the benefit of the Agent as and when such Purchased Loan is sold to the Buyers. No claims have been made under such policy and no prior holder of the Purchased Loan, including the Seller, has done, by act or omission, anything that would impair the coverage of such policy.
     (m) The Mortgaged Premises securing each Purchased Loan are capable of being lawfully occupied under applicable Laws, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of such Mortgaged Premises and, with respect to the use and occupancy of the same, including certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate Governmental Authority.
     (n) Each Purchased Loan that has a Loan-to-Value Ratio greater than eighty percent (80%) is either guaranteed by VA or insured by FHA or private mortgage insurance provided by an insurer approved by the Agent.
     (o) The Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Premises or the Customer in respect of any Purchased Loan (other than the Customer’s credit standing) that can reasonably be expected to cause private institutional investors that regularly invest in Mortgage Loans

15.3-2

similar to such Purchased Loan to regard such Purchased Loan as an unacceptable investment or adversely affect the value or marketability of such Purchased Loan to other similar institutional investors.
     (p) Each Purchased Loan’s Mortgage contains an enforceable provision for acceleration of the maturity of the unpaid principal balance thereof in the event that the Mortgaged Premises are sold or transferred without the prior written consent of the holder thereof.
     (q) No Purchased Loan is a graduated payment Mortgage Loan or has a shared appreciation or other contingent interest feature.
     (r) All interest rate adjustments, if any, in respect of each Purchased Loan have been made in strict compliance with applicable Law and the terms of the related Mortgage Note, and any interest required to be paid pursuant to applicable Law has been properly paid and credited.
     (s) No Customer in respect of any Purchased Loan has notified the Seller, and the Seller has no knowledge, of any relief requested by or allowed to such Customer under the Servicemembers’ Civil Relief Act of 2003.
     (t) The Seller used no selection procedures that identified the Eligible Loans relating to a Transaction as being less desirable or valuable than other comparable assets in Seller’s portfolio on the related Purchase Date, and no Purchased Loan was selected for inclusion in a Transaction on any basis that was intended to have a material adverse effect on the Buyers or the Agent.
     (u) No Purchased Loan is subject to a bankruptcy plan.
     (v) Each Purchased Loan is a “qualified mortgage” within the meaning of §860G(a)(3) of the Internal Revenue Code.
     (w) All Purchased Loans and all related papers included in the Purchased Loans:
     (1) were originated by the Seller, a duly licensed mortgage lender in the ordinary course of its business;
     (2) have been made in compliance with all applicable requirements of the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the federal Truth-In-Lending Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, related statutes and regulations and all applicable Legal Requirements under usury, truth-in-lending, equal credit opportunity and all other Laws, and the continued compliance of the Purchased Loans is not affected by their sale to the Buyers;
     (3) are the legal, valid and binding obligations of the respective Customers who entered into them and are and will continue to be valid and

15.3-3

enforceable in accordance with their terms, without any claim, right of rescission, counterclaim, defense or offset, including any claim or defense of usury, except as such enforceability may be limited by bankruptcy and other laws affecting the rights of creditors generally and by principles of equity, excepting rights that, by applicable law, cannot be waived, and neither the operation of any of their respective contract terms nor the exercise of any right thereunder will render any of them partly or wholly unenforceable or subject to any such claim, right of rescission, counterclaim, defense or offset, and no such claim, right of rescission, counterclaim, defense or setoff has been asserted;
     (4) have not been modified or amended and none of their requirements has been waived, except as expressly and completely reflected in the applicable Loan Papers furnished to the Custodian;
     (5) have fair market values equal to or greater than the Purchase Price respectively attributed or allocated to them under this Agreement on the Purchase Date;
     (6) comply and will continue to comply with the terms of this Agreement and the Custody Agreement;
     (7) were not originated in, and are not subject to the laws of, any jurisdiction whose laws (i) make unlawful their sale to the Buyers pursuant to this Agreement, or (ii) render the Purchased Loans unenforceable;
     (8) are in full force and effect and have not been satisfied or subordinated in whole or in part or rescinded, and the residential real property securing each Purchased Loan has not been partially or completely released from the Lien of such Purchased Loan;
     (9) evidence and are each secured by a valid first Lien in favor of the Seller on real property securing the amount owed by the Customer(s) under the related Mortgage, subject only to Permitted Encumbrances;
     (10) are each executed in full accordance with all requirements of the applicable Laws of the jurisdiction in which the related Mortgaged Premises are located, with the Mortgage for each being (i) duly acknowledged and sealed by such official and in such manner and form as to be both recordable and effective under such Laws to give such constructive notice to all Persons as shall be necessary to establish and continue the Lien of such Mortgage with the priority that the Seller represents it has to the Agent and (ii) so recorded, and with the Mortgage Note, Mortgage and all related papers executed with the genuine original signature(s) of the Customer(s) obligated on such Purchased Loan, and all parties to each such Purchased Loan had full legal capacity to execute it;
     (11) are secured by Single-family residential property;

15.3-4

     (12) are the subject of a Current Appraisal or a Current Broker’s Price Opinion of which the Seller has possession and will make available to the Custodian on request, and the Seller has in its possession and will make available to the Custodian on request evidence of such value and how it was determined;
     (13) are not subject to the Home Ownership and Equity Protection Act of 1994;
     (x) As to each Purchased Loan and its Loan Papers:
     (1) the Loan Papers contain customary and enforceable provisions so as to render the rights and remedies of their holder adequate for the realization against the Purchased Loan of the benefits of the security intended to be provided by it;
     (2) there is only one original executed Mortgage Note, and, except in the case of Wet Loans, that original has been delivered to the Custodian;
     (3) none of its makers or mortgagors is an Affiliate of the Seller or any of its or its Subsidiaries’ directors or officers;
     (4) does not contain any term or condition such that the repayment schedule results in the outstanding principal balance increasing over time, rather than amortizing, whether or not such Purchased Loan is deemed to be an “option ARM”, “negative amortization” or “graduated payment” loan. The Agent and the Custodian may rely on the Seller’s representation and warranty that any Purchased Loan amortizes over time.
     (y) Each Mortgage is a Lien on the premises and property described in it having the priority represented to the Agent, and the description of the Mortgaged Premises in each Mortgage is legally adequate and each Purchased Loan, other than a HELOC, has been fully advanced in its face amount.
     (z) No default, and no event that with notice or lapse of time or both would become a default, has occurred and is continuing in respect of any Purchased Loan except as to which the Seller has given notice to the Agent (by reporting Purchased Loans that are delinquent Mortgage Loans), and if any such default or event has occurred, it has not continued for more than thirty (30) days, reckoned and counted from the most recent month end, and the Seller will promptly notify the Agent of any such Purchased Loan that is in default for a longer period of time.
     (aa) The Mortgaged Premises in each Mortgage is insured by a fire and extended perils insurance policy and such other hazards as are customary in the area where the Mortgaged Property is located or customary under Seller’s servicing procedures and the amount of the insurance is in the amount of the full insurable value of the Mortgaged Property on a replacement cost basis or the unpaid balance of the Mortgage Loans, whichever is less. If the Mortgaged Property is in an area identified by any federal governmental authority as having special flood hazards, and flood insurance

15.3-5

is available, a flood insurance policy meeting the current guidelines of the Federal Insurance Administration is in effect. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgage clause naming the originator and its successors and assigns (including subsequent owners of the Mortgage Loan), as mortgagee
     (bb) Each Purchased Loan is covered by an Investor Commitment.
* * * * * * * *
     As used in the this Schedule 15.3, the following terms have the following meanings:
     “Appraisal” means an appraisal by a licensed appraiser selected in accordance with Agency guidelines and not identified to the Seller as an unacceptable appraiser by an Agency, and who is recognized and experienced in estimating the value of property of that same type in the community where it is located, and who, unless approved by the Agent on a case-by-case basis, is not a member, manager, director, officer or employee of the Seller or any Affiliate of the Seller, or related as a parent, sibling, child or first cousin to any of the Seller’s or any such Affiliate’s respective directors or officers or any of their spouses, a signed copy of the written report of which appraisal is in the possession of the Seller or the applicable Servicer.
     “Broker’s Price Opinion” means the written opinion of the value of a tract or parcel of Single-family residential real property securing a Mortgage Loan, issued by a real estate broker duly licensed as such by the jurisdiction in which the subject property is located that is reasonably acceptable to the Agent and that is not an Affiliate of the Seller or a director, member, manager, officer or employee of the Seller or any of its Affiliates, selected reasonably and in good faith by the Seller.
     “Current Appraisal” means an Appraisal dated no earlier than ninety (90) days (or such longer period, if any, as the Agent shall approve) before the relevant Determination Date.
     “Current Broker’s Price Opinion” means a Broker’s Price Opinion dated no earlier than ninety (90) days (or such longer period, if any, as the Agent shall approve) before the relevant Determination Date.

15.3-6

SCHEDULE 16.1
To Master Repurchase Agreement
Sample Forward Delivery Report

Settle Dt	Trade Amt	Coupon Rt	Trade Desc	Trade Dt	Price	Inv Company	Principal

16.1-1

SCHEDULE 17.2
To Master Repurchase Agreement
EXISTING INDEBTEDNESS
1.	NVR Funding III Note

2.	Parent Subordinated Note

17.2-1

SCHEDULE 23
Master Repurchase Agreement
Buyers’ Addresses for Notice
As of August 5, 2008
Paula Laesch
Bank of America
901 Main Street
TX1-492-64-01
Dallas, TX 75202
Tel:     (214) 209-9011
Fax:     (214) 209-0604
paula.k.laesch@bankofamerica.com
Robert Marr
Comerica Bank
One Detroit Center
500 Woodward Ave.
Detroit, MI 48226
Tel:     (313) 222-4119
Fax:     (313) 222-9295
rwmarr@comerica.com
Kathleen Connor
U.S. Bank National Association
Mortgage Banking Services
800 Nicollet Mall 3rd Floor
Minneapolis, MN 55402-7020
Tel:     (413)-464-9052
kathleen.connor@usbank.com
Company Contacts